
                                                                                 Registration No. 33-51807

==========================================================================================================

                                   SECURITIES AND EXCHANGE COMMISSION
                                         Washington, D.C.  20549
                                      -----------------------------

                                             AMENDMENT NO. 1
                                                   To

                                                FORM S-4
                                         REGISTRATION STATEMENT
                                                  Under
                                       THE SECURITIES ACT OF 1933
                                      -----------------------------
                                       BOATMEN'S BANCSHARES, INC.
                         (Exact name of registrant as specified in its charter)

                MISSOURI                            6712                         43-0672260
      (State or other jurisdiction of    (Primary Standard Industrial            (IRS Employer
      incorporation or organization)      Classification Code Number)       Identification Number)

                                           One Boatmen's Plaza
                                            800 Market Street
                                       St. Louis, Missouri  63101
                                             (314) 466-6000
         (Address, including zip code and telephone number, including area code, of Registrant's principal executive offices)
                                      -----------------------------
                                            PHILIP N. McCARTY
                                   Senior Vice President and Secretary
                                       Boatmen's Bancshares, Inc.
                                           One Boatmen's Plaza
                                            800 Market Street
                                       St. Louis, Missouri  63101
                                             (314) 466-7720
             (Name, address, including zip code, and telephone number, including area code, of agent for service)
                                      -----------------------------
                                               Copies to:
                         John M. Drescher, Jr., Esq.       Donald A. Kihle, Esq.
                         Lewis, Rice & Fingersh            Huffman Arrington Kihle Gaberino & Dunn
                         500 N. Broadway                   100 W. Fifth St., Suite 1000
                         St. Louis, Missouri  63102        Tulsa, Oklahoma 74103-4219
                         (314) 444-7600                    (918) 585-8141

                                      -----------------------------

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR
DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT
SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS
REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH
SECTION 8(a) OF THE SECURITIES ACT OF 1933, OR UNTIL THE REGISTRATION
STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING
PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.
==========================================================================================================


                                        BOATMEN'S BANCSHARES, INC.
                                   CROSS REFERENCE SHEET TO PROSPECTUS

                        FORM S-4 HEADING                      PROSPECTUS LOCATION
- ----------------------------------------------------------------------------------------------------------
 1.  Forepart of Registration Statement and
       Outside Front Cover Page of Prospectus . . .   Forepart of Registration Statement and Outside
                                                      Front Cover Page of Prospectus

 2.  Inside Front and Outside Back Cover Pages of
       Prospectus . . . . . . . . . . . . . . . . .   Inside Front and Outside Back Cover Pages of
                                                      Prospectus; Table of Contents

 3.  Risk Factors, Ratio of Earnings to Fixed
       Charges and Other Information. . . . . . . .   Summary Information

 4.  Terms of the Transaction . . . . . . . . . . .   Summary Information; The Merger; Description of
                                                      Boatmen's Capital Stock; Comparison of Shareholder
                                                      Rights; Certain Provisions of the Merger Agreement

 5.  Pro Forma Financial Information. . . . . . . .   Pro Forma Financial Data

 6.  Material Contacts with the Company Being
       Acquired . . . . . . . . . . . . . . . . . .   Summary Information; The Merger; Certain
                                                      Provisions of the Merger Agreement

 7.  Additional Information Required for
       Reoffering by Persons and Parties
       Deemed to Be Underwriters. . . . . . . . . .   *

 8.  Interests of Named Experts and Counsel . . . .   The Merger; Legal Opinion; Experts

 9.  Disclosure of Commission Position on
       Indemnification for Securities Act
       Liabilities. . . . . . . . . . . . . . . . .   *

10.  Information with Respect to S-3 Registrants. .   Incorporation of Certain Documents by Reference;
                                                      The Merger

11.  Incorporation of Certain Information
       by Reference . . . . . . . . . . . . . . . .   Incorporation of Certain Documents by Reference

12.  Information with Respect to S-2 or S-3
       Registrants. . . . . . . . . . . . . . . . .   *

13.  Incorporation of Certain Information
       by Reference . . . . . . . . . . . . . . . .   *

- ---------------------------------
*Indicates item not applicable




                        FORM S-4 HEADING                      PROSPECTUS LOCATION
- ----------------------------------------------------------------------------------------------------------

14.  Information with Respect to Registrants
       Other than S-3 or S-2 Registrants. . . . . .   *

15.  Information with Respect to S-3 Companies. . .   *

16.  Information with Respect to S-2 or S-3
       Companies. . . . . . . . . . . . . . . . . .   *

17.  Information with Respect to Companies Other
       than S-3 or S-2 Companies. . . . . . . . . .   Summary Information; The Merger; Information About
                                                      Woodland; Financial Statements of Woodland

18.  Information if Proxies, Consents or
       Authorizations are to be Solicited . . . . .   Incorporation of Certain Documents By Reference;
                                                      Summary Information; The Special Meeting; The
                                                      Merger; Shareholder Proposals

19.  Information if Proxies, Consents or
       Authorizations are not to be Solicited
       or in an Exchange Offer. . . . . . . . . . .   *

- ---------------------------------
*Indicates item not applicable

                              BOATMEN'S BANCSHARES, INC.

                                      PROSPECTUS
                                ----------------------
                                WOODLAND BANCORP, INC.
                                    PROXY STATEMENT

      This Prospectus/Proxy Statement ("Prospectus/Proxy Statement") is being furnished to shareholders of Woodland Bancorp, Inc. ("Woodland") in connection with the solicitation of proxies by the Board of Directors of Woodland for use at a Special Meeting of Shareholders (including any adjournments or postponements thereof) to be held at 10:00 a.m., local time, on March 11, 1994, at the offices of Woodland Bank at 6701 South Memorial, Tulsa, Oklahoma 74133. This Prospectus/Proxy Statement relates to the proposed merger (the "Merger") of Woodland into Boatmen's Oklahoma, Inc. ("Boatmen's-Oklahoma"), a wholly owned subsidiary of Boatmen's Bancshares, Inc. ("Boatmen's"), pursuant to the Agreement and Plan of Merger dated November 6, 1993 among Woodland, Boatmen's and Boatmen's-Oklahoma.

      This Prospectus/Proxy Statement also constitutes a prospectus of Boatmen's with respect to up to 411,721 shares of common stock of Boatmen's issuable in the Merger to holders of common stock of Woodland.

      Upon consummation of the Merger, each issued and outstanding share of common stock of Woodland (other than shares held by any shareholder properly exercising appraisal rights) would be converted into the right to receive 1.08 shares of common stock of Boatmen's, plus cash in lieu of fractional shares.


      This Prospectus/Proxy Statement and the accompanying form of proxy are first being mailed to shareholders of Woodland on or about February 7, 1994.


        THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY
           THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE
        SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE
        COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON
       THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS/PROXY STATEMENT.
        ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
                   ------------------------------------

       THE SHARES OF BOATMEN'S COMMON STOCK OFFERED HEREBY ARE NOT
         SAVINGS ACCOUNTS, DEPOSITS OR OTHER OBLIGATIONS OF ANY
         BANK OR SAVINGS ASSOCIATION AND ARE NOT INSURED BY THE
       FEDERAL DEPOSIT INSURANCE CORPORATION, THE BANK INSURANCE
                 FUND OR ANY OTHER GOVERNMENTAL AGENCY.
                   -----------------------------------


   THE DATE OF THIS PROSPECTUS/PROXY STATEMENT IS FEBRUARY 4, 1994

                                        TABLE OF CONTENTS
                                                                                              PAGE
                                                                                              ----
AVAILABLE INFORMATION . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  1

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE . . . . . . . . . . . . . . . . . . . . . . . .  1

SUMMARY INFORMATION . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  3
      Introduction. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  3
      The Parties . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  3
      The Special Meeting . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  3
      The Merger. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  4
      Management and Operations After the Merger. . . . . . . . . . . . . . . . . . . . . . . .  8
      Comparison of Shareholder Rights. . . . . . . . . . . . . . . . . . . . . . . . . . . . .  8
      Comparative Stock Prices. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  9
      Selected Comparative Per Share Data . . . . . . . . . . . . . . . . . . . . . . . . . . . 10
      Selected Financial Data . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 11
      Recent Financial Data . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 14

THE SPECIAL MEETING . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 16
      Date, Time and Place. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 16
      Matters to be Considered at the Special Meeting . . . . . . . . . . . . . . . . . . . . . 16
      Record Date; Vote Required. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 16
      Voting and Revocation of Proxies. . . . . . . . . . . . . . . . . . . . . . . . . . . . . 16
      Solicitation of Proxies . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 17

THE MERGER. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 17
      Boatmen's Bancshares, Inc.. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 17
      Woodland Bancorp, Inc.. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 18
      Background of the Merger. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 18
      Reasons of Woodland for the Merger; Recommendation of Woodland Board of Directors . . . . 19
      Conversion Ratio. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 20
      Form of the Merger. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 20
      Conduct of Business Pending the Merger; Dividends . . . . . . . . . . . . . . . . . . . . 20
      Certain Conditions to Consummation of the Merger; Regulatory Approvals. . . . . . . . . . 21
      Stock Price Termination Right . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 21
      Interests of Certain Persons in the Merger. . . . . . . . . . . . . . . . . . . . . . . . 22
      Effective Time. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 22
      Appraisal Rights. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 22
      Exchange of Stock Certificates; Fractional Shares . . . . . . . . . . . . . . . . . . . . 24
      Federal Income Tax Consequences . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 25
      Accounting Treatment. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 25
      Management and Operations After the Merger. . . . . . . . . . . . . . . . . . . . . . . . 25
      Resale of Boatmen's Common. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 26

PRO FORMA FINANCIAL DATA. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 26

                                    i

                                                                                              PAGE
                                                                                              ----
DESCRIPTION OF BOATMEN'S CAPITAL STOCK. . . . . . . . . . . . . . . . . . . . . . . . . . . . . 29
      Boatmen's Common. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 29
      Boatmen's Series B Preferred Stock. . . . . . . . . . . . . . . . . . . . . . . . . . . . 30

COMPARISON OF SHAREHOLDER RIGHTS. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 30
      Shareholder Vote Required for Certain Transactions. . . . . . . . . . . . . . . . . . . . 31
      Special Meetings of Shareholders; Shareholder Action by Written Consent . . . . . . . . . 32
      Notice of Shareholder Nominations of Directors. . . . . . . . . . . . . . . . . . . . . . 33
      Shareholder Proposal Procedures . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 33
      Shareholder Rights Plan . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 33
      Dissenters' Rights. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 36
      Takeover Statutes . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 37
      Liability of Directors; Indemnification . . . . . . . . . . . . . . . . . . . . . . . . . 38
      Consideration of Non-Shareholder Interests. . . . . . . . . . . . . . . . . . . . . . . . 39

CERTAIN PROVISIONS OF THE MERGER AGREEMENT. . . . . . . . . . . . . . . . . . . . . . . . . . . 39
      The Merger. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 39
      Exchange of Certificates. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 40
      Representations and Warranties of the Parties . . . . . . . . . . . . . . . . . . . . . . 40
      Conditions to the Consummation of the Merger. . . . . . . . . . . . . . . . . . . . . . . 41
      Certain Other Agreements. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 42
      No Solicitation . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 44
      Dividends . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 44
      Indemnification and Insurance . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 44
      Waiver and Amendment. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 45
      Termination or Abandonment. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 45
      Expenses and Fees . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 46
      Payment Upon Occurrence of Certain Triggering Events. . . . . . . . . . . . . . . . . . . 46

INFORMATION ABOUT WOODLAND. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 47
      Business of Woodland. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 47
      Management's Discussion and Analysis of Financial Condition and Results of Operations . . 47
      Security Ownership of Certain Beneficial Owners . . . . . . . . . . . . . . . . . . . . . 82
      Security Ownership of Management. . . . . . . . . . . . . . . . . . . . . . . . . . . . . 83

LEGAL OPINION . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 84

EXPERTS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 84
      Independent Auditors for Boatmen's Bancshares, Inc. . . . . . . . . . . . . . . . . . . . 84
      Independent Auditors for Woodland.. . . . . . . . . . . . . . . . . . . . . . . . . . . . 84
      Presence at Special Meeting . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 84

SHAREHOLDER PROPOSALS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 84

                                    ii

                                                                                              PAGE
                                                                                              ----
INDEX TO FINANCIAL STATEMENTS OF WOODLAND . . . . . . . . . . . . . . . . . . . . . . . . . . .F-1

EXHIBITS
      Agreement and Plan of Merger. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .A-1
      Excerpts of Oklahoma General Corporation Act (Appraisal Rights) . . . . . . . . . . . . .B-1

NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN THIS PROSPECTUS/PROXY STATEMENT IN CONNECTION WITH THE OFFERING DESCRIBED HEREIN AND ANY SUCH INFORMATION OR REPRESENTATION, IF GIVEN OR MADE, MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY BOATMEN'S OR WOODLAND. THIS PROSPECTUS/PROXY STATEMENT DOES NOT CONSTITUTE
A SOLICITATION OR AN OFFERING OF ANY SECURITIES OTHER THAN THE REGISTERED SECURITIES TO WHICH IT RELATES OR IN ANY JURISDICTION TO ANY PERSON TO WHOM
IT WOULD BE UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION IN SUCH JURISDICTION. THE DELIVERY OF THIS PROSPECTUS/PROXY STATEMENT AT ANY TIME DOES NOT IMPLY THAT ANY INFORMATION HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE.


                           AVAILABLE INFORMATION

      Boatmen's is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "S.E.C."). The reports, proxy statements and other information can be inspected and copied at the public reference facilities of the S.E.C., Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the regional offices of the S.E.C. located at Room 1400, 75 Park Place, New York, New York 10007, and Suite 1400, Northwestern Atrium Center, 500 West Madison Street, Chicago, Illinois 60661, and copies of such materials can be obtained from the public reference section of the S.E.C. at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. In addition, reports, proxy statements and other information concerning Boatmen's may be inspected at the offices of the National Association of Securities Dealers, Inc., 1735 K Street, N.W., Washington, D.C. 20006.

      Boatmen's has filed with the S.E.C. a Registration Statement on Form S-4 (together with any amendments thereto, the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the common stock of Boatmen's to be issued pursuant to the merger described herein. This Prospectus/Proxy Statement does not contain all the information set forth in the Registration Statement and the exhibits thereto. Such additional information may be obtained from the S.E.C.'s principal office in Washington, D.C. Statements contained in this Prospectus/Proxy Statement or in any document incorporated in this Prospectus/Proxy Statement by reference as to the contents of any contract or other document referred to herein or therein are not necessarily complete, and in each instance where reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement or such other document, each such statement is qualified in all respects by such reference.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

      The following documents filed with the S.E.C. by Boatmen's (File
No. 1-3750) pursuant to the Exchange Act are incorporated by reference in this Prospectus/Proxy Statement:

      1. Boatmen's Annual Report on Form 10-K for the year ended December 31, 1992;

      2. Boatmen's Quarterly Reports on Form 10-Q for the quarters ended March 31, 1993, June 30, 1993 and September 30,
            1993;

      3. The description of the common stock of Boatmen's contained in Boatmen's Registration Statement on Form 8-A under the Exchange Act, as amended under cover of Form 8 dated
            July 15, 1988, and the description of the preferred share purchase rights contained in Boatmen's Registration Statement on Form 8-A under the Exchange Act, filed
            August 14, 1990; and

      4. Boatmen's Current Reports on Form 8-K dated January 21, 1993, July 27, 1993 and December 7, 1993.

      All documents and reports filed by Boatmen's pursuant to
Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Prospectus/Proxy Statement and prior to the date of the special meeting of shareholders of Woodland shall be deemed to be incorporated by reference in this Prospectus/Proxy Statement and to be a part hereof from the dates of filing of such documents or reports. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus/Proxy Statement to the extent that a statement contained herein or in any other subsequently filed document which also is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus/Proxy Statement.

      THIS PROSPECTUS/PROXY STATEMENT INCORPORATES DOCUMENTS RELATING TO BOATMEN'S BY REFERENCE WHICH ARE NOT PRESENTED HEREIN OR DELIVERED HEREWITH. THESE DOCUMENTS (EXCLUDING UNINCORPORATED EXHIBITS) ARE AVAILABLE, WITHOUT CHARGE UPON WRITTEN OR ORAL REQUEST, TO ANY PERSON, INCLUDING ANY BENEFICIAL OWNER, TO WHOM THIS PROSPECTUS/PROXY STATEMENT IS DELIVERED, TO PHILIP N. MCCARTY, SENIOR VICE PRESIDENT AND SECRETARY, BOATMEN'S BANCSHARES, INC., ONE BOATMEN'S PLAZA, 800 MARKET STREET, ST. LOUIS, MISSOURI 63101 (TELEPHONE NUMBER (314) 466-7720). IN ORDER TO ENSURE TIMELY DELIVERY OF THE DOCUMENTS, ANY REQUEST SHOULD BE MADE BY MARCH 4, 1994.

                         SUMMARY INFORMATION

      The following is a brief summary of certain information contained elsewhere in this Prospectus/Proxy Statement. The following summary is not intended to be complete and is qualified in all respects by the information appearing elsewhere herein or incorporated by reference into this Prospectus/Proxy Statement, the Exhibits hereto and the documents referred to herein. All information contained in this Prospectus/Proxy Statement relating to Boatmen's and its subsidiaries has been supplied by Boatmen's and all information relating to Woodland and its subsidiary has been supplied by Woodland. Shareholders are urged to read this Prospectus/Proxy Statement and the Exhibits hereto and in particular the section entitled "THE MERGER" in their entirety.


                             INTRODUCTION

      This Prospectus/Proxy Statement relates to an Agreement and Plan of Merger dated November 6, 1993 (the "Merger Agreement"), among Woodland Bancorp, Inc. ("Woodland"), Boatmen's Bancshares, Inc. ("Boatmen's") and Boatmen's Oklahoma, Inc. ("Boatmen's-Oklahoma"), a wholly owned subsidiary of Boatmen's, attached as Exhibit A hereto and more fully described herein.


                              THE PARTIES


      Boatmen's is a multi-bank holding company headquartered in St. Louis, Missouri. At September 30, 1993, Boatmen's had consolidated assets of $25.3 billion and shareholders' equity of $2.0 billion, making it the largest bank holding company in Missouri and among the 35 largest in the United States. Boatmen's 52 subsidiary banks, including a federal savings bank, operate from over 400 locations in Missouri, Arkansas, Illinois, Iowa, Kansas, New Mexico, Oklahoma, Tennessee and Texas. Boatmen's also ranks among the 15 largest providers of trust services in the nation, with $33.6 billion in assets under management. Boatmen's other principal businesses include a mortgage banking company, a credit life insurance company, a credit card company and an insurance agency. The principal executive offices of Boatmen's are at One Boatmen's Plaza, 800 Market Street, St. Louis, Missouri 63101 (telephone number (314) 466-6000).

      Woodland is a bank holding company headquartered in Tulsa, Oklahoma. At September 30, 1993, Woodland had consolidated assets of $63 million and shareholders' equity of $6 million. Woodland's commercial banking subsidiary, Woodland Bank, operates from one location in Tulsa, Oklahoma and has filed applications to open two branch offices also in Tulsa, Oklahoma. Woodland Bank offers complete banking services to the commercial and residential areas which it serves. The principal executive offices of Woodland are at 6701 South Memorial, Tulsa, Oklahoma 74133 (telephone number
(918) 252-5722).


                          THE SPECIAL MEETING


Date, Time and Place of Special Meeting

      The special meeting (the "Special Meeting") of the shareholders of Woodland to consider and vote upon the Merger Agreement will be held at the offices of Woodland Bank at 6701 South Memorial, Tulsa, Oklahoma 74133 on March 11, 1994, at 10:00 a.m., local time.

Matters to be Considered at the Special Meeting


      At the Special Meeting, holders of common stock, par value $0.01 per share, of Woodland ("Woodland Common") will consider and vote upon approving the Merger Agreement providing for the merger (the "Merger") of Woodland with and into Boatmen's-Oklahoma.

Record Date

      The record date for the Special Meeting is January 11, 1994.

Vote Required

      Approval and adoption of the Merger Agreement will require the affirmative vote of a majority of the outstanding shares of Woodland Common entitled to vote thereon. Holders of Woodland
Common will be entitled to one vote per share.

Security Ownership of Woodland Management


      As of January 11, 1994, executive officers and directors of Woodland and their affiliates may be deemed to have owned beneficially 217,832 shares (57.1%) of Woodland Common, all of which are expected by management of Woodland to be voted in favor of the Merger Agreement.


                              THE MERGER


Effects of the Merger

      At the time the Merger is consummated (the "Effective Time"), Woodland will merge into Boatmen's-Oklahoma and as a result thereof each share of Woodland Common, other than shares any holders of which have duly exercised and perfected their appraisal rights under the Oklahoma General Corporation Act (the "Oklahoma Law"), will be converted into 1.08 shares of common stock, par value $1.00 per share, of Boatmen's ("Boatmen's Common") (the "Conversion Ratio"), plus cash in lieu of fractional shares.

Value of the Merger


      As of February 1, 1994, based on the Conversion Ratio and the closing sales price of Boatmen's Common as reported on the National Association of Securities Dealers Automated Quotation System - National Market System ("NASDAQ/NMS") for that date, the Merger had a per share value of $30.78 to holders of Woodland Common, and the approximate total value of the Merger consideration to Woodland shareholders was $11.7 million.


Reasons for the Merger and Recommendation of the Board of Directors

      The Board of Directors of Woodland has determined that the Merger and the Merger Agreement, including the Conversion Ratio, are fair to, and in the best interests of, Woodland and its shareholders. The Board believes that a business combination with a larger and more geographically diversified regional bank holding company would, in addition to providing significant shareholder value to all Woodland shareholders, enable Woodland Bank to compete more effectively in its market area and participate in the expanded opportunities for growth that the Merger will make possible. Accordingly, the Board unanimously recommends that shareholders of Woodland vote for approval and adoption of the Merger Agreement.

      The Board of Directors of Boatmen's believes that the acquisition of Woodland and the merger of its banking subsidiary, Woodland Bank, into Boatmen's First National Bank of Oklahoma, would be a natural and desirable addition to Boatmen's banking franchise in Tulsa, Oklahoma.

Conditions to the Merger; Regulatory Approvals


      The Merger is subject to various conditions including, among other things, approval of the Merger Agreement by the requisite majority vote of the shareholders of Woodland, receipt of regulatory approvals of the Merger from the Board of Governors of the Federal Reserve System (the "Federal Reserve"), receipt of a legal opinion on certain tax aspects of the Merger, receipt of an accounting opinion to the effect that the Merger qualifies for "pooling of interests" accounting treatment, and the occurrence of no material adverse changes in the businesses of Boatmen's or Woodland. The Merger may not be consummated until the 30th day after the date of Federal Reserve approval. The required regulatory approval from the Federal Reserve was received on January 24, 1994.


Conduct of Business Pending the Merger

      Pursuant to the Merger Agreement, Woodland has agreed to carry on its business in the usual, regular and ordinary course in substantially the same manner as conducted prior to the execution of the Merger Agreement. The Merger Agreement provides that Woodland may declare and pay its regular quarterly dividend on the Woodland Common in an amount not to exceed $0.25 per share, payable on the last day of December, March, June and September. In this regard, Boatmen's and Woodland have agreed to cooperate with each other to coordinate the record and payment dates of their respective dividends for the quarter in which the Effective Time occurs such that Woodland shareholders would receive a regular quarterly dividend from Woodland or Boatmen's, but not from both with respect to any such quarter.

Termination of the Merger Agreement

      The Merger Agreement may be terminated at any time prior to the Effective Time (i) if the Merger is not consummated on or prior to November 6, 1994; (ii) by mutual agreement of the Boards of Directors of Boatmen's and Woodland; (iii) by Boatmen's and Boatmen's-Oklahoma or Woodland in the event of a material breach by the other of any of its representations and warranties or agreements under the Merger Agreement not cured within twenty days after notice of such breach is given by the non-breaching party;
(iv) by either party in the event all the conditions to its obligations are not satisfied or waived (and not cured within any applicable cure period); (v) by Boatmen's in the event that Woodland or Woodland Bank becomes a party or subject to any new or amended written agreement, memorandum of understanding, cease and desist order, imposition of civil money penalties or other regulatory enforcement action or proceeding with any federal or state agency charged with the supervision or regulation of banks or bank holding companies after the date of the Merger Agreement;
(vi) by Boatmen's if certain reports of environmental inspection on the real properties of Woodland to be obtained pursuant to the Merger Agreement should disclose any contamination or presence of hazardous wastes the estimated clean up or other remedial cost of which exceeds $200,000 (unless the shareholders of Woodland, or any group of them, pay to Boatmen's such amount in excess of $200,000);
(vii) by Woodland if both of the following conditions are satisfied
(a) the average of the daily closing prices of a share of Boatmen's Common (the "Boatmen's Average Price"), as reported on the NASDAQ/NMS during the period of twenty trading days ending at the end of the fifth trading day immediately preceding the closing date of the Merger (the "Closing Date"), is less than $24.75, and
(b) the number obtained by dividing the Boatmen's Average Price by $28.375 is less than the number obtained by dividing the Final Index Price (as defined below) by the Initial Index Price (as defined below) and subtracting .20 from such quotient; and
(viii) by Boatmen's if both of the following conditions are satisfied (a) the Boatmen's Average Price is more than $41.25, and (b) the number obtained by dividing the

Boatmen's Average Price by $28.375 is more than the number obtained by dividing the Final Index Price by the Initial Index Price and adding .20 to such quotient.

      For purposes of items (vii) and (viii) above, the term:
(a) "Index Group" means all of the bank holding companies listed on
Exhibit 7.08 to the Merger Agreement the common stock of which is publicly traded and as to which there is no pending publicly announced proposal at any time during the period of twenty trading days ending at the end of the fifth trading day immediately preceding the Closing Date for such company to be acquired or to acquire another company (which would constitute a "significant subsidiary" of such company as such term is defined in Rule 1-02 of the S.E.C.'s Regulation S-X) in exchange for its stock;
(b) "Initial Index Price" means the weighted average (weighted in accordance with the factors specified on the exhibit to the Merger Agreement) of the per share closing prices of the common stock of the bank holding companies comprising the Index Group, as reported on the consolidated transactions reporting system for the market or exchange on which such common stock is principally traded, on November 19, 1993, the trading day immediately preceding the public announcement of the Merger Agreement; (c) "Final Price" of any company belonging to the Index Group means the average of the daily closing sale prices of a share of common stock of such company, as reported in the consolidated transaction reporting system for the market or exchange on which such common stock is principally traded, during the period of twenty trading days ending at the end of the fifth trading day immediately preceding the Closing Date; and (d) "Final Index Price" means the weighted average (weighted in accordance with the factors specified on the exhibit to the Merger Agreement) of the Final Prices for all of the companies comprising the Index Group.

Payment Upon Occurrence of Certain Triggering Events

      The Merger Agreement provides that upon the occurrence of one or more Triggering Events (as described below), Woodland will pay to Boatmen's the sum of One Million Dollars ($1,000,000.00).

      As used above, the term "Triggering Event" means any of the following events: (i) upon termination of the Merger Agreement by Boatmen's upon a breach thereof by Woodland (including, without limitation, the entering into of an agreement between Woodland and any third party which is inconsistent with the transactions contemplated by the Merger Agreement), provided that within one year of the date of such termination, either an event described in clauses (iii) or (iv) below shall have occurred or Woodland or shareholders of Woodland shall have entered into an agreement with any third party whereby such third party will acquire, merge or consolidate with Woodland, purchase all or substantially all of Woodland's assets or acquire 10% or more of the outstanding shares of Woodland Common; (ii) the failure of Woodland's shareholders to approve the Merger and the Merger Agreement at the Special Meeting or pursuant to a solicitation by Woodland or written consents of its shareholders; (iii) any person or group of persons (other than Boatmen's) acquires, or has the right to acquire, 25% or more of the Woodland Common, exclusive of shares of Woodland Common sold directly or indirectly to such person or group of persons by Boatmen's; (iv) expiration of the fifth day preceding the scheduled expiration date of a tender or exchange offer by any person or group of persons (other than Boatmen's and/or its affiliates) to purchase or acquire securities of Woodland if upon consummation of such offer, such person or group of persons would own, control or have the right to acquire 25% or more of the Woodland Common; or
(v) upon the entry by Woodland into an agreement or other understanding with a person or group of persons (other than Boatmen's and/or its affiliates) for such person or group of persons to acquire, merge or consolidate with Woodland or to purchase all or substantially all of Woodland's assets.

Accounting Treatment

      The Merger is expected to qualify as a "pooling of interests" for accounting and financial reporting purposes. The receipt of an opinion from the independent accountants of Boatmen's, confirming that the

Merger will qualify for "pooling of interests" accounting, is a condition to Boatmen's obligation to consummate the Merger. If such condition is not met, the Merger would not be consummated unless the condition were waived by Boatmen's and the approval of Woodland shareholders entitled to vote on the Merger were resolicited if such change in accounting treatment were deemed material to the financial condition and results of operations of Boatmen's on a pro forma basis.

Effective Time of the Merger

      The Merger Agreement provides that the Merger will become effective upon the filing of a Certificate of Merger with the Secretary of State of the State of Missouri. It is presently anticipated that the Merger will be consummated late in the first quarter of 1994, but no assurance can be given that such timetable will be met.

Interests of Certain Persons in the Merger

      Certain members of Woodland's management and Woodland's Board of Directors have interests in the Merger that are in addition to the interests of shareholders of Woodland generally. These include provisions in the Merger Agreement relating to indemnification and employee benefits.

Federal Income Tax Consequences

      The Merger is intended to be a tax-free reorganization so that no gain or loss would be recognized by Boatmen's or Woodland, and no gain or loss would be recognized by Woodland shareholders, except in respect of cash received for fractional shares and except for any cash payments which might be received by Woodland shareholders properly exercising their appraisal rights. Consummation of the Merger is conditioned upon there being delivered an opinion of counsel for Boatmen's, dated as of the closing date of the Merger, to the effect that the Merger will constitute a reorganization within the meaning of Section 368(a)(2)(D) of the Internal Revenue Code of 1986, as amended.

      IT IS RECOMMENDED THAT SHAREHOLDERS CONSULT THEIR OWN TAX
ADVISORS REGARDING THE FEDERAL, STATE AND FOREIGN INCOME TAX
CONSEQUENCES TO THEM OF THE MERGER AND ANY OTHER TAX CONSIDERATIONS WHICH MAY BE APPLICABLE TO THEM.

Appraisal Rights

      The appraisal rights of Woodland shareholders are governed by the Oklahoma Law which provides that a shareholder of Woodland has the right to demand an appraisal by the district court of the fair value of his shares of stock, exclusive of any element of value arising from the accomplishment or expectation of the Merger, provided the shareholder (i) delivers to Woodland, before the vote is taken at the Special Meeting, a written demand for appraisal of the shares of the shareholder, (ii) does not vote in favor of the Merger in person or by proxy at the Special Meeting, and (iii) holds the shares of Woodland Common on the date of the making of the demand and continues to hold such shares through the Effective Time. If the holders of approximately 10% of the shares of Woodland Common should exercise their appraisal rights, the Merger would not qualify as a "pooling of interests" for accounting and financial reporting purposes and, therefore, Boatmen's would not be obligated to consummate the Merger. A PROXY OR VOTE AGAINST THE MERGER SHALL NOT CONSTITUTE A DEMAND FOR APPRAISAL OF THE SHARES OF THE SHAREHOLDER. SUCH DEMAND MUST BE BY SEPARATE WRITTEN DEMAND.

              MANAGEMENT AND OPERATIONS AFTER THE MERGER


      It is anticipated that, effective as of the Effective Time of the Merger or thereafter, Woodland Bank will merge into Boatmen's
First National Bank of Oklahoma, a wholly owned subsidiary of Boatmen's-Oklahoma (the "Subsidiary Bank Merger"). Boatmen's First National Bank of Oklahoma will be the surviving bank in the Subsidiary Bank Merger. Upon consummation of such merger, the present offices of Woodland Bank will operate as branch offices of Boatmen's First National
Bank of Oklahoma. It is not anticipated that the management of Boatmen's, Boatmen's-Oklahoma or Boatmen's First National Bank of
Oklahoma will be affected as a result of the Merger or the Subsidiary Bank Merger.


                   COMPARISON OF SHAREHOLDER RIGHTS


      The rights of the shareholders of Woodland Common and Boatmen's Common differ in certain respects. The rights of the shareholders of Woodland who receive shares of Boatmen's Common in the Merger will be governed by the corporate law of Missouri, the state in which Boatmen's is incorporated, and by Boatmen's Articles of Incorporation, By-laws and other corporate documents. The governing law and documents of Boatmen's differ from those which apply to Woodland, which is an Oklahoma corporation, in several respects, including relative rights in connection with certain redeemable preferred stock of Boatmen's presently issued and outstanding; the shareholder votes required for certain business combinations; removal of directors and amendments to the Articles of Incorporation; certain rights pursuant to Boatmen's shareholder rights plan; the circumstances under which a shareholder may dissent from corporate action and receive fair value for his or her shares; and rights of Boatmen's and its shareholders pursuant to certain corporate takeover statutes.

                    COMPARATIVE STOCK PRICES

      Shares of Boatmen's Common are traded in the over-the-counter market and are listed on NASDAQ/NMS under the symbol BOAT. The following table sets forth the high and low last sale prices of Boatmen's Common for the periods indicated, as reported on NASDAQ/NMS. The Boatmen's per share prices have been restated to reflect Boatmen's 2-for-1 stock split effective on October 1, 1993
(the "Stock Split"). There is no established public trading market for Woodland Common.

                                        Boatmen's              Woodland
                                      Common Stock           Common Stock
                                   ------------------     ------------------
                                    High         Low       High         Low
                                    ----         ---       ----         ---
    1992  First Quarter. . . . . . $24.19      $21.19       *            *
          Second Quarter . . . . .  25.63       21.44       *            *
          Third Quarter. . . . . .  26.63       25.00       *            *
          Fourth Quarter . . . . .  28.25       24.75       *            *

    1993  First Quarter. . . . . .  30.50       26.88       *            *
          Second Quarter . . . . .  32.13       27.31       *            *
          Third Quarter. . . . . .  32.38       29.19       *            *
          Fourth Quarter . . . . .  33.38       27.63       *            *
    1994  First Quarter
            (through February 1) .  30.50       28.50       *            *

- -----------
      * Management of Woodland is not aware of any sales of shares of Woodland Common during the past three year period. The most recent transaction reported to management of Woodland involving shares of Woodland Common took place on December 27, 1989, at a price per share of $9.13.

      On November 19, 1993, the last trading day before the announcement of the Merger Agreement, the closing sale prices of Boatmen's Common as reported on NASDAQ/NMS was $28.375 per share.
The equivalent per share price, which is calculated by multiplying the specified closing sale price of Boatmen's Common by the Conversion Ratio, was $30.645 on such date.


      On February 1, 1994, the closing sale prices of Boatmen's Common as reported on NASDAQ/NMS was $28.50 per share and, on an equivalent per share basis, was $30.78 per share and there were approximately 27,700 and approximately 52 holders of record of Boatmen's Common and Woodland Common, respectively.

                 SELECTED COMPARATIVE PER SHARE DATA(1)
                              (unaudited)

The following summary presents comparative historical, pro forma and pro forma equivalent unaudited per share data for both
Boatmen's and Woodland. The pro forma amounts assume the Merger had been effective during the periods presented and has been accounted for under the pooling of interests method. For a description of pooling of interests accounting with respect to the Merger, see "THE MERGER--Accounting Treatment." Boatmen's pro forma amounts represent the pro forma results of the combined companies, and Woodland's equivalent pro forma amounts are computed by multiplying the pro forma amounts by a factor of 1.08 to reflect the Conversion Ratio (which equals 1.08 shares of Boatmen's Common for each share of Woodland Common). The data presented should be read in conjunction with the historical financial statements and the related notes thereto included herein or incorporated by reference herein, and the pro forma financial statements included elsewhere in this Prospectus/Proxy Statement.

                                     Nine Months Ended September 30,      Year Ended December 31,
                                     -------------------------------     -------------------------
                                           1993          1992             1992      1991     1990
                                           ----          ----             ----      ----     ----
NET INCOME PER COMMON SHARE:

Historical
  Boatmen's. . . . . . . . . . . .        $2.30         $1.96            $2.25     $1.78    $1.61
  Woodland(2). . . . . . . . . . .         1.91          1.89             2.54      2.92     0.77
Pro forma combined per
  Boatmen's share. . . . . . . . .         2.30          1.96             2.26      1.78     1.61
Equivalent pro forma
  per Woodland share . . . . . . .         2.48          2.12             2.44      1.92     1.74

DIVIDENDS PER COMMON SHARE:

Historical
  Boatmen's. . . . . . . . . . . .        $0.84         $0.81            $1.09    $1.065    $1.06
  Woodland . . . . . . . . . . . .         0.75          0.65             1.15       ---     ---
Pro forma combined per
  Boatmen's share(3) . . . . . . .         0.84          0.81             1.09     1.065     1.06
Equivalent pro forma
  per Woodland share . . . . . . .         0.91          0.87             1.18      1.15     1.14

BOOK VALUE PER COMMON SHARE
  (PERIOD END):

Historical
  Boatmen's. . . . . . . . . . . .       $19.96        $18.58           $18.57    $17.32   $16.25
  Woodland . . . . . . . . . . . .        15.99         14.42            14.82     13.29    10.52
Pro forma combined per
  Boatmen's share. . . . . . . . .        19.94         18.57            18.56     17.30    16.23
Equivalent pro forma
  per Woodland share . . . . . . .        21.54         20.06            20.04     18.68    17.53

- --------------

(1) Reflects restatement of Boatmen's share amounts to give effect to the Stock Split.

(2) Net income is shown before cumulative effect of change in accounting principle.

(3) Boatmen's pro forma dividends per share represent historical dividends per share paid by Boatmen's.

                       SELECTED FINANCIAL DATA

      The following tables present selected consolidated historical financial data for Boatmen's and Woodland and unaudited pro forma combined amounts reflecting the Merger. The pro forma amounts assume the Merger had been effective during the periods presented. The data presented are derived from the consolidated financial statements of Boatmen's and Woodland and should be read in conjunction with the more detailed information and financial statements included herein or incorporated by reference in this Prospectus/Proxy Statement. The data should also be read in conjunction with the unaudited pro forma financial statements included elsewhere in this Prospectus/Proxy Statement.

                                               BOATMEN'S BANCSHARES, INC.

                                 Nine Months Ended September 30,                     Year Ended December 31,
                                 -------------------------------    ---------------------------------------------------------
                                        1993         1992             1992         1991        1990        1989        1988
                                        ----         ----             ----         ----        ----        ----        ----
                                                  (income statement amounts in thousands except per share
                                                        data and balance sheet amounts in millions)

Summarized Income Statement:
  Net Interest Income . . . . . . .   $707,119     $626,617         $847,452     $717,743    $633,803    $608,025    $607,093
  Provision for Loan Losses . . . .     46,831       79,857          134,626      112,876     117,348      89,848     108,710
  Noninterest Income. . . . . . . .    349,871      325,573          434,619      344,562     288,051     270,045     257,085
  Noninterest Expense . . . . . . .    675,849      605,631          840,740      724,736     626,608     582,527     600,637
  Nonrecurring Merger
    Expenses. . . . . . . . . . . .        --           --               --           --          --          --       42,241
  Income Tax Expense. . . . . . . .    109,866       79,436           91,212       60,004      35,741      43,689      16,324
  Net Income. . . . . . . . . . . .    224,444      187,266          215,493      164,689     142,157     162,006      96,266
Per Common Share Data(1):
  Net Income. . . . . . . . . . . .      $2.30        $1.96            $2.25        $1.78       $1.61       $1.84       $1.10
  Cash Dividends Paid . . . . . . .       0.84         0.81             1.09        1.065        1.06       1.015        1.00
  Stockholders' Equity
    (period end). . . . . . . . . .      19.96        18.58            18.57        17.32       16.25       15.61       14.74
Financial Position at Period End:
  Loans, Net of Unearned Income . .    $14,111      $12,482          $12,632      $11,894     $11,477     $11,159     $11,094
  Total Assets. . . . . . . . . . .     25,262       23,430           23,387       22,269      22,009      18,781      18,761
  Deposits. . . . . . . . . . . . .     19,883       18,161           18,988       17,419      17,472      14,367      14,708
  Long-Term Debt. . . . . . . . . .        461          291              380          302         271         281         295
  Stockholders' Equity. . . . . . .      1,955        1,781            1,793        1,642       1,432       1,372       1,294
Selected Financial Ratios:
  Return on Average Assets. . . . .       1.26%        1.12%            0.96%        0.79%       0.75%       0.88%       0.53%
  Return on Average Common
    Equity(2) . . . . . . . . . . .      15.92        14.67            12.52        10.60       10.12       12.10        7.41
  Net Interest Margin . . . . . . .       4.59         4.36             4.39         4.05        3.98        4.05        4.06
  Nonperforming Assets as % of
    Total Loans and Foreclosed
    Property(3) . . . . . . . . . .       2.08         3.16             2.86         3.76        3.62        3.05        3.21
  Nonperforming Loans as % of
    Total Loans . . . . . . . . . .       1.22         2.10             1.89         2.40        2.96        2.42        2.77
  Loan Reserve as % of Net Loans. .       2.34         2.25             2.31         2.00        1.86        1.62        1.80
  Net Charge-Offs as % of Average
    Loans . . . . . . . . . . . . .       0.21         0.54             0.78         0.84        0.75        0.99        0.84
  Equity to Assets. . . . . . . . .       7.74         7.60             7.67         7.37        6.50        7.31        6.90
  Tangible Equity to Assets(4). . .       6.69         6.81             6.85         6.60        5.79        6.60        6.16
  Tier 1 Risk-Based Capital(5). . .      10.32        10.19            10.50        10.36        9.71         --          --
  Total Risk-Based Capital(5) . . .      14.19        12.90            13.86        13.39       12.55         --          --

- ---------------------------
(1)   Reflects restatement of share amounts for the Stock Split.
(2)   Based on net income available to common shareholders.
(3) Nonperforming assets include nonaccrual loans, restructured loans, loans past due 90 days or more and foreclosed property.
(4) Tangible equity to assets is defined as total equity less all intangibles as a percentage of total tangible assets.
(5)   Calculated using final 1992 risk based guidelines.

                                                     WOODLAND BANCORP, INC.

                                 Nine Months Ended September 30,                     Year Ended December 31,
                                 -------------------------------    ---------------------------------------------------------
                                        1993         1992             1992         1991        1990        1989        1988
                                        ----         ----             ----         ----        ----        ----        ----
                                                           (amounts in thousands except per share data)

Summarized Income Statement:
  Net Interest Income . . . . . . .   $2,138       $2,029           $2,720       $2,501      $2,202      $2,073      $2,233
  Provision for Loan Losses . . . .        0            0                0            0         335         420         375
  Noninterest Income. . . . . . . .      691          729              986        1,483         673         583         687
  Noninterest Expense . . . . . . .    1,874        1,811            2,478        2,393       2,157       1,921       2,001
  Income Tax Expense. . . . . . . .      227          227              261          479          87          49         203
  Net Income(1) . . . . . . . . . .      728          720              967        1,112         296         266         341
Per Common Share Data:
  Net Income(1) . . . . . . . . . .    $1.91        $1.89            $2.54        $2.92       $0.77       $0.68       $0.82
  Cash Dividends Paid . . . . . . .     0.75         0.65             1.15         0.00        0.00        0.00        0.00
  Stockholders' Equity
    (period end). . . . . . . . . .    15.99        14.42            14.82        13.29       10.52        9.55        8.81
Financial Position at Period End:
  Loans, Net of Unearned Income . .  $28,681      $30,144          $27,306      $27,654     $26,081     $25,967     $27,825
  Total Assets. . . . . . . . . . .   62,660       60,820           63,630       62,546      57,485      57,094      56,414
  Deposits. . . . . . . . . . . . .   56,364       52,850           57,829       56,926      51,880      51,129      47,246
  Long-Term Debt. . . . . . . . . .        0            0                0            0           0           0           0
  Stockholders' Equity. . . . . . .    6,094        5,499            5,651        5,065       4,010       3,641       3,603
Selected Financial Ratios:
  Return on Average Assets. . . . .     1.57%        1.59%            1.60%        1.97%       0.55%       0.51%       0.70%
  Return on Average Equity. . . . .    16.46        18.09            17.97        24.27        7.71        7.34       11.22
  Net Interest Margin . . . . . . .     5.52         5.40             5.42         5.10        4.66        4.76        5.20
  Nonperforming Assets as % of
    Total Loans and Foreclosed
    Property(2) . . . . . . . . . .     0.09         0.36             0.30         1.48        2.61        2.79        1.91
  Nonperforming Loans as % of
    Total Loans . . . . . . . . . .     0.09         0.36             0.30         0.73        2.43        2.61        1.74
  Loan Reserve as % of Net Loans. .     3.04         2.99             3.13         2.93        2.92        2.50        2.35
  Net Charge-Offs (Recoveries) as %
    of Average Loans. . . . . . . .    (0.08)       (0.42)           (0.16)       (0.18)       0.90        1.60        1.31
  Equity to Assets. . . . . . . . .     9.73         9.04             8.88         8.10        6.98        6.38        6.39
  Tangible Equity to Assets(3). . .     9.73         9.04             8.88         8.10        6.98        6.38        6.39
  Tier 1 Risk-Based Capital(4). . .    16.57        14.49            15.97          ---         ---         ---         ---
  Total Risk-Based Capital(4) . . .    17.83        15.76            17.23          ---         ---         ---         ---

- ---------------------------
(1)   Net income is shown before cumulative effect of change in accounting principle.
(2)   Nonperforming assets include nonaccrual loans, restructured loans, loans past due 90 days or more and foreclosed property.
(3)   Tangible equity to assets is defined as total equity less all intangibles as a percentage of total tangible assets.
(4)   Calculated using final 1992 risk based guidelines.

                                             BOATMEN'S BANCSHARES, INC.
                                                        AND
                                               WOODLAND BANCORP, INC.

                                    PRO FORMA COMBINED SELECTED FINANCIAL DATA

                                 Nine Months Ended September 30,                     Year Ended December 31,
                                 -------------------------------    ---------------------------------------------------------
                                        1993         1992             1992         1991        1990        1989        1988
                                        ----         ----             ----         ----        ----        ----        ----
                                                  (income statement amounts in thousands except per share
                                                        data and balance sheet amounts in millions)

Summarized Income Statement:
  Net Interest Income . . . . . . .   $709,257     $628,646         $850,172     $720,244    $636,005    $610,098    $609,326
  Provision for Loan Losses . . . .     46,831       79,857          134,626      112,876     117,683      90,268     109,085
  Noninterest Income. . . . . . . .    350,562      326,302          435,605      346,045     288,724     270,628     257,772
  Noninterest Expense . . . . . . .    677,723      607,442          843,218      727,129     628,765     584,448     602,638
  Nonrecurring Merger
    Expenses. . . . . . . . . . . .        --           --               --           --          --          --       42,241
  Income Tax Expense. . . . . . . .    110,093       79,663           91,473       60,483      35,755      43,738      16,527
  Net Income. . . . . . . . . . . .    225,172      187,986          216,460      165,801     142,526     162,272      96,607
Per Common Share Data(1):
  Net Income. . . . . . . . . . . .      $2.30        $1.96            $2.26        $1.78       $1.61       $1.83       $1.10
  Cash Dividends Paid . . . . . . .       0.84         0.81             1.09        1.065        1.06       1.015        1.00
  Stockholders' Equity
    (period end). . . . . . . . . .      19.94        18.57            18.56        17.30       16.23       15.59       15.06
Financial Position at Period End:
  Loans, Net of Unearned Income . .    $14,140      $12,512          $12,659      $11,922     $11,503     $11,185     $11,122
  Total Assets. . . . . . . . . . .     25,325       23,491           23,451       22,332      22,066      18,838      18,817
  Deposits. . . . . . . . . . . . .     19,939       18,216           19,046       17,476      17,524      14,418      14,755
  Long-Term Debt. . . . . . . . . .        461          291              380          302         271         281         295
  Stockholders' Equity. . . . . . .      1,961        1,786            1,799        1,647       1,436       1,376       1,298
Selected Financial Ratios:
  Return on Average Assets. . . . .       1.26%        1.12%            0.96%        0.79%       0.75%       0.88%       0.53%
  Return on Average Common
    Equity(2) . . . . . . . . . . .      15.92        14.68            12.54        10.64       10.12       12.09        7.42
  Net Interest Margin . . . . . . .       4.59         4.37             4.40         4.06        3.98        4.06        4.06
  Nonperforming Assets as % of
    Total Loans and Foreclosed
    Property(3) . . . . . . . . . .       2.08         3.16             2.85         3.76        3.61        3.05        3.21
  Nonperforming Loans as % of
    Total Loans . . . . . . . . . .       1.22         2.09             1.89         2.40        2.96        2.42        2.77
  Loan Reserve as % of Net Loans. .       2.34         2.25             2.31         2.01        1.86        1.62        1.80
  Net Charge-Offs as % of Average
    Loans . . . . . . . . . . . . .       0.21         0.54             0.78         0.84        0.75        0.99        0.84
  Equity to Assets. . . . . . . . .       7.75         7.60             7.67         7.37        6.51        7.30        6.89
  Tangible Equity to Assets(4). . .       6.69         6.82             6.86         6.61        5.79        6.60        6.16
  Tier 1 Risk-Based Capital(5). . .      10.27        10.20            10.51        10.36        9.71         --          --
  Total Risk-Based Capital(5) . . .      14.12        12.91            13.87        13.39       12.55         --          --

- ---------------------------
(1)   Reflects restatement of share amounts for the Stock Split.
(2)   Based on net income available to common shareholders.
(3) Nonperforming assets include nonaccrual loans, restructured loans, loans past due 90 days or more and foreclosed property.
(4) Tangible equity to assets is defined as total equity less all intangibles as a percentage of total tangible assets.
(5)   Calculated using final 1992 risk based guidelines.

                       RECENT FINANCIAL DATA

    The following tables present selected consolidated financial data for Boatmen's and Woodland for the quarter and year ended December 31, 1992 and 1993.


                                               BOATMEN'S BANCSHARES, INC.(1)

                                                 Quarter Ended December 31,      Year Ended December 31,
                                                 --------------------------      -----------------------
                                                    1993           1992             1993          1992
                                                    ---------------------------------------------------
                                                (income statement amounts in thousands except per share
                                                      data and balance sheet amounts in millions)

Summarized Income Statement:
  Net Interest Income . . . . . . . . . . .      $248,702        $229,111         $981,580      $877,716
  Provision for Loan Losses . . . . . . . .        11,853          55,269           60,184       136,626
  Noninterest Income. . . . . . . . . . . .       131,893         113,331          493,251       452,082
  Noninterest Expense . . . . . . . . . . .       253,801         242,763          950,421       871,928
  Income Tax Expense. . . . . . . . . . . .        37,819          12,347          146,807        92,518
  Net Income. . . . . . . . . . . . . . . .        77,122          32,063          317,419       228,726
Per Common Share Data(2):
  Net Income. . . . . . . . . . . . . . . .         $0.75           $0.32            $3.07         $2.29
  Cash Dividends Paid . . . . . . . . . . .          0.31            0.28             1.15          1.09
  Stockholders' Equity
    (period end). . . . . . . . . . . . . .                                          20.49         18.20
Financial Position at Period End:
  Loans, Net of Unearned Income . . . . . .                                        $14,826       $13,111
  Total Assets. . . . . . . . . . . . . . .                                         26,654        24,281
  Deposits. . . . . . . . . . . . . . . . .                                         20,909        19,685
  Long-Term Debt. . . . . . . . . . . . . .                                            486           393
  Stockholders' Equity. . . . . . . . . . .                                          2,133         1,861
Selected Financial Ratios:
  Return on Average Assets. . . . . . . . .           1.18%         0.54%            1.27%         0.99%
  Return on Average Common
    Equity(3) . . . . . . . . . . . . . . .           14.90          7.00            15.99         12.95
  Net Interest Margin . . . . . . . . . . .            4.45          4.49             4.56          4.40
  Nonperforming Assets as % of
    Total Loans and Foreclosed
    Property(4) . . . . . . . . . . . . . .                                           1.90          2.92
  Nonperforming Loans as % of Total
    Loans . . . . . . . . . . . . . . . . .                                           1.17          1.96
  Loan Reserve as % of Net Loans. . . . . .                                           2.30          2.30
  Net Charge-Offs as % of Average
    Loans . . . . . . . . . . . . . . . . .            0.34          1.44             0.24          0.80
  Equity to Assets. . . . . . . . . . . . .                                           8.00          7.67
  Tangible Equity to Assets(5). . . . . . .                                           7.04          6.90
  Tier 1 Risk-Based Capital(6). . . . . . .                                          10.67         10.39
  Total Risk-Based Capital(6) . . . . . . .                                          14.42         13.75

- ---------------------------
(1)   Reflects restatement of results of operations for all periods shown to account for the pooling of interests acquisition of First Amarillo Bancorporation, Inc.
      completed on November 30, 1993.
(2)   Reflects restatement of share amounts for the Stock Split.
(3)   Based on net income available to common shareholders.
(4)   Nonperforming assets include nonaccrual loans, restructured loans, loans past due 90 days or more and foreclosed property.
(5)   Tangible equity to assets is defined as total equity less all intangibles as a percentage of total tangible assets.
(6)   Calculated using final 1992 risk based guidelines.

                                          WOODLAND BANCORP, INC.

                                                 Quarter Ended December 31,      Year Ended December 31,
                                                 --------------------------      -----------------------
                                                    1993           1992             1993          1992
                                                    ----------------------------------------------------
                                                       (income statement and balance sheet amounts
                                                           in thousands except per share data)

Summarized Income Statement:
  Net Interest Income . . . . . . . . . . .         $689           $691            $2,827        $2,720
  Provision for Loan Losses . . . . . . . .            0              0                 0             0
  Noninterest Income. . . . . . . . . . . .          289            257               980           986
  Noninterest Expense . . . . . . . . . . .          744            667             2,618         2,478
  Income Tax Expense. . . . . . . . . . . .           24             34               251           261
  Net Income(1) . . . . . . . . . . . . . .          210            247               938           967
Per Common Share Data:
  Net Income(1) . . . . . . . . . . . . . .        $0.55          $0.65             $2.46         $2.54
  Cash Dividends Paid . . . . . . . . . . .         0.25           0.50              1.00          1.15
  Stockholders' Equity
    (period end). . . . . . . . . . . . . .                                         16.28         14.82
Financial Position at Period End:
  Loans, Net of Unearned Income . . . . . .                                       $28,836       $27,306
  Total Assets. . . . . . . . . . . . . . .                                        64,073        63,630
  Deposits. . . . . . . . . . . . . . . . .                                        57,622        57,829
  Long-Term Debt. . . . . . . . . . . . . .                                             0             0
  Stockholders' Equity. . . . . . . . . . .                                         6,208         5,651
Selected Financial Ratios:
  Return on Average Assets. . . . . . . . .        1.32%          1.62%             1.51%         1.60%
  Return on Average Equity. . . . . . . . .        13.61          18.45             15.76         17.97
  Net Interest Margin . . . . . . . . . . .         5.21           5.51              5.45          5.42
  Nonperforming Assets as % of
    Total Loans and Foreclosed
    Property(1) . . . . . . . . . . . . . .                                          0.04          0.30
  Nonperforming Loans as % of Total
    Loans . . . . . . . . . . . . . . . . .                                          0.04          0.30
  Loan Reserve as % of Net Loans. . . . . .                                          3.07          3.13
  Net Charge-Offs as % of Average
    Loans . . . . . . . . . . . . . . . . .        (0.06)         (0.31)            (0.10)        (0.16)
  Equity to Assets. . . . . . . . . . . . .                                          9.69          8.88
  Tangible Equity to Assets(2). . . . . . .                                          9.69          8.88
  Tier 1 Risk-Based Capital(3). . . . . . .                                         17.96         15.97
  Total Risk-Based Capital(3) . . . . . . .                                         19.22         17.23

- ---------------------------
(1) Nonperforming assets include nonaccrual loans, restructured loans, loans past due 90 days or more and foreclosed property.
(2) Tangible equity to assets is defined as total equity less all intangibles as a percentage of total tangible assets.
(3)   Calculated using final 1992 risk based guidelines.

                              THE SPECIAL MEETING


DATE, TIME AND PLACE

      This Prospectus/Proxy Statement is being furnished to shareholders of Woodland in connection with the solicitation of proxies by the Board of Directors of Woodland for use at the Special Meeting of Shareholders of Woodland to be held at the offices of Woodland Bank at 6701 South Memorial, Tulsa, Oklahoma 74133 on March 11, 1994, at 10:00 a.m., local time, and at any adjournment or postponement thereof.


MATTERS TO BE CONSIDERED AT THE SPECIAL MEETING

      At the Special Meeting, the shareholders of Woodland will be asked to approve the Merger Agreement providing for the Merger of Woodland with and into Boatmen's-Oklahoma.


      The date on which this Prospectus/Proxy Statement is first being sent to shareholders of Woodland is on or about February 7, 1994.


RECORD DATE; VOTE REQUIRED

      The Board of Directors of Woodland has fixed the close of business on January 11, 1994, as the record date for the determination of shareholders of Woodland Common to receive notice of and to vote at the Special Meeting. On January 11, 1994, there were 381,223 shares of Woodland Common outstanding. Only holders of shares of Woodland Common of record on the record date are entitled to vote at the Special Meeting. No shares of Woodland Common can be voted at the Special Meeting unless the record holder is present in person or represented by proxy at the Special Meeting. The affirmative vote of a majority of the outstanding shares of Woodland Common entitled to vote thereon is required to approve the Merger Agreement. Each holder of Woodland Common is entitled to one vote per share of Woodland Common. As of the record date, the directors and executive officers of Woodland and their affiliates have the power to vote a total of 258,892 shares of Woodland Common, or 67.9109% of the shares outstanding, which are expected to be voted in favor of the Merger Agreement.


VOTING AND REVOCATION OF PROXIES

      Proxies for use at the Special Meeting accompany this Prospectus/Proxy Statement. A shareholder may use his or her proxy if he or she is unable to attend the Special Meeting in person or wishes to have his or her shares voted by proxy even if he or she does attend the Special Meeting. Shares of Woodland Common represented by a proxy properly signed and returned to Woodland at, or prior to, the Special Meeting, unless subsequently revoked, will be voted at the Special Meeting in accordance with instructions thereon. If a proxy is properly signed and returned and the manner of voting is not indicated on the proxy, any shares of Woodland Common represented by such proxy will be voted FOR the Merger Agreement. Any proxy given pursuant to this solicitation may be revoked by the grantor at any time prior to the voting thereof on the Merger Agreement, by filing with the Secretary of Woodland a written revocation or a duly executed proxy bearing a later date.
A holder of Woodland Common may withdraw his or her proxy at the

Special Meeting at any time before it is exercised by electing to vote in person; however, attendance at the Special Meeting will not in and of itself constitute a revocation of the proxy.


SOLICITATION OF PROXIES

      In addition to solicitation of proxies from shareholders of Woodland Common by use of the mail, proxies also may be solicited by personal interview, telephone and wire by directors, officers and employees of Woodland, who will not be specifically compensated for such services. All costs of soliciting proxies, assembling and mailing the Prospectus/Proxy Statement and all papers which now accompany or hereafter may supplement the same will be borne by Woodland. Woodland reserves the right to engage an outside party to solicit proxies and to pay special compensation for that purpose.

      Boatmen's and Woodland have agreed to share in the expense of preparation of this Prospectus/Proxy Statement and Boatmen's will bear the entire cost of printing this Prospectus/Proxy Statement and all S.E.C. and other regulatory filing fees incurred in connection therewith.


                                     THE MERGER

BOATMEN'S BANCSHARES, INC.

      Boatmen's is a multi-bank holding company headquartered in St. Louis, Missouri. Its largest subsidiary, The Boatmen's National Bank of St. Louis, was founded in 1847 and is the oldest bank west of the Mississippi River. Boatmen's owns substantially all of the capital stock of 52 subsidiary banks, including a federal savings bank, which operate from over 400 banking locations in Missouri, Arkansas, Illinois, Iowa, Kansas, New Mexico, Oklahoma, Tennessee and Texas. Boatmen's other principal businesses include a trust company, a mortgage banking company, a credit life insurance company, a credit card bank and an insurance agency. At September 30, 1993, Boatmen's had consolidated assets of $25.3 billion and total shareholders' equity of $2.0 billion, making it one of the 35 largest bank holding companies in the United States.

      Boatmen's is the largest commercial banking organization in Missouri, based on total assets of approximately $16.5 billion, operating from eighteen banks principally in St. Louis, Kansas City and Springfield, the three largest metropolitan areas. Boatmen's also operates six banks in Southern Illinois with total assets of $1.0 billion, ten banks in Iowa with total assets of approximately $1.2 billion, a bank in suburban Overland Park, Kansas with total assets of approximately $180 million, twelve banks in New Mexico with total assets of approximately $3.1 billion, a bank in Oklahoma with locations in the Oklahoma City, Tulsa and Bartlesville areas and total assets of approximately $1.4 billion, a bank in Memphis, Tennessee with total assets of approximately $700 million, a bank in El Paso, Texas with total assets of approximately $500 million, a bank in Amarillo, Texas with total assets of approximately $800 million and a federal savings bank based in Fort Smith, Arkansas operating from locations in Arkansas and Eastern Oklahoma and total assets of approximately $1.2 billion.

      Boatmen's is among the fifteen largest providers of personal trust services in the nation, providing personal trust services to its banks' market areas and institutional and pension-related trust services on a national scale. Operating principally through Boatmen's Trust Company, its subsidiaries and trust departments of selected banks, the combined trust operations had assets under management totaling about

$33.6 billion at September 30, 1993. The trust operations, with revenues in 1992 of $133.6 million, provide Boatmen's with a significant source of noninterest income.

      Boatmen's-Oklahoma is a recently formed wholly owned subsidiary of Boatmen's which will be used to facilitate the Merger. At the Effective Time, Boatmen's-Oklahoma will own all of the outstanding common stock of Boatmen's First National Bank of Oklahoma.


WOODLAND BANCORP, INC.

      Woodland was incorporated under the Oklahoma Law on January 25, 1979, to become a bank holding company for its wholly-owned subsidiary, Woodland Bank. Woodland Bank was chartered on June 16, 1975, as an Oklahoma bank. Woodland Bancorp has no other subsidiaries and operates strictly as a one-bank holding company.

      Woodland Bank offers complete banking services to the commercial and residential areas which it serves. Services include commercial, real estate, and personal loans, checking, savings and time deposits and other customer services such as safe deposit facilities. The largest portion of Woodland Bank's lending business is related to the activities of small to medium sized businesses and local community residents.

      Woodland Bank is subject to vigorous competition from other banks and financial institutions in its principal service area, which includes the southeastern portion of the Tulsa metropolitan region. In making loans, Woodland Bank encounters substantial competition from banks and other lending institutions, such as savings and loan associations, insurance companies, finance companies, and credit unions. In addition, Woodland Bank competes for savings accounts with institutions offering various forms of fixed income investments, particularly other banks, savings and loan associations, credit unions, and money-market funds and securities brokers.

      Woodland Bank is subject to supervision, regulation, and examination by the Oklahoma Banking Commission and the Federal Deposit Insurance Corporation. Deposits of Woodland Bank are insured by the Federal Deposit Insurance Corporation. As a bank holding company, Woodland Bancorp is regulated by the Federal Reserve.


BACKGROUND OF THE MERGER

      The directors and principal stockholders of Woodland have consistently regarded their stock ownership as a long-term investment and therefore have never sought out or invited acquisition proposals; inquirers were always informed in the first instance that Woodland Bank was not for sale. Furthermore, such approaches as were made over the years seldom developed into firm offers. This was because informal discussions by prospective acquirors with Woodland director representatives developed that the range of tentative cash acquisition proposals did not, in the opinion of Woodland's directors and principal stockholders, reflect either the intrinsic value or prospects of Woodland Bank. Merger proposals informally discussed were deemed not attractive because of uncertainties concerning the financial conditions and future prospects of the prospective merger partners.

      More recently, in the recognition of the fact that bank merger and acquisition activity in Oklahoma appeared to be increasing, the directors and principal stockholders of Woodland informally determined that prospective cash offers would not be considered unless the amount of the after-tax proceeds of any such sale which would be received by the stockholders could be conservatively invested to both generate income equivalent to that represented by the Woodland dividends and provide the prospect of further capital appreciation. It was further informally determined that any stock for stock, tax-free acquisition proposal would be evaluated based upon the current financial condition and future business prospects of the potential acquiror, the current dividend being paid on the stock of the acquiror, and whether the market value of the stock proposed to be offered in exchange for the Woodland stock adequately reflected what the directors and principal stockholders of Woodland believed to be the intrinsic value of Woodland and its bank subsidiary.

      Approximately a year ago, representatives of Boatmen's initially met with the President of Woodland, to inquire whether Woodland was for sale. They were informed at that time that Woodland was not for sale, but that they were of course free to make an offer. They were also made generally aware of the Board's above-described policy relating to the evaluation of potential offers. In July of 1993, a Boatmen's representative met with the Chairman of the Board and another director, at which time a stock-for-stock acquisition was discussed as an alternative for the acquisition of Woodland by Boatmen's. On September 14, 1993, Boatmen's made a written offer proposing a merger pursuant to which Boatmen's stock would be exchanged for that of Woodland; this offer was not accepted by Woodland's Board, but provided the basis for further discussions between representatives of the respective parties. After further discussions and negotiations between the parties, a revised offer was submitted by letter dated October 6, 1993, which was accepted in principle subject to the conclusion of a definitive agreement acceptable to both parties. The resulting Agreement and Plan of Merger was executed as of November 6, 1993.

      The Board of Directors of Boatmen's believes that the acquisition of Woodland and the merger of its banking subsidiary, Woodland Bank, into Boatmen's First National Bank of Oklahoma, would be a natural and desirable addition to Boatmen's banking franchise in Tulsa, Oklahoma.


REASONS OF WOODLAND FOR THE MERGER;
RECOMMENDATION OF WOODLAND BOARD OF DIRECTORS

      The Board of Directors of Woodland has determined that the Merger and the Merger Agreement, including the Conversion Ratio, are fair to, and in the best interests of, Woodland and its shareholders. In the course of reaching its determination, the Board of Directors consulted with its legal counsel with respect to the legal duties of the Board and the Merger Agreement, and issues related thereto, as well as with senior management, and, without assigning any relative or specific weights, considered a number of factors, including the following material considerations:

            a. Woodland's business, results of operations, financial position and prospects were it to remain independent.

            b. Economic conditions and prospects for the markets in which Woodland Bank operates in light of, among other things, intensifying competitive pressures in the financial services industry in general and, in particular, in the Tulsa
      Metropolitan market.

            c. The consideration offered by Boatmen's in the Merger Agreement to Woodland's shareholders, the prospect for a higher current trading value for their shares and better prospects for future growth than if Woodland were to remain independent, and the greater market liquidity with respect to Boatmen's and other potential acquirors' shares than exists for Woodland shares.

            d. The management, business, results of operations and financial condition and prospects of Boatmen's.

            e. The expectation that a business combination with a larger and more geographically diversified regional bank holding company would enhance Woodland Bank's competitiveness and ability to serve its customers and the community in which it operates.

            f. The historical dividends paid on the Woodland Bancorp common stock and the Boatmen's common stock, and the increase in dividends which would result to Woodland Bancorp shareholders from the Merger.

            g. The expectation that the Merger will be a tax-free transaction to Woodland shareholders, Woodland and Boatmen's, and accounted for under the "pooling of interests" method of accounting.

       FOR THE REASONS SET FORTH ABOVE, THE BOARD OF DIRECTORS OF
WOODLAND UNANIMOUSLY RECOMMENDS THAT WOODLAND'S SHAREHOLDERS VOTE
FOR APPROVAL AND ADOPTION OF THE MERGER AGREEMENT.


CONVERSION RATIO

      The Merger Agreement provides that the shares of Woodland Common, other than shares held by any shareholder properly exercising appraisal rights under Oklahoma law, will be converted, in the Merger, into the right to receive 1.08 shares of Boatmen's Common (the "Conversion Ratio"), together with any rights attached thereto under or by virtue of the Rights Agreement, dated August 14, 1990, between Boatmen's and Boatmen's Trust Company, as Rights Agent (as described on page 33), plus cash in lieu of fractional shares. The Conversion Ratio was determined through negotiations, taking into account the relative value of Boatmen's Common and Woodland Common, between Boatmen's and Woodland.

      In the event a holder of shares of Woodland Common would be entitled, in the aggregate, to a fractional share interest in Boatmen's Common, then in lieu of issuing such fractional share, Boatmen's will pay to such holder an amount of cash equal to such fraction multiplied by the average closing price of a share of Boatmen's Common on the NASDAQ/NMS on the five trading days immediately preceding the date on which the Effective Time occurs.


FORM OF THE MERGER

      The Merger Agreement provides that Woodland will merge into Boatmen's-Oklahoma, which is a wholly owned subsidiary of Boatmen's, and Boatmen's-Oklahoma will be the surviving corporation.


CONDUCT OF BUSINESS PENDING THE MERGER; DIVIDENDS

      Pursuant to the Merger Agreement, Woodland has agreed to carry on its business in the usual, regular and ordinary course in substantially the same manner as conducted prior to the execution of the Merger Agreement. The Merger Agreement provides that
Woodland may declare and pay its regular quarterly dividend on the Woodland Common in an amount not to exceed $0.25 per share, payable on the last day of December, March, June and September. In this regard, Boatmen's and Woodland have agreed to cooperate with each other to coordinate the record and payment dates of their respective dividends for the quarter in which the Effective Time occurs such that Woodland shareholders would receive a regular quarterly dividend from Woodland or Boatmen's, but not from both with respect to any such quarter. See "CERTAIN PROVISIONS OF THE
Merger Agreement--Certain Other Agreements--Dividends."


CERTAIN CONDITIONS TO CONSUMMATION OF THE MERGER; REGULATORY
APPROVALS


      The Merger is subject to various conditions including, among other things, approval of the Merger Agreement by the requisite majority vote of the shareholders of Woodland, receipt of regulatory approvals of the Merger from the Federal Reserve, receipt of a legal opinion on certain tax aspects of the Merger and the Subsidiary Bank Merger, receipt of an accounting opinion to the effect that the Merger qualifies for "pooling of interests" accounting treatment, and the occurrence of no material adverse changes in the businesses of Boatmen's or Woodland. The Merger may not be consummated until the 30th day after the date of Federal Reserve approval. The required regulatory approval from the Federal Reserve was received on January 24, 1994. See "CERTAIN PROVISIONS OF THE Merger Agreement--Conditions to the Consummation of the Merger."


STOCK PRICE TERMINATION RIGHT

      The Merger Agreement provides each of Woodland and Boatmen's a right to terminate the Merger Agreement and not consummate the Merger based upon certain specified criteria regarding the average price of Boatmen's Common during a specified period of time prior to the Effective Time. Specifically, Woodland may terminate the Merger Agreement if both of the following conditions are satisfied:
(a) the Boatmen's Average Price is less than $24.75, and (b) the number obtained by dividing the Boatmen's Average Price by $28.375 is less than the number obtained by dividing the Final Index Price by the Initial Index Price and subtracting .20 from such quotient. Similarly, Boatmen's may terminate the Merger Agreement if both of the following conditions are satisfied: (x) the Boatmen's Average Price is more than $41.25, and (y) the number obtained by dividing the Boatmen's Average Price by $28.375 is more than the number obtained by dividing the Final Index Price by the Initial Index Price and adding .20 to such quotient.


      Assuming that the Effective Time of the Merger were January 28, 1994, neither element of the provision under which Woodland may terminate the Merger Agreement would have been met. Under Section (a), the Boatmen's Average Price would have been $29.781, well above the $24.75 requirement. Under Section (b), the Boatmen's Average Price divided by $28.375 would have been 1.050, which would have exceeded the Final Index Price divided by the Initial Index Price and subtracting .20: 1.042 - .20 =
.842. Also, as of January 28, 1994, neither element of the provision under which Boatmen's may terminate the Merger Agreement would have been met. Under Section (x), the Boatmen's Average Price would have been $29.781, well under the $41.25 requirement. Under Section (y), the Boatmen's Average Price divided by $28.375 would have been 1.050, which would have been less than the Final Index Price divided by the Initial Index Price and adding .20:
1.042 + .20 = 1.242.

      For both elements of the provision to be met under which Woodland may terminate the Merger Agreement, the Boatmen's Average Price would have to decline by 16.90% from the January 28, 1994 level and the Final Index Price would have to increase by at least 3.00%. For both elements of the provision to be met under which Boatmen's may terminate the Merger Agreement, the Boatmen's Average

Price would have to increase by 38.52% from the January 28, 1994 level and the Final Index Price would increase by no more than 20.30%.


      The Conversion Ratio is fixed and will not be affected by changes in the Boatmen's Average Price or the Final Index Price.
See "CERTAIN PROVISIONS OF THE MERGER AGREEMENT--Termination or
Abandonment."


INTERESTS OF CERTAIN PERSONS IN THE MERGER

      The Merger Agreement provides that Boatmen's will provide the directors and officers of Woodland and Woodland Bank, after the Merger, with the same directors' and officers' liability insurance coverage that Boatmen's provides to directors and officers of its other banking subsidiaries generally and, in addition, for a period of three years will use its best efforts to continue Woodland's directors' and officers' liability insurance coverage with respect to actions occurring prior to the Effective Time to the extent that such coverage is obtainable for an aggregate premium not to exceed the annual premium presently being paid by Woodland. If the premium of such insurance would exceed such maximum amount, Boatmen's will use its best efforts to procure such level of insurance having the coverage described above as can be obtained for an premium equal to such maximum amount. The Merger Agreement also provides that for a period of six years after the Effective
Time Boatmen's will cause Boatmen's-Oklahoma, as the surviving corporation in the Merger, or any successor of Boatmen's-Oklahoma, to indemnify the present and former directors, officers, employees and agents of Woodland and Woodland Bank against any liability arising out of actions occurring prior to the Effective Time, to the extent that such indemnification is then permitted under the Oklahoma Law and by Woodland's Articles of Incorporation and By-laws as in effect on the date of the Merger Agreement, including provisions relating to advances of expenses incurred in the defense of any action or suit.

      No member of Boatmen's management or Boatmen's Board of Directors or any other affiliate of Boatmen's has an interest in the Merger, other than as a shareholder of Boatmen's generally.


EFFECTIVE TIME

      The Merger Agreement provides that the Merger will become effective upon the filing of a Certificate of Merger with the Secretary of State of the State of Missouri. It is presently anticipated that the Merger will be consummated late in the first quarter of 1994, but no assurance can be given that such timetable will be met.


APPRAISAL RIGHTS

      Section 1091 of the Oklahoma Law provides that a shareholder of Woodland has the right to demand an appraisal by the district court of the fair value of his shares of stock, exclusive of any element of value arising from the accomplishment or expectation of the Merger, provided the shareholder (i) delivers to Woodland, before the vote is taken at the Special Meeting, a written demand for appraisal of the shares of the shareholder, (ii) does not vote in favor of the Merger in person or by proxy at the Special Meeting, and (iii) holds the shares of Woodland Common on the date of the making of the demand and continues to hold such shares through the Effective Time. The written demand referred to above will be sufficient if it reasonably informs Woodland of the identity of the shareholder and that the shareholder intends thereby to demand the appraisal of his shares. A proxy or vote against the Merger shall not constitute such a demand.

      Within ten days after the Effective Time of the Merger, Boatmen's-Oklahoma will notify each shareholder of Woodland who has complied with the foregoing requirements and thereby perfected his
appraisal rights that the Merger has become effective.   Within 120
days after the Effective Time, Boatmen's-Oklahoma, or any shareholder who has perfected his appraisal rights, may file a petition in the district court (and also must be served on Boatmen's-Oklahoma if such petition is filed by a shareholder) demanding a determination of the value of the stock of all shareholders who have perfected their appraisal rights; provided, however, that each shareholder of Woodland who has theretofore perfected his appraisal rights has the right, within 60 days of the Effective Time of the Merger, to withdraw his demand for appraisal and to accept the Merger Consideration.

      Within 120 days after the Effective Time, any shareholder who has theretofore perfected his appraisal rights is also entitled, upon written request, to receive from Boatmen's-Oklahoma a statement setting forth the aggregate number of shares not voted in favor of the Merger and to which demands for appraisal have been received and the aggregate number of holders of such shares. Boatmen's-Oklahoma must mail such written statement to the requesting shareholder within ten days after its receipt of such shareholder's written request.

      Within twenty days after Boatmen's-Oklahoma is served with a copy of any such petition (or, if Boatmen's-Oklahoma files the petition, contemporaneously with such filing), Boatmen's-Oklahoma must file, in the office of the court clerk of the district court in which the petition was filed, a duly verified list containing the names and addresses of all shareholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by Boatmen's-Oklahoma. The court clerk, if so ordered by the court, must give notice of the time and place fixed for the hearing of such petition by registered or certified mail to Boatmen's-Oklahoma and to the shareholders shown on the list. Notice of the hearing must also be published as provided in the Oklahoma Law.

      At the hearing on the petition, the court will determine the shareholders who have duly perfected their appraisal rights under the Oklahoma Law and may also require that such shareholders submit their certificates of Woodland Common to the court clerk for notation thereon of the pendency of the appraisal proceedings. The court may dismiss the proceedings as to any shareholder who fails to comply with these requirements.

      After determining the shareholders entitled to an appraisal, the court will appraise the shares, determining their fair value, taking into account all relevant factors, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. The court will direct the payment of the fair value of the shares to the shareholders entitled thereto. Payment will be made upon the surrender to Boatmen's-Oklahoma of the certificates representing the Woodland Common. Any shareholder whose name appears on the list filed by Boatmen's-Oklahoma as provided above and who has, if such is required, submitted his certificates of Woodland Common to the court clerk may participate fully in all proceedings unless or until it is finally determined that the shareholder is not entitled to appraisal rights. The costs of the proceeding may be determined by the court and taxed upon the parties as the court deems equitable in the circumstances.

      From and after the Effective Time, no shareholder who has perfected his appraisal rights will be entitled to vote his shares of Woodland Common for any purpose or to receive payment of dividends or other distributions on such stock, except dividends or other distributions payable to shareholders of record at a date which is prior to the Effective Time. If no petition for an appraisal is filed within the time provided therefor, or if a shareholder who has theretofore perfected his appraisal rights shall, either within 60 days after the Effective Time or thereafter with the written approval of Boatmen's-Oklahoma, deliver to Boatmen's-Oklahoma a written withdrawal of his demand for an appraisal and an acceptance of the Merger Consideration, then the right of such shareholder to an appraisal shall cease. No appraisal proceeding in the district court will be dismissed as to any shareholder without the approval of the court.

      If the holders of approximately 10% of the shares of Woodland Common should exercise their appraisal rights, the Merger would not qualify as a "pooling of interests" for accounting and financial reporting purposes and, therefore, Boatmen's would not be obligated to consummate the Merger. See "The Merger -- Accounting Treatment."

      THE FOREGOING SUMMARY OF THE APPRAISAL RIGHTS OF WOODLAND SHAREHOLDERS DOES NOT PURPORT TO BE A COMPLETE STATEMENT OF THE OKLAHOMA LAW AND IS QUALIFIED BY REFERENCE TO THE PROVISIONS OF
SECTION 1091 OF THE OKLAHOMA LAW SET FORTH IN FULL AS EXHIBIT B TO THIS PROSPECTUS/PROXY STATEMENT.


EXCHANGE OF STOCK CERTIFICATES; FRACTIONAL SHARES

      The conversion of Woodland Common into Boatmen's Common (other than any shares as to which appraisal rights are properly exercised) will occur by operation of law at the Effective Time. After the Effective Time, certificates theretofore evidencing shares of Woodland Common which may be exchanged for shares of Boatmen's Common will be deemed, for all corporate purposes other than the payment of dividends and other distributions on such shares, to evidence ownership of and entitlement to receive such shares of Boatmen's Common.

      As soon as reasonably practicable after the Effective Time, Boatmen's Trust Company, the exchange agent in the Merger (the "Exchange Agent"), will send a transmittal letter and instructions to each record holder of certificates for Woodland Common whose shares were converted into the right to receive the Merger Consideration, advising such holder of the number of shares of Boatmen's Common such holder is entitled to receive pursuant to the Merger, of the amount of cash such holder is due in lieu of a fractional share of Boatmen's Common, and of the procedures for surrendering such certificates in exchange for a certificate for the number of whole shares of Boatmen's Common, and a check for the cash amount (if any) such holder is entitled to receive in lieu of a fractional share. The shares of Boatmen's Common into which Woodland Common will be converted in the Merger will be deemed to have been issued at the Effective Time. Unless and until the certificates representing Woodland Common are surrendered, along with notification of the holder's federal taxpayer identification number, dividends on the shares of Boatmen's Common issuable with respect to such Woodland Common which would otherwise be payable will not be paid to the holders of such certificates and, in such case, upon surrender of the certificates and notification of taxpayer identification number, there will be paid any dividends on such shares of Boatmen's Common which became payable between the Effective Time and the time of such surrender and notification. No interest on any such dividends will accrue or be paid.

FEDERAL INCOME TAX CONSEQUENCES

      The Merger is expected to qualify as a reorganization under
Section 368(a)(2)(D) of the Code. Except for shareholders perfecting their appraisal rights, and cash received in lieu of a fractional share interest in Boatmen's Common, holders of shares of Woodland Common will recognize no gain or loss on the receipt of Boatmen's Common in the Merger, their aggregate basis in the shares of Boatmen's Common received in the Merger will be the same as their aggregate basis in their shares of Woodland Common converted in the Merger, and, provided the shares surrendered are held as a capital asset, the holding period of the shares of Boatmen's Common received by them will include the holding period of their shares of Woodland Common converted in the Merger. Cash received in lieu of fractional share interests and cash received by shareholders exercising their appraisal rights will be treated as a distribution in full payment of such fractional share interests, or shares surrendered in exercise of appraisal rights, resulting in capital gain or loss or ordinary income, as the case may be, depending upon each shareholder's particular situation.

      The Merger is conditioned upon the receipt of an opinion of Lewis, Rice & Fingersh, counsel for Boatmen's, regarding the anticipated federal income tax consequences discussed above. The form of the opinion of counsel is filed as an exhibit to the Registration Statement and the foregoing is only a summary of such tax consequences.

      IT IS RECOMMENDED THAT SHAREHOLDERS CONSULT THEIR OWN TAX
ADVISORS REGARDING THE FEDERAL, STATE AND FOREIGN INCOME TAX
CONSEQUENCES TO THEM OF THE MERGER AND ANY OTHER TAX CONSIDERATIONS WHICH MAY BE APPLICABLE TO THEM.


ACCOUNTING TREATMENT

      It is anticipated that the Merger will qualify as a "pooling of interests" for accounting and financial reporting purposes. Under this method of accounting, the assets and liabilities of Boatmen's and Woodland will be carried forward after the Effective Time into the consolidated financial statements of Boatmen's at their recorded amounts; the consolidated income of Boatmen's will include income of Boatmen's and Woodland for the entire fiscal year in which the Merger occurs; and the separately reported income of Boatmen's and Woodland for prior periods will be combined and restated as consolidated income of Boatmen's.

      The Merger Agreement provides that a condition to Boatmen's obligation to consummate the Merger is its receipt of an opinion from Ernst & Young, the independent public accountants for Boatmen's, to the effect that the Merger will qualify for "pooling of interests" accounting treatment under Accounting Principles Board Opinion No. 16 if consummated in accordance with the Merger Agreement. In the event such condition is not met, the Merger would not be consummated unless the condition was waived by Boatmen's and the approval of Woodland shareholders entitled to vote on the Merger was resolicited if such change in accounting treatment were deemed material to the financial condition and results of operations of Boatmen's on a pro forma basis.


MANAGEMENT AND OPERATIONS AFTER THE MERGER

      It is anticipated that, effective as of the Effective Time of the Merger or thereafter, Woodland Bank will merge into Boatmen's
First National Bank of Oklahoma, a wholly owned subsidiary of Boatmen's-

Oklahoma. Boatmen's First National Bank of Oklahoma will be the surviving bank in the Subsidiary Bank Merger. Upon consummation of such merger, the present offices of Woodland Bank will be operated as branch offices of Boatmen's First National Bank of Oklahoma. It is not anticipated that the management of Boatmen's, Boatmen's-
Oklahoma or Boatmen's First National Bank of Oklahoma will be affected as a result of the Merger or the Subsidiary Bank Merger.


RESALE OF BOATMEN'S COMMON

      The shares of Boatmen's Common issued pursuant to the Merger will be freely transferable under the Securities Act except for shares issued to any Woodland shareholder who may be deemed to be an "affiliate" of Woodland or Boatmen's for purposes of Rule 145 under the Securities Act. The Merger Agreement provides that each such affiliate will enter into an agreement with Boatmen's providing that such affiliate will not transfer any shares of Boatmen's Common received in the Merger except in compliance with the Securities Act and will make no disposition of any shares of Woodland Common or Boatmen's Common (or any interest therein) during the period commencing 30 days prior to the Effective Time through the date on which financial results covering at least 30 days of combined operations of Boatmen's and Woodland after the Merger have been published. This Prospectus/Proxy Statement does not cover resales of shares of Boatmen's Common received by any person who may be deemed to be an affiliate of Woodland. Persons who may be deemed to be affiliates of Woodland generally include individuals who, or entities which, control, are controlled by or are under common control with Woodland and will include directors and certain officers of Woodland and may include principal shareholders of Woodland.


                              PRO FORMA FINANCIAL DATA

                BOATMEN'S BANCSHARES, INC. AND WOODLAND BANCORP, INC.

      The following unaudited pro forma combined condensed balance sheet as of September 30, 1993, and the pro forma combined condensed statements of income for the nine months ended
September 30, 1993 and 1992, and for each of the years in the three-year period ended December 31, 1992, give effect to the Merger based on the historical consolidated financial statements of Boatmen's and its subsidiaries and Woodland and its subsidiary under the assumptions and adjustments set forth in the accompanying notes to the pro forma financial statements.

      The pro forma combined condensed balance sheet assumes the Merger was consummated on September 30, 1993 and the pro forma condensed statements of income assume that the Merger was consummated on January 1 of each period presented. The pro forma statements may not be indicative of the results that actually would have occurred if the Merger had been in effect on the dates indicated or which may be obtained in the future. The pro forma financial statements should be read in conjunction with the historical consolidated financial statements and notes thereto of Boatmen's and Woodland either incorporated by reference herein or contained elsewhere in this Prospectus/Proxy Statement.

                                               BOATMEN'S BANCSHARES, INC.
                                      PRO FORMA COMBINED CONDENSED BALANCE SHEET
                                                      Unaudited

                                                  September 30, 1993
                                                    (In Thousands)

                                                                                                          PRO FORMA
                                                BOATMEN'S        WOODLAND        ADJUSTMENTS        BOATMEN'S AND WOODLAND
                                                ---------        --------        -----------        ----------------------
ASSETS:
Cash and noninterest-bearing balances
  due from banks                               $ 1,490,657        $ 2,299                                 $ 1,492,956
Short-term investments                              74,946                                                     74,946
Investment securities                            7,858,414         27,045                                   7,885,459
Federal funds sold and securities
  purchased under resale agreements                527,049          3,160                                     530,209
Loans, net of unearned income                   14,111,180         28,681                                  14,139,861
  Less reserve for loan losses                     329,852            872                                     330,724
                                               -----------        -------           -----                 -----------
Loans, net                                      13,781,328         27,809              0                   13,809,137
                                               -----------        -------           -----                 -----------
Property and equipment                             442,354          1,643                                     443,997
Other assets                                     1,087,502            704                                   1,088,206
                                               -----------        -------           -----                 -----------
Total Assets                                   $25,262,250        $62,660             $0                  $25,324,910
                                               ===========        =======           =====                 ===========
LIABILITIES AND EQUITY:
Noninterest-bearing deposits                   $ 4,275,151        $13,933                                 $ 4,289,084
Interest-bearing deposits                       15,607,840         42,431                                  15,650,271
                                               -----------        -------           -----                 -----------
Total deposits                                  19,882,991         56,364              0                   19,939,355
                                               -----------        -------           -----                 -----------
Federal funds purchased and other
  short-term borrowings                          2,754,574                                                  2,754,574
Other borrowings                                         0                                                          0
Long-term debt                                     461,325                                                    461,325
Capital lease obligation                            39,421                                                     39,421
Other liabilities                                  167,381            202                                     167,583
                                               -----------        -------           -----                 -----------
Total liabilities                               23,305,692         56,566                                  23,362,258
                                               -----------        -------           -----                 -----------
Redeemable preferred stock                           1,164              0              0                        1,164
                                               -----------        -------           -----                 -----------
Stockholders' equity:
Common stock                                        98,010              4             408(1)                   98,422
Surplus                                            734,709          1,440           (408)(1)                  735,741
Retained earnings                                1,124,275          4,650                                   1,128,925
Treasury Stock (26,939 shares at cost)              (1,600)                                                    (1,600)
                                               -----------        -------           -----                 -----------
Total stockholders' equity                       1,955,394          6,094              0                    1,961,488
                                               -----------        -------           -----                 -----------
Total liabilities and stockholders'
  equity                                       $25,262,250        $62,660             $0                  $25,324,910
                                               ===========        =======           =====                 ===========
Stockholders' equity per share                      $19.96         $15.99                                      $19.94


                                     NOTES TO PRO FORMA COMBINED CONDENSED BALANCE SHEET

                                                        (UNAUDITED)

(1) Reflects conversion of outstanding shares of Woodland Common using the Conversion Ratio of 1.08 shares of Boatmen's Common for each outstanding share of Woodland Common.

(2) Financial information for First Amarillo Bancorporation, Inc., a pooling of interests acquisition which was completed on November 30, 1993, is not included in the Pro Forma Combined Condensed Balance Sheet. At September 30, 1993, assets of First Amarillo Bancorporation,
      Inc. totaled $795 million.

                                          BOATMEN'S BANCSHARES, INC.
                              PRO FORMA COMBINED CONDENSED STATEMENT OF INCOME
                                                (Unaudited)

                                    (in Thousands, Except per share data)
                                                      NINE MONTHS                          YEAR ENDED
                                                  ENDED SEPTEMBER 30,                     DECEMBER 31,
                                               -------------------------     ----------------------------------------
                                                  1993           1992           1992           1991           1990
                                                  ----           ----           ----           ----           ----
Interest income                                $1,172,810     $1,190,419     $1,570,418     $1,692,531     $1,686,619
Interest expense                                  463,553        561,773        720,246        972,287      1,050,614
                                               ----------     ----------     ----------     ----------     ----------
  Net interest income                             709,257        628,646        850,172        720,244        636,005
Provision for loan losses                          46,831         79,857        134,626        112,876        117,683
                                               ----------     ----------     ----------     ----------     ----------
Net interest income after
  provision for loan losses                       662,426        548,789        715,546        607,368        518,322
Noninterest income                                350,562        326,302        435,605        346,045        288,724
Noninterest expense                               677,723        607,442        843,218        727,129        628,765
                                               ----------     ----------     ----------     ----------     ----------
  Income before income taxes                      335,265        267,649        307,933        226,284        178,281
Income tax expense                                110,093         79,663         91,473         60,483         35,755
                                               ----------     ----------     ----------     ----------     ----------
Net income                                     $  225,108     $  187,986     $  216,460     $  165,801     $  142,526
                                               ==========     ==========     ==========     ==========     ==========
Net income available to
  common shareholders                          $  225,172     $  187,920     $  216,372     $  165,712     $  142,429
                                               ==========     ==========     ==========     ==========     ==========
Net income per common share                         $2.30          $1.96          $2.26          $1.78          $1.61
Average common shares outstanding                  98,077         95,733         95,942         92,934         88,438




             NOTES TO PRO FORMA COMBINED CONDENSED STATEMENTS OF INCOME

                                     (Unaudited)

1. Net income per share and the average common shares outstanding shown in the pro forma analysis reflect the restatement of share amounts for 2-for-1 stock split declared on August 10, 1993 and paid on October 1, 1993.

             DESCRIPTION OF BOATMEN'S CAPITAL STOCK

      Boatmen's Restated Articles of Incorporation currently authorize the issuance of 125 million shares of common stock, par value $1.00 per share, and 10.3 million preferred shares, no par value per share, of which 35,045 shares are designated "7% Cumulative Redeemable Preferred Stock, Series B" $100.00 stated value per share (the "Boatmen's Series B Preferred Stock").


      As of February 1, 1994, approximately 104 million shares of Boatmen's Common were issued and outstanding and 11,551 shares of Boatmen's Series B Preferred Stock were issued and outstanding and 1,250,000 shares of Junior Participating Preferred Stock, Series C, stated value $1.00 per share (a "Preferred Share") were reserved for issuance with none outstanding.


      With respect to the remaining authorized but unissued preferred shares, Boatmen's Restated Articles of Incorporation provide that its Board of Directors may, by resolution, cause such preferred shares to be issued from time to time, in series, and fix the powers, designations, preferences and relative, participating optional and other rights and qualifications, limitations and restrictions of such shares.

      The following is a brief description of the terms of Boatmen's Common and Boatmen's Series B Preferred Stock.


BOATMEN'S COMMON

      Dividend Rights. The holders of Boatmen's Common are entitled to share ratably in dividends when, as and if declared by the Board of Directors of Boatmen's from funds legally available therefor, after full cumulative dividends have been paid, or declared and funds sufficient for the payment thereof set apart, on all shares of Boatmen's Series B Preferred Stock, and any other class or series of preferred stock ranking superior as to dividends to Boatmen's Common. The ability of the subsidiary banks of Boatmen's to pay cash dividends, which are expected to be Boatmen's principal source of income, is restricted by applicable banking laws.

      Voting Rights. Each holder of Boatmen's Common has one vote for each share held on matters presented for consideration by the shareholders, except that, in the election of directors, such shareholders have cumulative voting rights which entitle each such shareholder to the number of votes which equals the number of shares held by the shareholder multiplied by the number of directors to be elected. All such cumulative votes may be cast for one candidate for election as a director or may be distributed among two or more candidates.

      Classification of Board of Directors. The Board of Directors of Boatmen's is divided into three classes, and the directors are elected by classes to three-year terms, so that approximately one-third of the directors of Boatmen's will be elected at each annual meeting of the shareholders. Although it promotes stability and continuity of the Board of Directors, classification of the Board of Directors may have the effect of decreasing the number of directors that could otherwise be elected by anyone who obtains a controlling interest in Boatmen's Common and thereby could impede a change in control of Boatmen's. Because fewer directors will be elected at each annual meeting, such classification also will reduce the effectiveness of cumulative voting as a means of establishing or increasing minority representation on the Board of Directors.

      Preemptive Rights. The holders of Boatmen's Common have no preemptive right to acquire any additional unissued shares or treasury shares of Boatmen's.

      Liquidation Rights. In the event of liquidation, dissolution or winding up of Boatmen's, whether voluntary or involuntary, the holders of Boatmen's Common will be entitled to share ratably in any of its assets or funds that are available for distribution to its shareholders after the satisfaction of its liabilities (or after adequate provision is made therefor) and after preferences on any outstanding preferred stock.

      Assessment and Redemption. Shares of Boatmen's Common will be, when issued, fully paid and non-assessable. Such shares do not have any redemption provisions.


BOATMEN'S SERIES B PREFERRED STOCK

      Dividend Rights. Holders of shares of Series B Preferred Stock will be entitled to receive, when, as and if declared by the Board of Directors, out of any funds legally available for such purpose, cumulative cash dividends at an annual dividend rate per share of 7% of the stated value thereof, payable quarterly. Dividends on Boatmen's Series B Preferred Stock are cumulative and no dividends can be declared or paid on any shares of Boatmen's Common unless full cumulative dividends on Boatmen's Series B Preferred Stock have been paid, or declared and funds sufficient for the payment thereof set apart.

      Liquidation Rights. In the event of the dissolution and liquidation of Boatmen's, the holders of Boatmen's Series B Preferred Stock will be entitled to receive, after payment of the full liquidation preference on shares of any class or series of preferred stock ranking superior to Boatmen's Series B Preferred Stock (if any such shares are then outstanding) but before any distribution on shares of Boatmen's Common, liquidating dividends of $100.00 per share plus accumulated dividends.

      Redemption. Shares of Boatmen's Series B Preferred Stock are redeemable, at the option of the holders thereof, at the redemption price of $100.00 per share plus accumulated dividends, provided, that (i) full cumulative dividends have been paid, or declared and funds sufficient for payment set apart, upon any class or series of preferred stock ranking superior to Boatmen's Series B Preferred Stock; and (ii) Boatmen's is not then in default with respect to any sinking or analogous fund or call for tenders obligation or agreement for the purchase or any class or series of preferred stock ranking superior to Boatmen's Series B Preferred Stock.

      Voting Rights.  Each share of Boatmen's Series B Preferred
Stock has equal voting rights, share for share, with each share of Boatmen's Common.

      Superior Stock. Boatmen's may, without the consent of holders of Boatmen's Series B Preferred Stock, issue preferred stock with superior or equal rights or preferences.


              COMPARISON OF SHAREHOLDER RIGHTS


      The rights of holders of shares of Boatmen's Common are governed by the corporate law of Missouri (the "Missouri Law"), the state of Boatmen's incorporation, and by Boatmen's Restated
Articles of

Incorporation, By-laws and other corporate documents.
The rights of holders of shares of Woodland Common, which presently are governed by the Oklahoma Law, and by Woodland's Articles of Incorporation, By-laws and other corporate documents, differ in certain respects from the rights which they would have as common shareholders of Boatmen's. A summary of the material differences between the respective rights of holders of Woodland Common and Boatmen's Common is set forth below.


SHAREHOLDER VOTE REQUIRED FOR CERTAIN TRANSACTIONS

      Overview. The Restated Articles of Incorporation and By-laws of Boatmen's contain certain provisions which mandate an affirmative shareholder vote of greater than that otherwise required by the Missouri Law to approve certain types of transactions and proposals. Woodland's Articles of Incorporation and By-Laws contain no similar provision. The Oklahoma Law provides that the affirmative vote of the holders of at least a majority of the corporation's outstanding shares entitled to vote thereon is required with respect to certain corporate actions, including approval of the Merger Agreement. Woodland's Articles of Incorporation and By-laws do not specify a different voting requirement.

      Business Combinations. Boatmen's Restated Articles of Incorporation provide that, in addition to any affirmative vote required by law, any "Business Combination" (as defined below) will require the affirmative vote of the holders of not less than 80% of Boatmen's Common. Notwithstanding the foregoing, however, Boatmen's Restated Articles of Incorporation also provide that any such Business Combination may be approved by the affirmative vote required by law if it has been approved by 75% of the entire Board of Directors of Boatmen's. The term "Business Combination" means
(i) any merger or consolidation of Boatmen's or any subsidiary of Boatmen's with (a) any individual or entity who, together with certain affiliates or associates, owns greater than five percent of Boatmen's Common (a "Substantial Shareholder"); or (b) any other corporation which, after such merger or consolidation, would be a Substantial Shareholder, regardless of which entity survives;
(ii) any sale, lease, exchange, mortgage, pledge, transfer or other disposition (in one transaction or a series of transactions) to or with any Substantial Shareholder of all or substantially all of the assets of Boatmen's or any of its subsidiaries; (iii) the adoption of any plan or proposal for the liquidation of Boatmen's by or on behalf of a Substantial Shareholder; or (iv) any transaction involving Boatmen's or any of its subsidiaries, if the transaction would have the effect, directly or indirectly, of increasing the proportionate share of the outstanding shares of any class of equity or convertible securities of Boatmen's of which a Substantial Shareholder is the beneficial owner.

      The Oklahoma Law provides that any merger or consolidation must be approved by the affirmative vote of the holders of a majority of the outstanding stock of the corporation entitled to vote thereon. The same majority vote requirement is applicable to a corporation's sale, lease or exchange of all or substantially all of its property and assets.

      Removal of Directors. Boatmen's Restated Articles of Incorporation and By-laws provide that at a meeting called expressly for that purpose, a director or the entire Board of Directors (other than directors elected by holders of preferred stock pursuant to certain special rights) may be removed without cause only upon the affirmative vote of the holders of not less than 80% of the shares entitled to vote generally in an election of directors. Notwithstanding the foregoing, however, if less than the entire Board of Directors is to be removed without cause, no one of the directors may be removed if the votes cast against his removal would be sufficient to elect him if then cumulatively voted at an election of the class of directors of which he is a part. At a meeting called expressly for that purpose, a director (other than those elected by holders of preferred stock), may be removed by the shareholders for cause by the affirmative vote of the holders of a majority of the shares entitled to vote upon his election.

      The Oklahoma Law provides that each director shall hold office for the term for which he is elected until his successor has been elected and qualified or until his earlier resignation or removal. Under the Oklahoma Law, any director may be removed with or without cause by the holders of a majority of shares entitled to vote at an election unless the certificate of incorporation provides otherwise. If, however, the corporation has cumulative voting and less than the entire board is to be removed, no director may be removed without cause if the votes against his removal would be sufficient to elect him. Woodland's By-laws contain a provision authorizing the removal of the entire board of directors or an individual director, with or without cause, by the holders of a majority of the outstanding shares entitled to vote at any meeting of the shareholders.

      Amendments to Articles of Incorporation. Under the Missouri Law, a corporation may amend its articles of incorporation upon receiving the affirmative vote of the holders of a majority of its voting shares; provided, however, that if the corporation's articles of incorporation or by-laws provide for cumulative voting in the election of directors, the number of directors of the corporation may not be decreased to less than three by amendment to the corporation's articles of incorporation when the number of shares voting against the proposal for decrease would be sufficient to elect a director if the shares were voted cumulatively at an election of three directors; and provided, further, that a proposed amendment which provides that Section 351.407 of the Missouri Law does not apply to "control share acquisitions" of shares of a corporation requires the affirmative vote of the holders of two-thirds of such corporation's voting shares.

      Article XII of Boatmen's Restated Articles of Incorporation provides that Boatmen's may amend, alter, change or repeal provisions of the Restated Articles of Incorporation in the manner provided by law, with the exception, however, of the provisions of the Restated Articles relating to the classification and number of directors, the approval of Business Combinations, and the aforementioned exceptions to Article XII, which require the affirmative vote of the holders of 80% of Boatmen's Common then entitled to vote at a meeting of shareholders called for that purpose.

      Under the Oklahoma Law, a corporation which has received payment for its capital stock may amend its certificate of incorporation from time to time with the approval of the holders of a majority of the outstanding shares of the corporation entitled to vote thereon. In addition, the Oklahoma Law provides that the holders of outstanding shares of a class are entitled to vote as a class on a proposed amendment, whether or not entitled to vote as a class thereon by provisions of the certificate of incorporation, if the amendment would increase or decrease the aggregate number of authorized shares of such class, the par value of the shares of such class, or alter or change the powers, preferences or special rights of such class so as to affect them adversely.


SPECIAL MEETINGS OF SHAREHOLDERS; SHAREHOLDER ACTION BY WRITTEN CONSENT

Boatmen's By-laws provide that a special meeting of shareholders may be called by the Chairman of the Board or the President or by resolution of the Board of Directors whenever deemed necessary. The business transacted at any such special meeting will be confined to the purpose or purposes specified in the notice therefor and the matters germane thereto. The Missouri Law provides that any action required or permitted to be taken at a meeting of shareholders may be taken without a meeting if a consent, in writing, setting forth the action taken is signed by the holders of all of the shares entitled to vote on the subject matter.

      Woodland's By-laws provide that a special meeting of shareholders may be held at any time upon the call of the President, the Board of Directors or the Executive Committee, and shall be called by the President at the request of one or more shareholders holding at least one-fourth of the voting power of outstanding shares. The Oklahoma Law provides that a special meeting of shareholders may be called by the board of directors or by persons authorized in the certificate of incorporation. The Oklahoma Law also provides that, unless provided for in the certificate of incorporation, any action required or permitted to be taken at a meeting of shareholders may be taken without a meeting if a consent, in writing, setting forth the action taken is signed by the holders of the shares entitled to vote on the subject matter having not less than the minimum number of votes necessary to authorize such action at a meeting at which all shares entitled to vote thereon are present. Woodland's By-laws require, in this regard, that any such consent be signed by all of the shareholders entitled to vote with respect to the subject matter of the consent.


NOTICE OF SHAREHOLDER NOMINATIONS OF DIRECTORS

      Boatmen's By-laws provide that a shareholder may nominate a person for director only if he delivers notice of such nomination to the Secretary of Boatmen's, accompanied or promptly followed by such supporting information as the Secretary shall reasonably request, not less than 75 days prior to the date of any annual meeting or more than seven days after the mailing of notice of any special meeting. Neither Woodland's Articles of Incorporation, By-laws nor the Oklahoma Law contains a similar provision.


SHAREHOLDER PROPOSAL PROCEDURES

      Boatmen's By-laws provide that in order for any business to be transacted at any meeting of the shareholders, other than business proposed by or at the direction of the Board of Directors, notice thereof must be received from the proposing shareholder by the Secretary of Boatmen's, accompanied or promptly followed by such supporting information as he shall reasonably request, not less than 75 days prior to the date of any annual meeting or more than seven days after the mailing of notice of any special meeting. Neither Woodland's Articles of Incorporation, By-laws nor the Oklahoma Law contains a similar provision.


SHAREHOLDER RIGHTS PLAN

      Overview. Boatmen's has adopted a shareholder rights plan pursuant to which holders of a share of Boatmen's Common also hold one preferred share purchase right which may be exercised upon the occurrence of certain "triggering events" specified in Boatmen's shareholder rights plan. Woodland does not have a shareholder rights plan. Shareholder rights plans such as Boatmen's are intended to encourage potential hostile acquirors of a "target" corporation to negotiate with the Board of Directors of the target corporation in order to avoid occurrence of the "triggering events" specified in such plans. Shareholder rights plans are intended to give the directors of a target corporation the opportunity to assess the fairness and appropriateness of a proposed transaction in order to determine whether or not it is in the best interests of the corporation and its shareholders. Notwithstanding these purposes and intentions of shareholder rights plans, such plans, including that of Boatmen's, could have the effect of discouraging a business combination which shareholders believe to be in their best interests. The provisions of the shareholder rights plan of Boatmen's are discussed below.

      On August 14, 1990, the Board of Directors of Boatmen's declared a dividend, payable on August 31, 1990 (the "Boatmen's Record Date"), of one Preferred Share Purchase Right (a "Boatmen's Right") for each outstanding share of Boatmen's Common. Each Boatmen's Right entitles the registered holder to purchase from Boatmen's one-hundredth share of a Preferred Share at a price of $110.00 per one-hundredth Preferred Share (the "Boatmen's Purchase Price"), subject to adjustment. The description and terms of the Boatmen's Rights are set forth in a Rights Agreement (the "Boatmen's Rights Agreement") between Boatmen's and Boatmen's Trust Company as Rights Agent (the "Rights Agent"), and the following description is qualified in its entirety by the Boatmen's Rights Agreement.

      Until the earlier to occur of (i) ten days following a public announcement that a person or group of affiliated or associated persons (a "Boatmen's Acquiring Person") has acquired beneficial ownership of 20% or more of the outstanding shares of Boatmen's Common; or (ii) ten business days (or such later date as may be determined by action of the Board of Directors prior to such time as any person becomes a Boatmen's Acquiring Person) following the commencement of, or announcement of an intention to make, a tender or exchange offer the consummation of which would result in the beneficial ownership by a person or group of 20% or more of such outstanding shares of Boatmen's Common (the earlier of such dates being called the "Boatmen's Distribution Date"), the Boatmen's Rights will be evidenced, with respect to any of the Boatmen's Common share certificates outstanding as of the Boatmen's Record Date, by such Boatmen's Common share certificates, with a copy of a Summary of Rights attached thereto.

      The Boatmen's Rights Agreement provides that until the Boatmen's Distribution Date (or earlier redemption or expiration of the Boatmen's Rights), the Boatmen's Rights will be transferred only with shares of Boatmen's Common. New Boatmen's Common share certificates issued after the Boatmen's Record Date, upon transfer or new issuance of Boatmen's Common, including issuance of shares pursuant to the Merger, will contain a notation incorporating the Boatmen's Rights Agreement by reference, and the surrender for transfer of any certificates for Boatmen's Common outstanding as of the Boatmen's Record Date, even without such notation or a copy of the Summary of Rights being attached thereto, will also constitute the transfer of the Boatmen's Rights associated with the Boatmen's Common shares represented by such certificate. As soon as practicable following the Boatmen's Distribution Date, separate certificates evidencing the Boatmen's Rights (the "Boatmen's Right Certificates") will be mailed to holders of record of Boatmen's Common as of the close of business on the Boatmen's Distribution Date and such separate Boatmen's Right Certificates alone will evidence the Boatmen's Rights.

      The Boatmen's Rights are not exercisable until the Boatmen's Distribution Date. The Boatmen's Rights will expire on August 14, 2000 (the "Final Expiration Date"), unless the Final Expiration
Date is extended or unless the Boatmen's Rights are earlier redeemed by Boatmen's, in each case as described below.

      The Boatmen's Purchase Price payable, and the number of Preferred Shares or other securities or property issuable, upon exercise of the Boatmen's Rights are subject to adjustment from time to time upon the occurrence of certain events in order to prevent dilution. In addition, the number of outstanding Boatmen's Rights and the number of one-hundredths of a Preferred Share issuable upon exercise of each Boatmen's Right are also subject to adjustment in the event of a stock split of Boatmen's Common or a stock dividend on Boatmen's Common payable in shares of Boatmen's Common or subdivisions, consolidations or combinations of shares of
Boatmen's Common occurring, in any such case, prior to the Boatmen's Distribution Date.

      Preferred Shares purchasable upon exercise of the Boatmen's Rights will not be redeemable. Each Preferred Share will be entitled to a minimum preferential quarterly dividend payment of $1.00 per share and will be entitled to an aggregate dividend of 100 times the dividend declared on each share of Boatmen's Common. In the event of liquidation, the holders of the Preferred Shares will be entitled to a minimum preferential liquidation payment of $100 per share and will be entitled to an aggregate payment of 100 times the payment made on each share of Boatmen's Common. Each Preferred Share will have 100 votes, voting together with the Boatmen's Common shares. Finally, in the event of any merger, consolidation or other transaction in which shares of Boatmen's Common are exchanged, each Preferred Share will be entitled to receive 100 times the amount received on each share of Boatmen's Common. The Boatmen's Rights are protected by customary anti-dilution provisions.

      Because of the nature of the Preferred Shares' dividend, liquidation and voting rights, the value of the one-hundredth interest in a Preferred Share purchasable upon exercise of each Boatmen's Right should approximate the value of one share of Boatmen's Common.

      In the event that Boatmen's is acquired in a merger or other business combination transaction or 50% or more of its consolidated assets or earning power are sold, proper provision will be made so that each holder of a Boatmen's Right will thereafter have the right to receive, upon the exercise thereof at the then current exercise price of the Boatmen's Right, that number of shares of common stock of the acquiring company which at the time of such transaction will have a market value of two times the exercise price of the Boatmen's Right. In the event that (i) any person or group of affiliated or associated persons becomes the beneficial owner of 20% or more of the outstanding shares of Boatmen's Common (unless such person first acquires 20% or more of the outstanding shares of Boatmen's Common by a purchase pursuant to a tender offer for all of the Boatmen's Common for cash, which purchase increases such person's beneficial ownership to 80% or more of the outstanding Boatmen's Common); or (ii) during such time as there is a Boatmen's Acquiring Person, there shall be a reclassification of securities or a recapitalization or reorganization of Boatmen's or other transaction or series of transactions involving Boatmen's which has the effect of increasing by more than 1% the proportionate share of the outstanding shares of any class of equity securities of Boatmen's or any of its subsidiaries beneficially owned by the Boatmen's Acquiring Person, proper provision will be made so that each holder of a Boatmen's Right, other than Boatmen's Rights beneficially owned by the Boatmen's Acquiring Person (which will thereafter be void), will thereafter have the right to receive upon exercise that number of shares of Boatmen's Common having a market value of two times the exercise price of the Boatmen's Right.

      At any time after the acquisition by a Boatmen's Acquiring Person of beneficial ownership of 20% or more of the outstanding shares of Boatmen's Common, and prior to the acquisition by such Boatmen's Acquiring Person of 50% or more of the outstanding shares of Boatmen's Common, the Board of Directors of Boatmen's may exchange the Boatmen's Rights (other than Boatmen's Rights owned by such person or group which have become void), in whole or in part, at an exchange ratio of one share of Boatmen's Common per Boatmen's Right (subject to adjustment).

      With certain exceptions, no adjustment in the Boatmen's Purchase Price will be required until cumulative adjustments require an adjustment of at least 1% of the Boatmen's Purchase Price. No fractional Preferred Shares will be issued (other than fractions which are integral multiples of one one-hundredth of a Preferred Share and which may, at the election of Boatmen's, be evidenced by depositary receipts) and in lieu thereof, an adjustment in cash will be made based on the market price of the shares of Boatmen's Common on the last trading day prior to the date of exercise.

      At any time prior to the acquisition by a Boatmen's Acquiring Person of beneficial ownership of 20% or more of the outstanding shares of Boatmen's Common, the Boatmen's Board of Directors may redeem the Boatmen's Rights in whole, but not in part, at a price of $0.01 per Boatmen's Right (the "Boatmen's Redemption Price"). The redemption of the rights may be made effective at such time, on such basis, and with such conditions as the Board of Directors of Boatmen's in its sole discretion may establish.

      In addition, if a bidder who does not beneficially own more than 1% of the shares of Boatmen's Common and all other voting shares of Boatmen's (together the "Voting Shares") (and who has not within the past year owned in excess of 1% of the Voting Shares and, at a time he held a greater than 1% stake, disclosed, or caused the disclosure of, an intention which relates to or would result in the acquisition or influence of control of Boatmen's) proposes to acquire all of the Voting Shares for cash at a price which a nationally recognized investment banker selected by such bidder states in writing is fair, and such bidder has obtained written financing commitments (or otherwise has financing) and complies with certain procedural requirements, then Boatmen's, upon the request of the bidder, will hold a special shareholders' meeting to vote on a resolution requesting the Board of Directors to accept the bidder's proposal. If a majority of the outstanding shares entitled to vote on the proposal vote in favor of such resolution, then for a period of 60 days after such meeting the Boatmen's
Rights will be automatically redeemed at the Boatmen's Redemption Price immediately prior to the consummation of any tender offer for all of such shares at a price per share in cash equal to or greater than the price offered by such bidder; provided, however, that no redemption will be permitted or required after the acquisition by any person or group of affiliated or associated persons of beneficial ownership of 20% or more of the outstanding shares of Boatmen's Common. Immediately upon any redemption of the Boatmen's Rights, the right to exercise the Boatmen's Rights will terminate and the only right of the holders of Boatmen's Rights will be to receive the Boatmen's Redemption Price.

      The terms of the Boatmen's Rights may be amended by the Board of Directors of Boatmen's without the consent of the holders of the Boatmen's Rights, including an amendment to lower certain thresholds described above to not less than the greater of (i) any percentage greater than the largest percentage of the outstanding shares of Boatmen's Common then known to Boatmen's to be beneficially owned by any person or group of affiliated or associated persons; or (ii) 10%, except that from and after such time as any person becomes a Boatmen's Acquiring Person no such amendment may adversely affect the interests of the holders of the Boatmen's Rights.

      Until a Boatmen's Right is exercised, the holder thereof, as such, will have no rights as a shareholder of Boatmen's, including, without limitation, the right to vote or to receive dividends.


DISSENTERS' RIGHTS

      Under the Missouri Law, a shareholder of a corporation is entitled to receive payment for the fair value of his shares if such shareholder dissents from a sale or exchange of substantially all of the property and assets of the corporation, or a merger or consolidation to which such corporation is a party. A shareholder is also entitled to receive payment for the fair value of his shares if such shareholder dissents from according voting rights to
"control shares" in a control share acquisition, as further described below. Because Boatmen's is not merging directly with Woodland, Boatmen's shareholders will not be entitled to assert such rights in connection with the Merger.

      Under the Oklahoma Law, a shareholder of a corporation is entitled to receive payment for the fair value of his or her shares under certain circumstances. See "THE MERGER -- Appraisal Rights."


TAKEOVER STATUTES

      The Missouri Law contains provisions regulating a broad range of business combinations, such as a merger or consolidation, between a Missouri corporation with shares of its stock registered under the federal securities laws, or a corporation that makes an election, and an "interested shareholder" (which is defined as any owner of 20% or more of the corporation's stock) for five years after the date on which such shareholder became an interested shareholder, unless the stock acquisition which caused the person to become an interested shareholder was approved in advance by the corporation's board of directors. This so-called "five year freeze" provision is effective even if all the parties should subsequently decide that they wish to engage in a business combination. The Missouri Law also contains a "control share acquisition" provision which effectively denies voting rights to shares of a Missouri corporation acquired in control share acquisitions unless a resolution granting such voting rights is approved at a meeting of shareholders by affirmative majority vote of (i) all outstanding shares entitled to vote at such meeting voting by class if required by the terms of such shares; and
(ii) all outstanding shares entitled to vote at such meeting voting by class if required by the terms of such shares, excluding all interested shares. A control share acquisition is one by which a purchasing shareholder acquires more than one-fifth, one-third, or a majority, under various circumstances, of the voting power of the stock of an "issuing public corporation." An "issuing public corporation" is a Missouri corporation with (i) one hundred or more shareholders; (ii) its principal place of business, principal office or substantial assets in Missouri; and (iii) either (a) more than 10% of its shareholders resident in Missouri; (b) more than 10% of its shares owned by Missouri residents; or (c) 10,000 shareholders resident in Missouri. Boatmen's meets the statutory definition of issuing public corporation. Finally, if a control share acquisition should be made of a majority or more of the corporation's voting stock, and those shares are granted full voting rights, shareholders are granted dissenters' rights.

      The Oklahoma Law, like the Missouri Law, prohibits a business combination between a corporation and an "interested shareholder" (which is defined under the Oklahoma Law to include any person owning 15% or more of the outstanding voting stock of the corporation) for three years following the date that such person became an interested shareholder unless certain conditions are met. This provision of the Oklahoma Law, however, is not applicable to corporations, such as Woodland, which do not have a class of voting stock listed on a national securities exchange, authorized for quotation on an inter-dealer quotation system or held of record by more than 1,000 shareholders.

      The Oklahoma Law also contains a "control share acquisition" statute which is generally similar to the "control share acquisition" statute under the Missouri Law described above. This statute is only applicable to "issuing public corporations" and certain other corporations which elect to be subject to the statute. Woodland does not qualify as an "issuing public corporation" and it has not otherwise elected to be subject to the "control share acquisition" statute.

LIABILITY OF DIRECTORS; INDEMNIFICATION

      Pursuant to the Missouri Law, the Oklahoma Law and the respective articles of incorporation and bylaws of Boatmen's and Woodland, each corporation is obligated to indemnify certain officers and directors in connection with liabilities arising from legal proceedings resulting from such person's service to the corporation in certain circumstances. Each of Boatmen's and Woodland may also voluntarily undertake to indemnify certain persons acting on the corporation's behalf in certain circumstances. While the indemnification laws and provisions applicable to Boatmen's and Woodland are substantially similar in most material respects, there are certain material differences which are discussed below.

      In accordance with the Missouri Law, and pursuant to its Restated Articles of Incorporation, Boatmen's will indemnify its directors and certain of its executive officers, and may indemnify other employees or agents as it deems appropriate, against reasonably incurred liabilities arising from any actual or threatened, pending or completed action, suit, or proceeding by reason of the fact that the indemnified person was a director, officer, employee or agent of Boatmen's, or is or was serving at the request of Boatmen's as a director, officer, employee, or agent of another entity or enterprise, provided the indemnified person acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of Boatmen's. With respect to any criminal action or proceeding, the indemnified person must have had no reasonable cause to believe his conduct was unlawful. In the case of an action or suit by or in the right of Boatmen's, Boatmen's may not indemnify any person against judgments or fines, or as to any claim, matter, or issue as to which such person has been adjudged to be liable for negligence or misconduct in the performance of his duty to Boatmen's, unless and only to the extent that the court in which the action or suit was brought determines upon application that such person is fairly and reasonably entitled to indemnity for proper expenses. Boatmen's Restated Articles of Incorporation also provide, as permitted by the Missouri Law, for additional indemnification for persons indemnifiable under the Missouri Law provided no such person shall thereby be indemnified against conduct which was finally adjudged to have been knowingly fraudulent, deliberately dishonest, or willful misconduct. The Missouri Law also provides that to the extent a director, officer, employee or agent of a Missouri corporation has been successful in the defense of any action, suit or proceeding or any claim, issue or matter therein, such corporation must indemnify such person for expenses, including attorneys' fees, actually and reasonably incurred in connection with such action, suit or proceeding.

      The Oklahoma Law, like the Missouri Law, authorizes corporations to indemnify any party or threatened party to any threatened, pending or completed action, suit or proceeding who is or was a director, officer, employee or agent of the corporation and any person who is or was serving at the request of the corporation as director, officer, partner, trustee, employee or agent of another corporation or other enterprise if such individual acted in good faith and reasonably believed that his or her conduct was in the corporation's best interests. In the case of any criminal proceeding, the individual must have no reasonable cause to believe that his or her conduct was unlawful in order for the corporation to indemnify him or her. The Oklahoma Law provides that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged liable to the corporation unless the court in which the action, suit or proceeding was brought shall determine that such person is entitled to indemnity for such expenses which the court deems proper. Whether such director, officer, employee or agent acted properly is determined by a majority of a quorum of non-party directors, independent legal counsel opinion or by the shareholders. A corporation may pay expenses incurred by a director or officer before final disposition of an action or proceeding, but the director or officer must repay such expenses if it is determined that he or she was not entitled to indemnification. The board of directors may determine appropriate terms and conduct to pay an employee or agent. The corporation may purchase insurance on a director, officer, employee or agent for liability asserted against him or her whether or not the corporation could indemnify that party.

      Woodland's Articles of Incorporation and By-laws provide that Woodland shall indemnify its directors under terms substantially similar to those provided under Oklahoma Law. The Articles of Incorporation and By-laws also provide that Woodland shall indemnify directors to the fullest extent permitted under the Oklahoma Law.

      Woodland's By-laws also provide that, with the exception of
(i) breaches of the duty of loyalty; (ii) acts or omissions not in good faith; (iii) payment of any unlawful dividend or stock purchase; or (iv) transactions where the director derived an improper personal benefit, a director shall not be liable to Woodland for a breach of a fiduciary duty.


CONSIDERATION OF NON-SHAREHOLDER INTERESTS

      The Missouri Law provides that in exercising business judgment in consideration of acquisition proposals, a Missouri corporation's board of directors may consider the following factors, among others: (i) the consideration being offered; (ii) the existing political, economic, and other factors bearing on security prices generally, or the corporation's securities in particular;
(iii) whether the acquisition proposal may violate any applicable laws; (iv) social, legal and economic effects on employees, suppliers, customers and others having similar relationships with the corporation, and the communities in which the corporation conducts its businesses; (v) the financial condition and earning prospects of the person making the acquisition proposal; and
(vi) the competence, experience and integrity of the person making the acquisition proposal.

      The Oklahoma Law contains no provisions comparable to those described above.


             CERTAIN PROVISIONS OF THE MERGER AGREEMENT

      The following summary of certain provisions of the Merger Agreement is qualified in its entirety by reference to the full text thereof, which is incorporated by reference herein and attached as Exhibit A to this Prospectus/Proxy Statement.


THE MERGER

      The Merger Agreement provides that, subject to the satisfaction or waiver of the conditions set forth therein, Woodland will merge with and into Boatmen's-Oklahoma (which will be the surviving entity). If the Merger Agreement is approved by the shareholders of Woodland and the other conditions to the Merger are satisfied or waived, the Merger will become effective upon the filing of a Certificate of Merger with the Secretary of State of the State of Missouri. At the Effective Time, each share of Woodland Common issued and outstanding (other than shares held by any shareholder exercising appraisal rights under the Oklahoma Law) will be converted into the right to receive 1.08 shares of Boatmen's Common (together with any rights attached thereto under or by virtue of the Rights Agreement between Boatmen's and Boatmen's Trust Company, and any cash payable in lieu of fractional share interests, as described below, the "Merger

Consideration"). In lieu of the issuance of fractional shares of Boatmen's Common, Woodland shareholders will receive a cash payment equal to the fractional interest which they would otherwise receive multiplied by the average closing price of a share of Boatmen's Common on the NASDAQ/NMS on the five trading days immediately preceding the date on which the Effective Time occurs.


EXCHANGE OF CERTIFICATES

      As soon as reasonably practicable after the Effective Time, the Exchange Agent will mail to each record holder of a certificate or certificates which immediately prior to the Effective Time represented shares of Woodland Common (such certificates, other than certificates held by shareholders exercising their appraisal rights, are collectively referred to herein as the "Certificates"), a form letter of transmittal (which will specify that delivery will be effected, and risk of loss and title to the Certificates will pass, only upon proper delivery of the Certificates to the Exchange Agent and will be in such form and have such other provisions as Boatmen's may reasonably specify) and instructions for use in effecting the exchange of the Certificates for the Merger Consideration. SHAREHOLDERS OF WOODLAND ARE REQUESTED NOT TO SURRENDER THEIR CERTIFICATES FOR EXCHANGE UNTIL SUCH LETTER OF TRANSMITTAL AND INSTRUCTIONS ARE RECEIVED. Upon surrender to the Exchange Agent of Certificates, together with a duly executed letter of transmittal and any other required documents, the holder of such Certificates will be entitled to receive in exchange therefor a certificate for the number of whole shares of Boatmen's Common to which such holder is entitled and a check in payment of any cash due in lieu of a fractional share interest.


REPRESENTATIONS AND WARRANTIES OF THE PARTIES

      The Merger Agreement contains various representations and warranties of the parties thereto. These include, among other things, representations and warranties by Woodland, except as otherwise disclosed to Boatmen's, as to: (i) its organization and good standing; (ii) its capitalization; (iii) the due authorization and execution of the Merger Agreement; (iv) the identity and ownership of its subsidiary; (v) the accuracy of its financial statements and Woodland Bank's filings with the Federal Deposit Insurance Corporation; (vi) the absence of material adverse changes in the financial condition, results of operations, business or prospects of Woodland and Woodland Bank; (vii) the absence of certain orders, agreements or memoranda of understanding between Woodland or Woodland Bank and any federal or state agency charged with the supervision or regulation of banks or bank holding companies; (viii) the filing of tax returns and payment of taxes;
(ix) the absence of pending or threatened litigation or other such actions; (x) agreements with employees, including employment agreements; (xi) certain reports required to be filed with various regulatory agencies; (xii) its investment portfolio; (xiii) its loan portfolio; (xiv) employee matters and ERISA; (xv) title to its properties, the absence of liens (except as specified) and insurance matters; (xvi) environmental matters; (xvii) compliance with applicable laws and regulations; (xviii) the absence of brokerage commissions or similar finder's fees in connection with the Merger; and (xix) the accuracy of information supplied by Woodland in connection with the Registration Statement, this Prospectus/Proxy Statement and any other documents to be filed with the S.E.C. or any banking or other regulatory authority in connection with the transactions contemplated by the Merger Agreement.

      Boatmen's and Boatmen's-Oklahoma's representations and warranties include, among other things, those as to
(i) organization and good standing; (ii) capitalization; (iii) the due authorization and execution of the Merger Agreement by each of Boatmen's and Boatmen's-Oklahoma, and the absence of the need

(except as specified) for governmental or third party consents to the Merger; (iv) subsidiaries of Boatmen's; (v) the accuracy of Boatmen's financial statements and filings with the S.E.C.;
(vi) the absence of material adverse changes in the financial condition, results of operations or business of Boatmen's and its subsidiaries; (vii) the absence of material pending or threatened litigation or other such actions; (viii) certain reports required to be filed with various regulatory agencies; (ix) compliance with applicable laws and regulations; and (x) the accuracy of information supplied by Boatmen's and Boatmen's-Oklahoma in connection with the Registration Statement, this Prospectus/Proxy Statement and any other documents to be filed with the S.E.C. or any banking or other regulatory authority in connection with the transactions contemplated by the Merger Agreement.


CONDITIONS TO THE CONSUMMATION OF THE MERGER

      The Merger is subject to various conditions. Specifically, the obligations of each party to effect the Merger are subject to the fulfillment or waiver by each of the parties, at or prior to the Closing Date, of the following conditions: (i) the representations and warranties of the other party set forth in the Merger Agreement will be true and correct in all material respects on the date thereof and as of the Closing Date; (ii) the other party will have performed and complied in all material respects with all of its obligations and agreements required to be performed prior to the Closing Date; (iii) no party to the Merger Agreement will be subject to any order, decree or injunction of a court or agency of competent jurisdiction which enjoins or prohibits the consummation of the Merger; (iv) all necessary regulatory approvals and consents required to consummate the Merger, including the approval of the shareholders of Woodland, will have been obtained and all waiting periods in respect thereof will have expired;
(v) each party will have received all required documents from the other party; (vi) the Registration Statement relating to the Boatmen's Common to be issued pursuant to the Merger will have become effective, and no stop order suspending the effectiveness of the Registration Statement will have been issued and no proceedings for that purpose will have been initiated or threatened by the S.E.C. and any necessary blue sky permits and approvals will have been obtained; and (vii) each party will have received an opinion of counsel for Boatmen's that (a) the Merger will constitute a "reorganization" within the meaning of Section 368(a)(2)(D) of the Code, (b) no gain or loss will be recognized by the holders of Woodland Common upon receipt of Merger Consideration (except for cash received in lieu of fractional shares), (c) the basis of shares of Boatmen's Common received by the stockholders of Woodland will be the same as the basis of shares of Woodland Common exchanged therefor, (d) the holding period of the shares of Boatmen's Common received by the stockholders of Woodland will include the holding period of the shares of Woodland Common exchanged therefor, provided such shares were held as capital assets as of the Effective Time and (e) the Subsidiary Bank Merger, if consummated, will not change the foregoing tax consequences to the stockholders of Woodland.

      The obligations of Boatmen's and Boatmen's-Oklahoma to effect the Merger are further subject to the conditions that (i) Boatmen's will have received a letter from Ernst & Young to the effect that the Merger qualifies for "pooling of interests" accounting treatment; and (ii) Boatmen's will have received certain environmental inspection reports required to be obtained on each of Woodland's real properties and Boatmen's will not have elected to exercise its termination rights in connection therewith (which such rights are described herein).

CERTAIN OTHER AGREEMENTS

      Business of Woodland in Ordinary Course.  Pursuant to the
Merger Agreement, Woodland has agreed, among other things, that it will conduct its business and the business of its subsidiary and engage in transactions only in the usual, regular and ordinary course as previously conducted, and that neither it nor Woodland
Bank will, without the prior written consent of Boatmen's (which shall not be unreasonably withheld): (i) issue additional Woodland Common or other capital stock, options, warrants or other rights to subscribe for or purchase Woodland Common or any other capital stock or any other securities convertible into or exchangeable for any capital stock; (ii) directly or indirectly redeem, purchase or otherwise acquire Woodland Common or any other capital stock;
(iii) effect a reclassification, recapitalization, splitup, exchange of shares, readjustment or other similar change in any Woodland capital stock or otherwise reorganize or recapitalize;
(iv) change its certificate or articles of incorporation or association, as the case may be, or bylaws; (v) (except as specified) grant any increase (other than ordinary and normal increases consistent with past practices) in the compensation payable or to become payable to officers or salaried employees, grant any stock options or, except as required by law, adopt or change any bonus, insurance, pension, or other employee plan, payment or arrangement made to, for or with any such officers or employees; (vi) borrow or agree to borrow any material amount of funds other than in the ordinary course of business or directly or indirectly guarantee or agree to guarantee any obligations of others; (vii) make or commit to make any new loan or letter of credit or any new or additional discretionary advance under any existing line of credit, in excess of $250,000, or that would increase the aggregate credit outstanding to any one borrower to more than $250,000; (viii) purchase or otherwise acquire any investment security for its own account having an average remaining life maturity greater than five years or any asset-backed securities other than those issued or guaranteed by the Government National Mortgage Association, the Federal National Mortgage Association or the Federal Home Loan Mortgage Corporation;
(ix) increase or decrease the rate of interest paid on time deposits or certificates of deposit except in accordance with past practices; (x) enter into any agreement, contract or commitment having a term in excess of three months other than letters of credit, loan agreements, and other lending, credit and deposit agreements and documents made in the ordinary course of business;
(xi) mortgage, pledge, lien, charge or otherwise encumber any of its assets or properties except in the ordinary course of business;
(xii) cancel, accelerate or waive any material indebtedness, claims or rights owing to Woodland or Woodland Bank except in the ordinary course of business; (xiii) (except as specified) sell or otherwise dispose of any real property or any material amount of personal property other than property acquired in foreclosure or otherwise in the ordinary collection of indebtedness; (xiv) purchase, foreclose or otherwise take title to or possess any real property, other than single family, non-agricultural residential property of one acre or less, without first obtaining a phase one environmental report which indicates that the property is free of hazardous, toxic or polluting waste materials; (xv) commit any act or fail to do any act which will result in a material breach of any agreement, contract or commitment, or violate any law, statute, rule, governmental regulation or order, which will adversely affect the business, financial condition or results of operations of Woodland and Woodland Bank; (xvi) purchase any real or personal property or make any capital expenditure in excess of $50,000; or (xvii) engage in any transaction or take any action that would render untrue in any material respect any of the representations and warranties made by Woodland in the Merger Agreement, if such representations or warranties were given as of the date of such transaction or action.

      Additional Woodland Reserves, Accruals, Charges, and Expenses. The Merger Agreement acknowledges that while Woodland believes it has established all reserves and taken all provisions for possible loan losses required by generally accepted accounting principles and applicable laws, rules and regulations, Boatmen's has adopted different loan, accrual and reserve policies (including different loan classifications and levels of reserves for possible loan losses). Accordingly, the Merger Agreement provides that Boatmen's and Woodland will consult and cooperate with each other prior to the Effective Time (i) to conform Woodland's loan, accrual and reserve policies to those of Boatmen's; (ii) to determine appropriate accruals, reserves, and charges for Woodland to establish and take in respect of excess equipment, write-off or write-down of various assets, and other appropriate charges and accounting adjustments taking into account the parties' business plans following the Merger; and (iii) to determine the amount and the timing for recognizing for financial accounting purposes the expenses of the Merger and the restructuring charges related to or to be incurred in connection with the Merger. Woodland has agreed to establish and take all such reserves, accruals, and charges and recognize, for financial accounting purposes, such expenses and charges, as requested by Boatmen's and at such times as are mutually agreeable to Boatmen's and Woodland, provided, however, that Woodland is not required to take any action which is not consistent with generally accepted accounting principles.

      Environmental Inspections. Woodland has agreed to provide Boatmen's, not later than 45 days after the date of the Merger Agreement, a report of a phase one environmental investigation on certain real property owned or leased by Woodland or Woodland Bank (which does not include leased space in retail and similar establishments and space leased for automatic teller machines) and, if required by the phase one investigation in Boatmen's reasonable opinion, a report of a phase two investigation on properties requiring such additional study. Environmental investigations routinely are conducted by Boatmen's in connection with transactions involving the acquisition of real property, whether pursuant to the acquisition of a bank or other business or in its ongoing business operations. These investigations are intended to identify and quantify potential environmental risks of ownership, such as contamination, which could lead to liability for clean-up costs under the federal Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, and other applicable laws. A "phase one" investigation is an initial environmental inquiry intended to identify areas of concern which might require more in-depth assessment. The scope of a phase one investigation varies depending on the environmental consultant utilized and the property assessed, but will typically include
(i) visual inspection of the property; (ii) review of governmental records to ascertain the presence of such things as "Superfund" sites, underground storage tanks or landfills, etc. on or near the site; (iii) review of all relevant site records such as air or water discharge permits and hazardous waste manifests; and
(iv) research regarding previous owners and uses of the property as well as those of surrounding properties. In bank or other business acquisition transactions, Boatmen's policy is to obtain phase one environmental investigations of real property to ensure that environmental problems do not exist which could result in unacceptably high or unquantifiable risk to Boatmen's and its shareholders.

      Other Woodland Agreements. In addition, Woodland has agreed to (i) give Boatmen's prompt written notice of any occurrence, or impending or threatened occurrence, of any event or condition which would cause or constitute a breach of any of Woodland's representations or agreements in the Merger Agreement or of the occurrence of any matter or event known to and directly involving Woodland (not including changes in conditions that affect the banking industry generally) that is materially adverse to the business, operations, properties, assets or condition (financial or otherwise) of Woodland and Woodland Bank; (ii) use its best efforts to obtain all necessary consents in any material leases, licenses, contracts, instruments and rights which require the consent of another person for their transfer or assumption pursuant to the Merger; (iii) use its best efforts to perform and fulfill all conditions and obligations to be performed or fulfilled under the Merger Agreement and to effect the Merger; (iv) permit Boatmen's reasonable access to Woodland's properties and to disclose and make available all books, documents, papers and records relating to assets, stock ownership, properties, operations, obligations and liabilities in which Boatmen's may have a reasonable and legitimate interest in furtherance of the transactions contemplated by the Merger Agreement; and (v) cause Woodland Bank to enter into a merger agreement with Boatmen's First National Bank of Oklahoma and take all other actions and cooperate with Boatmen's in causing the Subsidiary Bank Merger to be effected.

      Boatmen's Agreements. Pursuant to the Merger Agreement, Boatmen's has agreed, among other things, to (i) file all regulatory applications required in order to consummate the Merger and keep Woodland reasonably informed as to the status of such applications; (ii) file the Registration Statement with the S.E.C. and use its best efforts to cause the Registration Statement to become effective; (iii) timely file all documents required to obtain all necessary blue sky permits and approvals; (iv) prepare and file any other filings required under the Exchange Act relating to the Merger and related transactions; (v) promptly notify Woodland in writing should Boatmen's have knowledge of any event or condition which would cause or constitute a breach of any of its representations or agreements contained in the Merger Agreement;
(vi) use its best efforts to perform and fulfill all conditions and obligations to be performed or fulfilled under the Merger Agreement and to effect the Merger; and (vii) permit Woodland reasonable access to all books, documents, papers and records relating to the assets, stock ownership, properties, operations, obligations and liabilities of Boatmen's in which Woodland may have a reasonable and legitimate interest in furtherance of the transactions contemplated in the Merger Agreement. In addition, the Merger Agreement states that Boatmen's shall provide certain employee benefit plans and programs to the employees of Woodland who continue their employment after the Effective Time.


NO SOLICITATION

      The Merger Agreement provides that, unless and until the Merger Agreement has been terminated, Woodland will not solicit, encourage or hold discussions or negotiations with, or provide information to, any person in connection with any proposal from any person relating to the acquisition of all or a substantial portion of the business, assets or stock of Woodland or Woodland Bank. Woodland is required to promptly advise Boatmen's of its receipt of any such proposal or inquiry.


DIVIDENDS

      Pursuant to the Merger Agreement, Woodland has agreed not to declare or pay any dividends, or to make any other distribution to shareholders, except that Woodland may declare and pay its regular quarterly dividend on the Woodland Common in an amount not to exceed $0.25 per share, payable on the last day of December, March, June and September. In this regard, Boatmen's and Woodland have agreed to cooperate with each other to coordinate the record and payment dates of their respective dividends for the quarter in which the Effective Time occurs such that Woodland shareholders would receive a regular quarterly dividend from Woodland or Boatmen's, but not from both with respect to any such quarter.


INDEMNIFICATION AND INSURANCE

      Following the Effective Time, Boatmen's has agreed, among other things, to (i) provide the directors and officers of Woodland and Woodland Bank with the same directors' and officers' liability insurance coverage that Boatmen's provides to officers and directors of its other banking subsidiaries generally and, in addition, for a period of three years to use its best efforts to continue Woodland's directors' and officers' liability insurance coverage with respect to actions occurring prior to the Effective Time to the extent that such coverage is obtainable for an aggregate premium not to exceed the annual premium presently being paid by Woodland (if the premium of such insurance would exceed such maximum amount, Boatmen's has agreed to use its best efforts to procure such level of insurance having the coverage described above as can be obtained for a premium equal to such maximum amount); (ii) cause Boatmen's-Oklahoma, as the surviving corporation in the Merger, for six years after the Effective Time, to indemnify and hold harmless the present and former officers, directors, employees and agents of Woodland and Woodland Bank with respect to matters occurring on or before the Effective Time to the full extent then permitted under the Oklahoma Law and Woodland's Articles of Incorporation as in effect on the date of the Merger Agreement, including provisions relating to advances of expenses incurred in the defense of any action or suit; and (iii) cause any successor or assignee of Boatmen's-Oklahoma to assume the obligations set forth in (i) and (ii) above, or, if Boatmen's-Oklahoma should liquidate, dissolve or otherwise wind up its business, then Boatmen's shall assume such obligations.


WAIVER AND AMENDMENT

      Prior to or at the Effective Time, any provision of the Merger Agreement, including, without limitation, the conditions to consummation of the Merger, may be (i) waived, to the extent permitted under law, in writing by the party which is entitled to the benefits thereof; or (ii) amended at any time by written agreement of the parties, whether before or after the Special Meeting; provided, however, that the provisions relating to the conversion of the shares of Woodland Common into shares of Boatmen's Common would not be amended after the Special Meeting unless approval of Woodland shareholders entitled to vote on the Merger were resolicited. It is anticipated that a condition to the obligations of Woodland and Boatmen's to consummate the Merger would be waived only in those circumstances where the Board of Directors of Woodland or Boatmen's, as the case may be, deems such waiver to be in the best interests of such company and its shareholders.


TERMINATION OR ABANDONMENT

      The Merger Agreement may be terminated at any time prior to the Effective Time (i) if the Merger is not consummated on or prior to November 6, 1994; (ii) by mutual agreement of the Boards of Directors of Boatmen's and Woodland; (iii) by Boatmen's and Boatmen's-Oklahoma or Woodland in the event of a material breach by the other of any of its representations and warranties or agreements under the Merger Agreement not cured within twenty days after notice of such breach is given by the non-breaching party;
(iv) by either party in the event all the conditions to its obligations are not satisfied or waived (and not cured within any applicable cure period); (v) by Boatmen's in the event that Woodland or Woodland Bank becomes a party or subject to any new or amended written agreement, memorandum of understanding, cease and desist order, imposition of civil money penalties or other regulatory enforcement action or proceeding with any federal or state agency charged with the supervision or regulation of banks or bank holding companies after the date of the Merger Agreement;
(vi) by Boatmen's if certain reports of environmental inspection on the real properties of Woodland to be obtained pursuant to the Merger Agreement should disclose any contamination or presence of hazardous wastes the estimated clean up or other remedial cost of which exceeds $200,000 (unless the shareholders of Woodland, or any group of them, pay to Boatmen's such amount in excess of $200,000);
(vii) by Woodland if both of the following conditions are satisfied
(a) the Boatmen's Average Price is less than $24.75, and (b) the number obtained by dividing the Boatmen's Average Price by $28.375 is less than the number obtained by dividing the Final Index Price by the Initial

Index Price and subtracting .20 from such quotient;
and (viii) by Boatmen's if both of the following conditions are satisfied (a) the Boatmen's Average Price is more than $41.25, and
(b) the number obtained by dividing the Boatmen's Average Price by $28.375 is more than the number obtained by dividing the Final Index Price by the Initial Index Price and adding .20 to such quotient.


EXPENSES AND FEES

      In the event the Merger Agreement is terminated or the Merger is abandoned, all costs and expenses incurred in connection with the Merger Agreement will be paid by the party incurring such costs and expenses, and no party shall have any liability to the other party for costs, expenses, damages or otherwise, except that in the event the Merger Agreement is terminated on account of a willful breach of any of the representations or warranties therein or any breach of the agreements set forth therein, the non-breaching party is entitled to seek damages against the breaching party.


PAYMENT UPON OCCURRENCE OF CERTAIN TRIGGERING EVENTS

      The Merger Agreement provides that upon the occurrence of one or more Triggering Events, Woodland will pay to Boatmen's the sum of One Million Dollars ($1,000,000.00).

      As used above, the term "Triggering Event" means any of the following events: (i) upon termination of the Merger Agreement by Boatmen's upon a breach thereof by Woodland (including, without limitation, the entering into of an agreement between Woodland and any third party which is inconsistent with the transactions contemplated by the Merger Agreement), provided that within one year of the date of such termination, either an event described in clauses (iii) or (iv) below shall have occurred or Woodland or shareholders of Woodland shall have entered into an agreement with any third party whereby such third party will acquire, merge or consolidate with Woodland, purchase all or substantially all of Woodland's assets or acquire 10% or more of the outstanding shares of Woodland Common; (ii) the failure of Woodland's shareholders to approve the Merger and the Merger Agreement at the Special Meeting or pursuant to a solicitation by Woodland or written consents of its shareholders; (iii) any person or group of persons (other than Boatmen's) acquires, or has the right to acquire, 25% or more of the Woodland Common, exclusive of shares of Woodland Common sold directly or indirectly to such person or group of persons by Boatmen's; (iv) expiration of the fifth day preceding the scheduled expiration date of a tender or exchange offer by any person or group of persons (other than Boatmen's and/or its affiliates) to purchase or acquire securities of Woodland if upon consummation of such offer, such person or group of persons would own, control or have the right to acquire 25% or more of the Woodland Common; or
(v) upon the entry by Woodland into an agreement or other understanding with a person or group of persons (other than Boatmen's and/or its affiliates) for such person or group of persons to acquire, merge or consolidate with Woodland or to purchase all or substantially all of Woodland's assets.

                 INFORMATION ABOUT WOODLAND

BUSINESS OF WOODLAND

      Woodland was incorporated under the Oklahoma Law on January 25, 1979, to become a bank holding company for its wholly-owned subsidiary, Woodland Bank. Woodland Bank was chartered on June 16, 1975, as an Oklahoma bank. Woodland has no other subsidiaries and operates strictly as a one-bank holding company.

      Woodland Bank offers complete banking services to the commercial and residential areas which it serves. Services include commercial, real estate, and personal loans, checking, savings and time deposits and other customer services such as safe deposit facilities. The largest portion of Woodland Bank's lending business is related to the activities of small to medium sized businesses and local community residents.

      Woodland Bank is subject to vigorous competition from other banks and financial institutions in its principal service area, which includes the southeastern portion of the Tulsa metropolitan region. In making loans, Woodland Bank encounters substantial competition from banks and other lending institutions, such as savings and loan associations, insurance companies, finance companies, and credit unions. In addition, Woodland Bank competes for savings accounts with institutions offering various forms of fixed income investments, particularly other banks, savings and loan associations, credit unions, and money-market funds and securities brokers.

      Woodland Bank is subject to supervision, regulation, and examination by the Oklahoma Banking Commission and the Federal Deposit Insurance Corporation. Deposits of Woodland Bank are insured by the Federal Deposit Insurance Corporation. As a bank holding company, Woodland is regulated by the Federal Reserve.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
RESULTS OF OPERATIONS

      This section presents an analysis of the consolidated financial condition of Woodland at September 30, 1993, December 31, 1992 and 1991, and the consolidated results of operations for the nine months ended September 30, 1993 and 1992 and for the years ended December 31, 1992, 1991 and 1990. This review should be read in conjunction with the consolidated financial statements, notes to consolidated financial statements and financial data presented elsewhere in this Proxy Statement/Prospectus.

      FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1993 AND 1992.

            RESULTS OF OPERATIONS

      Net income for the nine months ended September 30, 1993 was $728,000 or $1.91 per share compared to $720,000 or $1.89 per share for the nine months ended September 30, 1992. The increase in net income is primarily a result of an increase in the net interest margin and service charge income, offset by a decrease in gain on sale of investment securities and increased other expenses. Net income for the nine months ended September 30, 1993 as compared with the same period in the previous year, on an annualized basis, as a percent of average assets and average equity was:

                                    47

                                                        RETURN ON                                 RETURN ON
                                                      AVERAGE ASSETS                            AVERAGE EQUITY
                                                       SEPTEMBER 30                              SEPTEMBER 30
                                                      ---------------                           --------------
                                                  1993                 1992                 1993              1992
                                                  -------------------------                 ----------------------
Net income                                        1.57%                1.59%                16.46%            18.09%



      Following is an analysis of the primary components of net income for the nine months ended September 30, 1993 and 1992.

                  Net Interest Income

      Net interest income is the principal source of Woodland's net income and represents the difference between interest income and interest expense. The following schedule provides a summary concerning net interest income, average balances and the related interest rate/yields for the nine month periods.

                                    48


                                                                               SEPTEMBER 30, 1993
                                                       ---------------------------------------------------------------
                                                                                               INTEREST        AVERAGE
                                                       AVERAGE            PERCENT OF           INCOME/          YIELD/
                                                       BALANCE           TOTAL ASSETS          EXPENSE           RATE
                                                       ----------------------------------------------------------------
                                                                           (Dollars In Thousands)
Interest earning assets(1)(2):
  Loans                                                 $27,651              44.69%             $1,843           8.89%
  Taxable securities                                     16,296              26.34                 784           6.41
  Nontaxable securities                                  10,613              17.15                 663           8.33
  Federal funds sold                                      2,831               4.58                  62           2.92
                                                        ----------------------------------------------
    Total interest earning assets                       $57,391              92.76%             $3,352           7.79%

Noninterest bearing assets:
  Cash and due from banks                               $ 2,934               4.74%
  Premises and equipment                                  1,650               2.67
  Other assets                                              765               1.24
  Reserve for loan losses                                  (870)             (1.41)
                                                        --------------------------
    Total assets                                        $61,870             100.00%
                                                        =======             ======
Interest-bearing liabilities:
  Now Accounts                                          $ 9,294              15.02%             $  176           2.52%
  Savings and individual
    retirement accounts                                   4,499               7.27                 104           3.08
  Money market accounts                                  11,556              18.68                 265           3.06
  Time deposits                                          16,504              26.68                 430           3.47
  Short-term borrowings                                       -                  -                   -              -
  Notes payable                                               -                  -                   -              -
                                                        ----------------------------------------------
    Total interest-bearing
      liabilities                                       $41,853              67.65%             $  975           3.11%

Noninterest bearing liabilities:
  Demand deposits                                       $14,044              22.70%
  Other liabilities                                          76                .12
                                                        --------------------------
    Total liabilities                                    55,973              90.47

Stockholders' equity                                      5,897               9.53
                                                        --------------------------
  Total liabilities and stock-
    holders' equity                                     $61,870             100.00%
                                                        ==========================              ------
Net interest income                                                                             $2,377
                                                                                                ======
Interest rate spread                                                                                             4.68%
Net interest margin                                                                                              5.52%

                                    49

                                                                               SEPTEMBER 30, 1992
                                                       ---------------------------------------------------------------
                                                                                               INTEREST        AVERAGE
                                                       AVERAGE            PERCENT OF           INCOME/          YIELD/
                                                       BALANCE           TOTAL ASSETS          EXPENSE           RATE
                                                       ----------------------------------------------------------------
                                                                           (Dollars In Thousands)

Interest earning assets:(1)(2)
  Loans                                                 $28,805              47.75%             $1,891           8.75%
  Taxable securities                                     15,835              26.25                 908           7.65
  Nontaxable securities                                   9,917              16.44                 653           8.78
  Federal funds sold                                      1,388               2.30                  40           3.84
                                                        ----------------------------------------------
    Total interest earning assets                       $55,945              92.74%             $3,492           8.32%

Noninterest bearing assets:
  Cash and due from banks                               $ 2,718               4.51%
  Premises and equipment                                  1,570               2.60
  Other assets                                              967               1.60
  Reserve for loan losses                                  (872)             (1.45)
                                                        --------------------------
    Total assets                                        $60,328             100.00%
                                                        ==========================
Interest-bearing liabilities:
  Now Accounts                                          $ 8,439              13.99%             $  196           3.10%
  Savings and individual
    retirement accounts                                   4,839               8.02                 141           3.89
  Money market accounts                                   9,459              15.68                 276           3.89
  Time deposits                                          18,449              30.58                 610           4.41
  Short-term borrowings                                     185                .31                   4           2.88
  Notes payable                                               -                  -                   -              -
                                                        ----------------------------------------------
    Total interest-bearing
      liabilities                                       $41,371              68.58%             $1,227           3.95%

Noninterest bearing liabilities:
  Demand deposits                                       $13,148              21.79%
  Other liabilities                                         503                .84
                                                        --------------------------
    Total liabilities                                    55,022              91.21

Stockholders' equity                                      5,306               8.79
                                                        --------------------------
  Total liabilities and stock-
    holders' equity                                     $60,328             100.00%
                                                        ==========================              ------
Net interest income                                                                             $2,265
                                                                                                ======
Interest rate spread                                                                                             4.37%
Net interest margin                                                                                              5.40%

(1) Nonaccruing loans are included in the interest-earning assets; interest income on such loans is recorded when received.


(2) Interest earning assets includes tax exempt investments and the related income is presented on a tax-equivalent basis assuming a tax rate of 34% in 1993 and 1992. The amount of the tax equivalent adjustment was $239,000 and $236,000 for the nine months ended September 30, 1993 and 1992, respectively.

    The increase in net interest income was attributable to higher net interest margin which reflected wider interest spreads.
Interest expense on deposits decreased $252,000, representing a decrease of 0.84% in the cost of funds. Interest income on earning assets decreased $140,000, however, net interest margin increased 0.12% primarily related to the yield on investments. Average interest earning assets increased from $55,945,000 at September 30, 1992 to $57,391,000 at September 30, 1993. During the same period, average interest-bearing liabilities increased from $41,371,000 at September 30, 1992 to $41,853,000 at September 30,
1993. These declines in interest income and expense were associated with the general decline in the level of rates during this period as experienced in Woodland Bank's primary market.

         Provision for Possible Loan Losses and Allowance for Possible Loan
         Losses

    Following are tables setting forth the activity for loan losses and the allocation of the allowance for possible loan losses.

        Allowance for Possible Loan Losses





                                                                             NINE MONTHS               YEAR
                                                                                ENDED                  ENDED
                                                                            SEPTEMBER 30,           DECEMBER 31,
                                                                                1993                   1992
                                                                            ------------------------------------
                                                                                   (Dollars In Thousands)
Balance at beginning of period                                                  $856                  $810
Loans charged off:
  Commercial and financial                                                         -                   (45)
  Residential real estate-mortgage                                                 -                     -
  Consumer                                                                         -                     -
                                                                                ----                  ----
Total charge-offs                                                                  -                   (45)

Recoveries:
  Commercial and financial                                                        14                     -
  Residential real estate-mortgage                                                 -                    89
  Consumer                                                                         2                     2
                                                                                ----                  ----
Total recoveries                                                                  16                    91
                                                                                ----                  ----

Net loans recovered                                                               16                    46
                                                                                ----                  ----

Balance at end of period                                                        $872                  $856
                                                                                =====                 =====
Net loan recoveries to average loans                                            (.08%)                (.16%)
Loan reserve to total loans                                                     3.04%                 3.13%
Loan reserve to nonperforming loans                                            3,230%                1,057%

    The following table sets forth the allocation of the allowance for possible loan losses for the indicated categories of loans.

                                    51

           Allocation of the Allowance for Possible Loan Losses

                                                                              RESERVE AS A
                                                                            PERCENT OF LOANS      PERCENT OF LOANS
                                                              RESERVE        OUTSTANDING BY       IN EACH CATEGORY
                                                              BALANCE           CATEGORY           TO TOTAL LOANS
                                                              ----------------------------------------------------
                                                                            (Dollars in Thousands)

                                                                              SEPTEMBER 30, 1993
                                                                              ------------------
Commercial and financial                                        $118              1.57%               26.14%
Real estate:
  Commercial                                                      89              1.12%               27.71%
  Residential                                                      8               .89%                3.12%
  Construction and other                                           4               .87%                1.60%
Services and individuals                                         111              1.22%               31.74%
Consumer                                                          24               .86%                9.69%
Unallocated                                                      518                 -                    -
                                                                ----                                 -------
Total reserve                                                   $872              3.04%              100.00%
                                                                ====                                 =======
                                                                           DECEMBER 31, 1992
                                                                           -----------------
Commercial and financial                                        $ 58               .89%               23.97%
Real estate:
  Commercial                                                     109              1.28%               31.12%
  Residential                                                     10              1.67%                2.20%
  Construction and other                                           7               .97%                2.65%
Services and individuals                                         115              1.47%               28.69%
Consumer                                                          29               .93%               11.37%
Unallocated                                                      528                 -                    -
                                                                ----                                 -------
Total reserve                                                   $856              3.13%              100.00%
                                                                ====                                 =======

    The economy in Woodland Bank's primary market area has steadily improved since 1990. As a result there were no charged off loans during the first nine months of 1993, nonperforming loans have also reduced, thus, no additional provision to the allowance has been deemed necessary since 1990.


    Nonperforming assets are defined as loans delinquent 90 or more days, nonaccrual loans, restructured loans, and foreclosed assets.
Such assets do not necessarily represent future losses to Woodland Bank since

                                    52

underlying collateral can be sold and the financial condition of the borrowers may improve. The following table sets forth the detail of nonperforming assets.

         Nonperforming Assets



                                                           SEPTEMBER 30,           DECEMBER 31,          SEPTEMBER 30,
                                                               1993                   1992                   1992
                                                           ------------------------------------------------------------
                                                                              (Dollars In Thousands)
Nonaccrual loans                                                $12                    $56                  $108
Loans past due 90 days or more                                   15                     25                     -
                                                                ---                    ---                  ----
Total                                                            27                     81                   108
Foreclosed assets                                                 -                      -                     -
                                                                ---                    ---                  ----
Total nonperforming assets                                      $27                    $81                  $108
                                                                ===                    ===                  ====
Nonperforming loans to total loans                              .09%                   .30%                  .36%
Nonperforming assets to total assets                            .04%                   .13%                  .18%


    The following table compares the allowance for possible loan losses and the total nonperforming loans at September 30, 1993 and December 31, 1992:



                                                            SEPTEMBER 30,           DECEMBER 31,           SEPTEMBER 30,
                                                                1993                   1992                    1992
                                                            -------------------------------------------------------------
                                                                                 (Dollars In Thousands)
Allowance for possible loan losses                              $875                   $856                    $900
Nonperforming loans                                             $ 27                   $ 81                    $108
Allowance as a percentage of nonperforming loans               3,230%                 1,057%                    833%

    At September 30, 1993, there were no significant commitments to lend additional funds to borrowers whose loans were considered nonperforming.

    The loan portfolio does not include any loans to foreign countries, credit card loans, or highly leveraged transaction loans. Woodland Bank primarily originates or participates in loans to individuals and businesses in its local lending area of Tulsa, Oklahoma. Lending within the commercial and real estate markets is distributed among a variety of industries and activities to maintain a diversified loan portfolio. Senior management closely monitors concentrations to single industries and individual customers and actively participates within their lending area. Woodland Bank has written policies that require security for loans including liens on residential mortgage loans. In addition, policies and procedures are in place to assess the creditworthiness of borrowers for all loans and commitments. Borrowers' ability to honor their loan contracts can be largely dependent upon the economic conditions within their market areas and on a national level.

    Based on Woodland Bank's review of remaining collateral and/or financial condition of identified loans with characteristically more than a normal degree of risk, historical loan loss percentages and economic conditions, management believes the allowance for possible loan losses at September 30, 1993 is adequate to cover losses inherent in the portfolio.

         Noninterest Income

    Deposit and service charge income increased $17,000 or 4.86% as compared to the nine months ended September 30, 1992. This increase is due to a continual revision in service fee rates per transaction and structure necessary within the current banking industry as a response to the increased cost of regulation.

    Gains on sales of investment securities decreased $58,000 during the current period. Less restructuring of the investment portfolio was needed during the nine months ended September 30, 1993 as compared with the same period for 1992 due to the shift toward shorter term investments made during 1992 and less of a change in investment rates during 1993.

        Other Expenses

    Compensation and benefits increased $31,000 or 3.27% during the nine months ended September 30, 1993 as compared to the same period in 1992 as a result of mortgage lending commissions and normal wage increases.

    Occupancy expense increased $22,000 or 8.49% as compared to the nine months ended September 30, 1992, and was due primarily to increased rental expenses associated with an extended facility and an additional automatic teller machine.

    Other operating expenses increased slightly from $603,000 to $613,000 for the nine months ended September 30, 1993 with no significant increase in individual expense categories other than Federal deposit insurance assessments which increased $4,000.

           Income Taxes

    Woodland and its subsidiary file a consolidated Federal income tax return. Federal income tax expense or benefit is allocated between the entities based on their respective taxable income or loss included in the consolidated return.

    A reconciliation of expected income tax expense, computed by
applying the effective Federal statutory rate of 34% in 1993 and   % in 1992
to income before the provision for income taxes is as follows:


                                                                       SEPTEMBER 30,
                                                                ---------------------------
                                                                1993                   1992
                                                                ----------------------------
                                                                       (In Thousands)
Federal income taxes at statutory rate                          $324                   $322
Less effect of tax exempt income                                (157)                  (156)
State income taxes net of Federal tax benefit                     34                     35
Other, net                                                        26                     26
                                                                ----                   ----
    Total provision for income taxes                            $227                   $227
                                                                ====                   ====

    Woodland adopted Statement of Financial Accounting Standard No. 109 "Accounting for Income Taxes," effective January 1, 1992. The effect to the consolidated results of operations was not significant.

     FINANCIAL CONDITION

        Investments

    Woodland Bank's holdings of short-term investments and scheduled maturities of investment securities serve as a source of liquidity to meet depositor and borrower fund requirements, in addition to being a significant element of total interest income. Short-term investments, consisting of Federal funds sold, had outstanding balances at September 30, 1993 of $3,160,000 and $4,695,000 at December 31, 1992. Investment securities increased from December 31, 1992 of $25,691,000 compared to September 30, 1993 of $27,045,000. This increase in the balance of investment securities is due primarily to the decrease in Federal funds sold.

    The following table presents the composition of investments and the change in each category for the periods presented:

       Investment Portfolio


                                                    SEPTEMBER 30,     DECEMBER 31,              CHANGE
                                                                                        ------------------------
                                                       1993              1992             AMOUNT        PERCENT
                                                    -------------------------------     ------------------------
                                                                      (Dollars In Thousands)
Investment securities:
  U.S. Government                                     $ 6,792           $ 6,000          $   792          13.20%
  U.S. Government agencies
     and corporations                                   4,772             3,816              956          25.05
  Municipals and other tax exempt                      10,151            10,184              (33)          (.32)
  Mortgage-backed securities                            2,128             1,064            1,064         100.00
  Corporate bonds and other                             3,202             4,627           (1,425)        (30.80)
                                                      -------           -------          -------
     Total investments                                $27,045           $25,691          $ 1,354           5.27%
                                                      =======           =======           ======

           Securities Portfolio

    The market value of total investment securities was $28,136,969 and $26,194,000 at September 30, 1993 and December 31, 1992,
respectively.

    The following table shows the maturities and yields for the various forms of investment securities:

        Investment Securities--Maturities and Yields

                                                                   SEPTEMBER 30, 1993
                                  -------------------------------------------------------------------------------------------
                                                                             MATURING
                                        IN ONE              AFTER ONE THROUGH  FIVE    AFTER FIVE THROUGH         AFTER
                                     YEAR OR LESS                   YEARS                  TEN YEARS            TEN YEARS
                                  -------------------       -----------------------   -------------------     ---------------
                                  AMOUNT        YIELD        AMOUNT         YIELD     AMOUNT        YIELD     AMOUNT    YIELD
                                  -------------------       -----------------------   -------------------     ---------------
U.S. Government                   $2,261        5.48%        $ 4,531        5.23%     $    -           -%    $    -         -%
U.S. Government agencies and
 corporations                          -           -           3,173        5.41%      1,599        6.70          -         -
State and municipal
 obligations(1)                      410        7.05%          4,470        7.62%      5,066        8.47%       205     10.61%
Mortgage-backed securities             -           -             510        5.72%          -           -      1,618      5.66%
Other                                549        9.06%          2,327        6.99%        326        9.30%         -         -
                                  ------                     -------                  ------                 ------
                                  $3,220        6.29%        $15,011        6.27%     $6,991        8.10%    $1,823      6.22%
                                  ======                     =======                  ======                 ======

(1)  Yield presented on a tax-equivalent basis assuming a tax rate of 34%.

        Loans

    The loan portfolio constitutes the major earning asset of most bank holding companies and typically offers the best alternative for obtaining the maximum interest spread above the cost of funds. The overall economic strength of any bank holding company generally parallels the quality and yield of its loan portfolio. The following table presents loans outstanding at September 30, 1993 and December 31, 1992.

         Loan Portfolio

                                                             SEPTEMBER 30,                        DECEMBER 31,
                                                                 1993                               1992
                                                        -------------------------          -------------------------
                                                                          PERCENT                            PERCENT
                                                        AMOUNT            OF TOTAL         AMOUNT            OF TOTAL
                                                        ------            --------         ------            --------
                                                                           (Dollars In Thousands)
Commercial and financial                                $ 7,496            26.14%           $ 6,545           23.97%
Real estate:
  Commercial                                              7,948            27.71%             8,500           31.13%
  Residential                                               896             3.12%               600            2.20%
  Construction and others                                   459             1.60%               723            2.65%
Services and individuals                                  9,104            31.74%             7,833           28.68%
Consumer                                                  2,778             9.69%             3,105           11.37%
                                                        -------           ------            -------          ------
                                                        $28,707           100.00%           $27,306          100.00%
                                                        =======           ======            =======          ======

    The loan portfolio experienced a growth of $1,375,000 or 5.04% from December 31, 1992 to September 30, 1993 primarily in loans to service companies and commercial customers. Commercial real estate lending experienced some loan pay-offs which have not yet been replaced. Construction loans and consumer lending declined due to increased competition and an increase in home mortgage refinancing which included consolidation of consumer loans with home equity.

    The following table sets forth the maturity composition of total loans at September 30, 1993.


       Maturity of Loans

                                                            SEPTEMBER 30, 1993
                                                         -------------------------
                                                                          PERCENT
                                                         LOANS            OF TOTAL
                                                         -----            --------
                                                           (Dollars In Thousands)
             In one year or less                         $18,521           64.58%
             After one through five years                  8,236           28.72%
             After five years                              1,924            6.70%
                                                         -------          ------
             Total loans                                 $28,681          100.00%
                                                         =======          ======

                                    58

             Maturity Classes
                                                            INTEREST SENSITIVITY
                                                         -------------------------
                                                         FIXED            VARIABLE
                                                          RATE              RATE
                                                         -----            --------
                                                              (In Thousands)
             In one year or less                         $5,166           $20,149
             After one through five years                 2,777                 -
             After five years                               589                 -
                                                         ------           -------
                                                         $8,558           $20,149
                                                         ======           =======

               Deposits


    The deposit base provides the major funding source for interest earning assets of Woodland Bank. Woodland Bank's average deposits have steadily risen during the period from December 31, 1992 to September 30, 1993. Woodland Bank's total average deposits were $55,897,000 at September 30, 1993 an increase of $1,620,000 or 2.98%.
Management believes that demand, savings and certificates of deposit less than $100,000 represent a core base of deposits while certificates of deposit in excess of $100,000 and public funds are more subject to interest variations and, thus, are not included in the core deposit base. Because of these factors, management views the growth of demand, savings and time certificates of deposit less than $100,000 as more stable growth. The following table indicates the mix and levels of deposits at September 30, 1993 compared to December 31, 1992.

                                                                    DEPOSIT PORTFOLIO
                                   ----------------------------------------------------------------------------------------------
                                              SEPTEMBER 30,                       DECEMBER 31,                  SEPTEMBER 30,
                                                  1993                               1992                           1992
                                    -------------------------------      ----------------------------     -------------------------
                                               COST OF                             COST OF                        COST OF
                                    AMOUNT      FUNDS       PERCENT       AMOUNT    FUNDS     PERCENT     AMOUNT   FUNDS    PERCENT
                                    ------     ------       -------       ------    -----     -------     ------  -------   -------
                                                                          (Dollars In Thousands)
Demand and other noninterest
 bearing                           $13,933       n/a%       24.72%       $16,958     n/a%      29.32%     $12,765    n/a%    24.15%
NOW Accounts                         9,298      2.52        16.50          9,486    2.98       16.40        8,587   3.10     16.25
Savings and individual retirement
 accounts                            4,041      3.08         7.17          4,591    3.71        7.94        4,925   3.89      9.32
Money market deposit accounts       12,224      3.06        21.69         10,105    3.75       17.47        9,567   3.89     18.10
Certificates of Deposit:
  Less than $100,000                 8,644      3.60        15.34          8,316    4.34       14.39        8,467   4.51     16.02
  $100,000 or more                   8,224      3.35        14.58          8,373    4.14       14.48        8,539   4.30     16.16
                                   -------                 ------        -------              ------      -------           ------
                                   $56,364      3.11%      100.00%       $57,829    3.80%     100.00%     $52,850   3.94%   100.00%
                                   =======                 ======        =======              ======      =======           ======

    The following table sets forth the amount and maturities of time deposits of $100,000 or more at September 30, 1993:

        Amount and Maturities of Time Deposits of $100,000 or More


                                                      SEPTEMBER 30,         PERCENT
                                                          1993              OF TOTAL
                                                      -------------         --------
                                                            (Dollars In Thousands)
               Three months or less                       $6,323             76.89%
               Over three through twelve months            1,501             18.25
               Over twelve months                            400              4.86
                                                          ------            ------
                                                          $8,224            100.00%
                                                          ======            ======


           Short-Term Borrowings

    Woodland had no short-term borrowings at September 30, 1993.

                 Liquidity and Rate Sensitivity

    Liquidity is the measure of Woodland Bank's ability to meet its customers' present and future deposit withdrawals and/or increased loan demand without unduly penalizing earnings. Interest rate sensitivity involves the relationship between rate sensitive assets and liabilities and is an indication of the probable effects of interest rate fluctuations on Woodland Bank's net interest income. Woodland Bank manages both liquidity and interest sensitivity through a coordinated asset/liability management program directed by the Asset/Liability Committee of Woodland Bank.

    Liquidity is provided for Woodland Bank by projecting credit demand and other financial needs and then maintaining sufficient cash and assets readily convertible into cash to meet these projected requirements. Woodland provided for its liquidity needs through core deposits, maturing loans, and scheduled maturity of investments in securities, and by maintaining adequate balances in other money market investments, such as Federal funds sold. At September 30, 1993, cash and money market investments amounted to $5,459,000 or 8.71% of total assets.
This is a decrease of $3,618,000 from December 31, 1992 when cash and money market investments totaled $9,077,000 or 14.27% of total assets. This level of cash and cash equivalents is considered to be adequate in view of projected liquidity needs.

    Woodland's liquidity is generally provided by dividends received from Woodland Bank. These funds are available for the overhead expenses and the payment of dividends to shareholders.
Dividends paid by the subsidiary bank were $428,000 during the nine months ended September 30, 1993.

    Interest rate-sensitive assets and liabilities are those with yields or rates subject to change within a future time period due to maturity or changes in market rates. An ongoing objective of Woodland Bank's asset/liability management program is to match rate-adjustable assets and liabilities at similar maturity horizons, so that changes in interest rates will not result in wide fluctuations in net interest income. The rate sensitivity position is managed by matching funds acquired having a specific maturity with loans, securities, or money market investments with similar maturities.

    At September 30, 1993, $25,315,000 or 88.26%, of the loan
portfolio will reprice in one year or less. In addition, investment securities maturing in one year or less of $3,220,000 and money market investments of $3,160,000 bring total rate-sensitive assets maturing or repricing within one year to $31,695,000 or 53.82% of total interest earning assets. When matched with interest-bearing demand deposits, savings deposits and time deposits of $100,000 or more maturing within one year totaling $31,426,000, this represents a gapped position which management believes is appropriate given the continued declining rate environment.

     CAPITAL

    The strength of its capital position determines the ability of a financial institution to take advantage of growth opportunities and handle unforeseen financial difficulties. Woodland's shareholders' equity at September 30, 1993 was $6,094,000 an increase of $443,000 or 7.84% from the December 31, 1992 total of $5,651,000.

    Woodland Bank is subject to the issuance of capital adequacy guidelines by its regulators, all of which have issued similar guidelines for the measurement of capital adequacy. One measure is the leverage capital ratio, which equals the ratio of ending total capital less intangible assets to average total assets less intangible assets. The guidelines include a definition of capital and provide a framework for calculating weighted risk assets by assigning assets and off-balance-sheet instruments to broad risk categories. The risk-based capital standards are a minimum ratio of total capital to risk-weighted assets with a minimum of 4% when using Tier 1 capital and a minimum of 8% when including total capital. Tier 1 capital is the sum of the core capital elements
(common shareholders' equity less intangible assets). Total capital includes the allowance for loan losses limited to a maximum of 1.25% of risk-weighted assets.

    As the following table indicates, Woodland exceeded the minimum risk-based and leverage ratios at September 30, 1993 and December
31, 1992:


                                               SEPTEMBER 30,           DECEMBER               MINIMUM
                                                  1993                 31, 1992                LEVELS
                                               -------------           ---------              -------
                                                                (Dollars In Thousands)
Capital Components:
    Tier 1 capital                               $6,094                 $5,651
Total capital                                    $6,558                 $6,099
Asset:
  Risk-weighted assets and off-balance-sheet
   instruments                                  $36,775                $35,395
Capital ratios:
  Leverage                                        9.73%                  8.88%                  3.00%
  Tier 1 risk-based capital                      16.57%                 15.97%                  4.00%
  Total risk-based capital                       17.83%                 17.23%                  8.00%


    FOR THE YEARS ENDED DECEMBER 31, 1992, 1991 AND 1990

          RESULTS OF OPERATIONS

    Net income for 1992 was $967,000 or $2.54 per share compared to $1,112,000 or $2.92 per share in 1991 and $296,000 or $.77 per share in 1990, excluding the cumulative effect of a change in accounting for income taxes. The decrease in 1992 net income as compared to 1991 was primarily due to the 1991 gain of $551,000 on the sale of a land parcel and a decrease of $101,000 in gains on sales of investment securities.

    The increase in 1991 net income as compared to 1990 was primarily due to a $335,000 reduction in the provision for possible loan losses, $169,000 of gains on sales of investment securities and a 1991 gain of $551,000 on the sale of a land parcel. Following are analyses and comments regarding net interest income, noninterest expense, other expenses and income taxes.

    Net income as a percent of average assets and average equity was:

                                                RETURN ON                           RETURN ON
                                              AVERAGE ASSETS                      AVERAGE EQUITY
                                    ------------------------------      ------------------------------
                                               DECEMBER 31,                         DECEMBER 31,
                                     1992         1991        1990        1992         1991       1990
                                     -----------------------------        ----------------------------
Net income                           1.60%        1.97%       .55%       17.97%       24.27%      7.71%

       The following is an analysis of the primary components of net income for the years 1992, 1991 and 1990 with a discussion of funds and analysis of the changes between these periods.

             Net Interest Income

       Net interest income is the principal source of Woodland's net income and represents the difference between interest income and interest expense. The following schedule provides a summary concerning net interest income, average balances and the related interest rate/yields for the past three years.

                                    63

                                                           DECEMBER 31, 1992
                                           -----------------------------------------------------------
                                                                              INTEREST         AVERAGE
                                           AVERAGE           PERCENT OF        INCOME/          YIELD/
                                           BALANCE          TOTAL ASSETS       EXPENSE           RATE
                                           ------------------------------------------------------------
                                                            (Dollars In Thousands)
Interest earning assets:(1)(2)
  Loans                                    $28,860            47.81%           $2,498           8.66%
  Taxable securities                        15,564            25.78             1,178           7.57
  Nontaxable securities                     10,023            16.60               874           8.72
  Federal funds sold                         1,538             2.55                54           3.51
                                           ------------------------------------------
    Total interest earning assets          $55,985            92.74%           $4,604           8.22%

Noninterest bearing asset:
  Cash and due from banks                  $ 2,853             4.73%
  Premises and equipment                     1,584             2.62
  Other assets                                 824             1.36
  Reserve for loan losses                     (877)           (1.45)
                                           -------------------------
    Total assets                           $60,369           100.00%
                                           =========================

Interest-bearing liabilities:
  NOW Accounts                             $ 8,590            14.23%           $  256           2.98%
  Savings and individual
    retirement accounts                      4,827             7.99               179           3.71
  Money market accounts                      9,508            15.75               357           3.75
  Time deposits                             18,060            29.92               766           4.24
  Short-term borrowings                        256              .42                 9           3.52
  Notes payable                                  -                -                 -              -
                                           ------------------------------------------
    Total interest-bearing
      liabilities                          $41,241            68.31%           $1,567           3.80%

Non-interest bearing liabilities:
  Demand deposits                          $13,292            22.02%
  Other liabilities                            454              .75
                                           -------------------------
    Total liabilities                       54,987            91.08

Stockholders' equity                         5,382             8.92
                                           -------------------------
  Total liabilities and stock-
    holders' equity                        $60,369           100.00%
                                           =========================           ------

Net interest income                                                            $3,037
                                                                               ======
Interest rate spread                                                                            4.42%
Net interest margin                                                                             5.42%

                                    64

                                                           DECEMBER 31, 1991
                                           -----------------------------------------------------------
                                                                              INTEREST         AVERAGE
                                           AVERAGE           PERCENT OF        INCOME/          YIELD/
                                           BALANCE          TOTAL ASSETS       EXPENSE           RATE
                                           ------------------------------------------------------------
                                                           (Dollars In Thousands)
Interest earning assets:(1)(2)
  Loans                                    $27,689            49.01%           $2,824          10.20%
  Taxable securities                        18,352            32.48             1,562           8.51
  Nontaxable securities                      4,609             8.16               438           9.50
  Federal funds sold                         1,760             3.12                91           5.17
                                           ------------------------------------------
    Total interest earning assets          $52,410            92.77%           $4,915           9.38%

Noninterest bearing asset:
  Cash and due from banks                  $ 2,646             4.68%
  Premises and equipment                     1,726             3.06
  Other assets                                 537              .95
  Reserve for loan losses                     (823)           (1.46)
                                           -------------------------
    Total assets                           $56,496           100.00%
                                           =========================

Interest-bearing liabilities:
  NOW Accounts                             $ 7,220            12.78%           $  297           4.11%
  Savings and individual
    retirement accounts                      4,268             7.56               239           5.60
  Money market accounts                      7,832            13.86               401           5.12
  Time deposits                             19,813            35.07             1,215           6.13
  Short-term borrowings                          -                -                 -              -
  Notes payable                              1,045             1.85                90           8.61
                                           ------------------------------------------
    Total interest-bearing
      liabilities                          $40,178            71.12%           $2,242           5.58%

Non-interest bearing liabilities:
  Demand deposits                          $11,148            19.73%
  Other liabilities                            589             1.04
                                           -------------------------
    Total liabilities                       51,915            91.89

Stockholders' equity                         4,581             8.11
                                           -------------------------
  Total liabilities and stock-
    holders' equity                        $56,496           100.00%
                                           =========================           ------

Net interest income                                                            $2,673
                                                                               ======
Interest rate spread                                                                            3.80%
Net interest margin                                                                             5.10%

                                    65

                                                           DECEMBER 31, 1990
                                           -----------------------------------------------------------
                                                                              INTEREST         AVERAGE
                                           AVERAGE           PERCENT OF        INCOME/          YIELD/
                                           BALANCE          TOTAL ASSETS       EXPENSE           RATE
                                           ------------------------------------------------------------
                                                           (Dollars In Thousands)
Interest earning assets:(1)(2)
  Loans                                    $24,895            46.25%           $2,777          11.15%
  Taxable securities                        19,601            36.41             1,710           8.72
  Nontaxable securities                      1,543             2.87               162          10.50
  Federal funds sold                         3,007             5.59               239           7.95
                                           ------------------------------------------
    Total interest earning assets          $49,046            91.12%           $4,888           9.97%

Noninterest bearing asset:
  Cash and due from banks                  $ 3,573             6.64%
  Premises and equipment                     1,739             3.23
  Other assets                                 225              .42
  Reserve for loan losses                     (757)           (1.41)
                                           -------------------------
    Total assets                           $53,826           100.00%
                                           =========================

Interest-bearing liabilities:
  NOW Accounts                             $ 6,751            12.54%           $  322           4.77%
  Savings and individual
    retirement accounts                      3,839             7.13               246           6.41
  Money market accounts                      6,855            12.74               407           5.94
  Time deposits                             19,450            36.13             1,446           7.43
  Short-term borrowings                        311              .58                16           5.14
  Notes payable                              1,556             2.89               167          10.73
                                           ------------------------------------------
    Total interest-bearing
      liabilities                          $38,762            72.01%           $2,604           6.72%

Non-interest bearing liabilities:
  Demand deposits                          $10,768            20.00%
  Other liabilities                            456              .85
                                           -------------------------
    Total liabilities                       49,986            92.86

Stockholders' equity                         3,840             7.14
                                           -------------------------
  Total liabilities and stock-
    holders' equity                        $53,826           100.00%
                                           =========================           ------

Net interest income                                                            $2,284
                                                                               ======
Interest rate spread                                                                            3.25%
Net interest margin                                                                             4.66%

(1) Nonaccruing loans are included in the interest-earning assets; interest income on such loans is recorded when received.

(2) Interest earning assets includes tax exempt investments and the related income is presented on a tax-equivalent basis assuming a tax rate of 34%. The amount of the tax-equivalent adjustment was $317,000, $172,000 and $82,000 for the years ended December 31, 1992, 1991 and 1990, respectively.

      Fully taxable equivalent net interest income increased $364,000 from 1991 to 1992 and $389,000 from 1990 to 1991. Woodland Bank's net interest margin or net interest income to average earning assets was 5.42%, 5.10% and 4.66% in 1992, 1991 and 1990, respectively.
Total average interest-earning assets increased from $49,046,000 in 1990 to $52,410,000 in 1991 and $55,985,000 in 1992. During
the same period, average interest-bearing liabilities increased from $38,762,000 in 1990 to $40,178,000 in 1991 and $41,241,000 in
1992. These increases in balances were mainly a result of increased marketing and an improved primary market area. The improvement in net interest margin tracks the benefits of a declining interest rate environment in Woodland Bank's primary market.

      Net interest income is affected by the volume and rate of both interest-earning assets and interest-bearing liabilities.
The following table depicts the dollar effect and rate changes for the different categories of interest-earning assets and interest-bearing liabilities and the resultant change in interest income and interest expense. Nonperforming loans are included with loans in the table:



                                                   1992 COMPARED TO                  1991 COMPARED TO
                                                     1991 INCREASE                    1990 INCREASE
                                                   (DECREASE) DUE TO                (DECREASE) DUE TO
                                             ---------------------------         --------------------------
                                             VOLUME    RATE(1)       NET         VOLUME     RATE(1)     NET
                                             ---------------------------         --------------------------
                                                                     (In Thousands)
Interest earned on:
  Loans                                       $119      $(445)     $(326)         $312      $(265)     $  47
  Taxable securities                          (237)      (147)      (384)         (109)       (39)      (148)
  Nontaxable securities                        515        (79)       436           322        (46)       276
  Federal funds sold                           (11)       (26)       (37)          (99)       (49)      (148)
                                              ---------------------------         ---------------------------
  Total interest earning assets                386       (697)      (311)          426       (399)        27

Interest paid on:
  Interest-bearing
    demand deposits                              56       (97)       (41)           22        (47)       (25)
  Savings and individual
    retirement accounts                          31       (91)       (60)           27        (34)        (7)
  Money market deposits                          88      (132)       (44)           56        (62)        (6)
  Time deposits                                (107)     (340)      (447)           27       (260)      (233)
  Federal funds purchased                         7         -          7             2          -          2
  Long-term debt                                (90)        -        (90)          (60)       (33)       (93)
                                               --------------------------         ---------------------------
  Total interest-bearing liabilities            (15)     (660)      (675)           74       (436)      (362)
                                               ---------------------------        ---------------------------
Net interest income                            $401     $ (37)       $364         $352       $ 37       $389
                                               ===========================        ===========================

(1) Changes in interest income and interest expense due to both rate and volume are included in rate variances.

      During 1992, average interest earning assets increased $3,575,000, increasing interest income $386,000. Nontaxable securities and loans increased on the average $5,414,000 and $1,171,000, respectively. Taxable securities decreased $2,788,000 and Federal funds decreased slightly. Changes in interest rates on the average volume of interest earning assets reduced interest income $697,000. The decrease in interest income associated with reduced rates on the volume of earning assets reflects the general decline in the level of rates during 1992. The net effect of the volume and rate changes associated with interest earning assets decreased interest income $311,000.

      Average interest-bearing liabilities, excluding long-term debt, increased $2,108,000 during 1992 as compared to 1991, however, with the overall restructure in deposits and declining interest rates, interest expense on deposits declined $585,000. The balance ($90,000) of the decreased interest expense is associated with the final paydown of Woodland's debt.

      The overall shift in deposit mix was the result of management reducing rates paid on savings and time deposits and promoting other deposit categories. Consistent with the general decline in the level of interest rates, reduced rates on the volume of all categories decreased interest expense $660,000 in 1992. The net effect of the volume and rate changes associated with all categories of interest-bearing liabilities decreased interest expense $675,000 during 1992.

      The net effect of changes in rate and volume on interest earning assets and interest-bearing liabilities in 1992 increased net interest income by $364,000.

      During 1991, average interest earning assets increased $3,364,000 and average interest-bearing liabilities, excluding long-term debt, increased $1,927,000 resulting in a net increase of $389,000 in net interest income. The most significant changes in average assets were an increase in loans of $2,794,000 and nontaxable securities of $3,066,000. Taxable securities and Federal funds decreased $1,249,000 and $1,247,000, respectively. These changes in the mix of average assets and the overall increase in balances resulted in $426,000 additional interest income; however, reduced yields in all categories, as experienced in the industry, decreased interest income $399,000 for a net overall benefit of $27,000.

      Average interest-bearing liabilities, excluding long-term debt, increased in total $1,927,000. There was no major change in any certain type deposit. The final pay down of Woodland's debt averaging $1,045,000 had the most significant effect on interest expense, a reduction of $60,000. In total, volume changes in average interest-bearing liabilities caused a net increase in expense of $74,000. Consistent with assets, the general and significant decline in interest rates during 1991 on average liabilities resulted in a very favorable $436,000 decrease in interest expense.

      During 1991, the net effect of changes in rate and volume on interest-bearing assets and interest-bearing liabilities was an increase in net income of $389,000.

      The major influence on the net interest margin or net interest income was the decrease in interest expense on deposits of $585,000 or 27.18% in 1992 and $285,000 or 11.69% in 1991,
while tax equivalent interest income decreased $311,000 or 6.33% in 1992 and $27,000 or .55% in 1991.

       Provision for Possible Loan Losses and Allowance for Possible Loan
       Losses

      The provision for possible loan losses provides a reserve (the allowance for possible loan losses) against which loan losses are charged as those losses become evident. Management determines the appropriate level of the allowance for loan losses on a quarterly basis. The quarterly analyses take into consideration the results of an ongoing loan review process, the purpose of which is to determine the level of credit risk within the portfolio and to ensure proper adherence to underwriting and documentation standards. Utilizing the results of the loan review process, a specific portion of the reserve is allocated to those loans which appear to represent a more than normal exposure to risk. In addition, estimates are made for potential losses on consumer loans, residential mortgage loans, commercial mortgage loans, and commercial loans, not specifically reviewed, based on historical loan loss experience and other factors and trends.

      A provision for possible loan losses was required for 1990 in the amount of $335,000, however, management's evaluation for 1992 and 1991 resulted in a conclusion the allowance was adequate and no provision was necessary. Factors that influenced management's determination of the provision for loan losses included
(i) an evaluation of each nonperforming, classified and potential problem loan to ascertain an estimate of loss exposure based upon circumstances then known to management,
(ii) current economic conditions and outlook, and (iii) an overall review of the loan portfolio in light of past loan loss experience. Net charge-offs (loan losses charged against the allowance for possible loan losses less recoveries of prior charge-offs) for 1990 were $223,000. Net recoveries of $46,000 and $49,000 were realized for 1992 and 1991, respectively.

      Following are tables setting forth the activity for loan losses and the allocation of the allowance for possible loan losses and certain ratios to nonperforming loans and total loans for 1990, 1991 and 1992.

         Allowance for Possible Loan Losses

                                                                   YEARS ENDED DECEMBER 31,
                                                            1992              1991            1990
                                                           -----------------------------------------
                                                                    (Dollars In Thousands)
Balance at beginning of period                              $810               $761            $649

Loans charged off:
  Commercial and financial                                    45                 13             254
  Residential real estate-mortgage                             -                 68              20
  Consumer                                                     -                  3               3
                                                            ----------------------------------------
Total charge-offs                                             45                 84             277

Recoveries:
  Commercial and financial                                     -               (133)            (54)
  Residential real estate-mortgage                           (89)                 -               -
  Consumer                                                    (2)                 -               -
                                                            ----------------------------------------
Total recoveries                                             (91)              (133)            (54)
                                                            ----------------------------------------
  Net loans charged off (recovered)                          (46)               (49)            223
Provision for possible loan losses
  charged against income                                       -                  -             335
                                                            ----------------------------------------
Balance at end of period                                    $856               $810            $761
                                                            ========================================
Net loan charge-offs (recoveries)
  to average loans                                          (.16%)             (.18%)           .90%
Loan reserve to total loans                                 3.13%              2.93%           2.92%
Loan reserve to nonperforming loans                        1,057%               401%            120%

      The following table sets forth the allocation of the allowance for possible loan losses for the indicated categories of loans.

                                    69

           Allocation for the Allowance for Possible Loan Losses


                                      DECEMBER 31, 1992             DECEMBER 31, 1991               DECEMBER 31, 1990
                                ----------------------------- -----------------------------   -----------------------------
                                                     PERCENT                       PERCENT                         PERCENT
                                         RESERVE AS  OF LOANS          RESERVE AS  OF LOANS             RESERVE AS OF LOANS
                                          A PERCENT  IN EACH            A PERCENT  IN EACH              A PERCENT  IN EACH
                                          OF LOANS   CATEGORY           OF LOANS   CATEGORY             OF LOANS   CATEGORY
                                RESERVE  OUTSTANDING TO TOTAL RESERVE  OUTSTANDING TO TOTAL   RESERVE  OUTSTANDING TO TOTAL
                                BALANCE  BY CATEGORY  LOANS   BALANCE  BY CATEGORY  LOANS     BALANCE  BY CATEGORY  LOANS
                                -------------------------------------------------------------------------------------------
                                                                  (Dollars In Thousands)
Commercial and financial           $58     .89%      23.97%     $108     1.87%      20.92%      $ 95     1.22%      24.78%
Real estate:
  Commercial                       109    1.28       31.12       226     2.19       35.73        134     1.94       26.47
  Residential                       10    1.67        2.20        22     1.31        6.06         27     3.71        2.79
  Construction and other             7     .97        2.65         9      .92        3.53         37     3.04        4.67
Services and individuals           115     .19       28.69        92     1.32       25.28        188     2.39       30.21
Consumer                            29     .93       11.37        21      .90        8.48         15      .95        6.08
Unallocated                        528       -           -       332        -           -        265        -           -
                                  ----              -------     ----               -------      ----               -------
Total reserve                     $856    3.13%     100.00%     $810     2.93%     100.00%      $761     2.92%     100.00%
                                  ====              =======     ====               =======      ====               =======

       Nonperforming assets are defined as loans delinquent 90 or more days, nonaccrual loans, restructured loans, and foreclosed assets. Such assets do not necessarily represent future losses to Woodland Bank since underlying collateral can be sold and the financial condition of the borrowers may improve. The following table sets forth the detail of nonperforming assets.

           Nonperforming Assets

                                                                         DECEMBER 31,
                                                          1992               1991             1990
                                                          ----------------------------------------
                                                                    (Dollars In Thousands)
Nonaccrual loans                                           $56               $196             $633
Loans past due 90 days or more                              25                  6                -
                                                           ---------------------------------------
  Total                                                     81                202              633
Foreclosed assets                                            -                209               50
                                                           ---------------------------------------
  Total nonperforming assets                               $81               $411             $683
                                                           =======================================
Nonperforming loans to loans                               .30%               .73%             2.43%
Nonperforming assets to loans,
  plus foreclosed assets                                   .30%              1.49%             2.61%
Nonperforming assets to total assets                       .13%               .66%             1.19%

      The following table compares the allowance for loan losses and the total nonperforming loans at December 31, 1992, 1991 and 1990:

                                                                         DECEMBER 31,
                                                          1992               1991             1990
                                                          ----------------------------------------
                                                                    (Dollars In Thousands)
Allowance for loan losses                                  $856              $810             $761
Nonperforming loans                                          81               202              633
Allowance as a percentage
  of nonperforming loans                                  1,057%              401%             120%

      At December 31, 1992, 1991 and 1990, there were no significant commitments to lend additional funds to borrowers whose loans were considered nonperforming.

      Woodland Bank's policy is to discontinue accruing interest on loans when principal or interest is due and remains unpaid for 90 days or more, unless the loan is well secured and in the process of collection. Woodland Bank would have recognized additional interest income of approximately $13,000, $91,000 and $76,000 for 1992, 1991 and 1990, respectively, if contractual interest on these loans had been recognized. The amount of interest collected and included in income related to these loans was $43,000 in 1991, however, none was collected for 1992 and 1990.

      The loan portfolio does not include any loans to foreign countries, credit card loans, or highly leveraged transaction loans. Woodland Bank primarily originates or participates in loans to individuals and businesses in its local lending area of Tulsa, Oklahoma. Lending within the commercial and real estate markets is distributed among a variety of industries and activities to maintain a diversified loan portfolio. Senior management closely monitors concentrations to single industries and individual customers and actively participates within their lending area. Woodland Bank has written policies that require security for loans including liens on residential mortgage loans. In addition, policies and procedures are in place to assess the creditworthiness of borrowers for all loans and commitments. Borrowers' ability to honor their loan contracts can be largely dependent upon the economic conditions within their market areas and on a national level.

      Management attributes the improvement in nonperforming assets to an improved economy in its primary market, greater focus of the credit review process and close monitoring of potential problem customers.

      Based on Woodland Bank's review of remaining collateral and/or financial condition of identified loans with characteristically more than a normal degree of risk, historical loan loss percentages and economic conditions, management believes the allowance for possible loan losses at December 31, 1992 is adequate to cover future possible losses.

              Noninterest Income

      The balance of earnings of a banking institution are typically generated through noninterest income from fees and service charges. The following tables outline the components of this income source for the years ended December 31, 1992, 1991 and 1990:


                                             YEAR ENDED                              CHANGE
                                     ----------------------------------------------------------------------
                                             DECEMBER 31,                1992/1991             1991/1990
                                     ----------------------------------------------------------------------
                                     1992       1991       1990      AMOUNT     PERCENT    AMOUNT   PERCENT
                                     ----------------------------------------------------------------------
                                                             (Dollars In Thousands)
Service charges                      $469       $433       $434        $36        8.31%     $(1)     (.23)%
Other operating
  income                              439        320        229        119       37.19       91     39.74
                                     -------------------------------------                 ----
    Subtotal                          908        753        663        155       20.58       90     13.57
Gain on sale of
  land parcel                          --        551         --       (551)    (100.00)     551    100.00
Securities gains
  (losses)                             78        179         10       (101)     (56.42)     169  1,690.00
                                     --------------------------------------                ----
    Total
      noninterest
      income                         $986      $1,483      $673      $(497)      33.51%    $810    120.36%
                                     ======================================                ====


      As noted above, and excluding securities gains and losses and gain on sale of a land parcel, total noninterest income increased consistently with an increase of $155,000 or 20.58% from 1991 to 1992 and $90,000 or 13.57% from 1990 to 1991.
Deposit service charges increased $36,000 or 8.31% in 1992 due to revisions in service fee structure. Other operating income increased $119,000 or 37.19% from 1991 to 1992 and $91,000 or
39.74% from 1990 to 1991, primarily as a result of mortgage lending operations.

      During 1991, Woodland sold an excess parcel of land adjacent to the bank facility for $750,000 resulting in a net gain of $551,000.

      Net gains on sales of securities decreased $101,000 or 56.43% in 1992 as compared to 1991. The securities gains in 1991 were a result of sales of mortgage-backed securities when principal prepayment rate began to accelerate and the interest rate market began to decline.

      The majority of the sales in 1992 were of securities which either would be maturing or had fixed calls in the near future.

      A partial restructuring of the investment portfolio began in late 1990 through early 1992 from short-term investments to longer term qualified municipal bonds due to the declining interest rate environment and the taxable position of the corporation.

         Other Expenses


                                             YEAR ENDED                              CHANGE
                                                                        -----------------------------------
                                             DECEMBER 31,                1992/1991             1991/1990
                                     ----------------------------------------------------------------------
                                     1992       1991       1990      AMOUNT     PERCENT    AMOUNT   PERCENT
                                     ----------------------------------------------------------------------
                                                            (Dollars In Thousands)
Compensation and
 employee benefits                   $1,360     $1,260     $1,064      $100       7.94%     $196     18.42%
Occupancy expense                       341        316        314        25       7.91         2       .64
FDIC assessment                         133        113         67        20      17.70        46     68.66
Other expenses                          644        704        712       (60)     (8.52)       (8)    (1.12)
                                     ---------------------------------------                ----
  Total
    noninterest
    expenses                         $2,478     $2,393     $2,157       $85       3.55%     $236     10.94%
                                     =======================================                ====

     Noninterest expense increased $85,000 or 3.55% from 1991 to 1992 and increased $236,000 or 10.94% from 1990 to 1991.
Woodland Bank began a noncontributory incentive compensation plan for designated participants in 1991, and this component of compensation expense amounted to $46,000 in 1991 and $64,000 in 1992.

     Additional staffing, employee benefits and nondiscretionary contributions to employee benefit plans amounted to increases in employee compensation of 7.94% in 1992 and 18.42% in 1991.

     Occupancy expense increased 7.91% in 1992 as additional depreciation expense was incurred on purchase of a new local area network system and supporting equipment. Between 1990 and 1991, occupancy expense increased $2,000 or .64%.

     FDIC assessments paid by Woodland Bank increased $20,000 or 17.70% between 1992 and 1991 and $46,000 or 68.66% between 1990 and 1991.

     Other expenses remained flat from 1990 and 1991 and decreased $60,000 between 1991 and 1992 primarily as a result of the recovery of certain legal expense related to loan recoveries. In addition, management made certain operating procedure changes in an effort to better control various operating related expenses.

            Income Taxes

     Woodland and its subsidiary file consolidated income tax returns. Income tax expense or benefit is allocated to its subsidiary on the basis of its taxable income or loss included in the consolidated return.

Deferred income taxes are provided
on certain transactions which are reported for financial reporting purposes in different periods than for income tax purposes primarily related to loan losses. On January 1, 1990, Woodland adopted Statement of Financial Accounting Standard
No. 96, "Accounting for Income Taxes;" the effect of the adoption of this standard, on a cumulative basis, was a $73,000 credit to income. Woodland adopted Statement of Financial
Accounting Standard No. 109, "Accounting for Income Taxes," effective January 1, 1992, the effect of which was not significant.

     A reconciliation of expected income tax expense, computed by applying the effective Federal statutory rate of 34% to income before the provision for income taxes is as follows:

                                                              1992              1991              1990
                                                              -----------------------------------------
                                                                           (In Thousands)
Federal income taxes at statutory rate                        $418              $541              $130
Less effect of tax exempt income                              (191)             (102)              (49)
State income taxes, net of Federal tax benefit                  32                45                11
Other, net                                                       2                (5)               (5)
                                                              -----------------------------------------
 Total provision for income taxes                             $261              $479              $ 87
                                                              =========================================

       FINANCIAL CONDITION

            Investments

     Woodland Bank's holdings of short-term investments and scheduled maturities of investment securities serve as a source of liquidity to meet depositor and borrower fund requirements, in addition to being a significant element of total interest income. Short-term investments, consisting primarily of Federal funds sold, had outstanding balances at December 31, 1992 of $4,695,000 and $5,389,000 at
December 31, 1991. Investment securities at December 31, 1992 of $25,691,000 increased $1,865,000 as compared to December 31, 1991 of $23,826,000. This increase in the balance of investment securities is due primarily to increased nontaxable securities.

     The following table presents the composition of investments and the change in each category for the periods presented:

           Securities Portfolio

      The following table indicates the components of investment securities at December 31, 1992, 1991 and 1990:





                                           1992                          1991                      1990
                                    -----------------------------------------------------------------------------
                                                 PERCENT                      PERCENT                    PERCENT
                                                 OF TOTAL                     OF TOTAL                   OF TOTAL
                                    AMOUNT      SECURITIES      AMOUNT       SECURITIES      AMOUNT     SECURITIES
                                    ------------------------------------------------------------------------------
                                                              (Dollars In Thousands)
U.S. Government                     $6,000        23.36%         $5,253         22.05%       $5,859        24.67%
U.S. Government agencies and
 corporations                        3,816        14.85           5,003         21.00         4,402        18.53
Municipals and other tax
 exempt                             10,184        39.64           8,736         36.67         1,650         6.95
Mortgage-backed securities           1,064         4.14             256          1.07         4,678        19.69
Corporate bonds and other            4,627        18.01           4,578         19.21         7,165        30.16
                                   ------------------------------------------------------------------------------
  Total securities                 $25,691       100.00%        $23,826        100.00%      $23,754       100.00%
                                   ===============================================================================

      The market value of total investment securities was $26,194,000, $24,095,000 and $23,966,000 at December 31, 1992, 1991 and 1990, respectively.


      The following table shows the components and yields for the various forms of investment securities:

            Investment Securities-Maturities and Yields


                                                             DECEMBER 31, 1992
                                                                 MATURING
                          -----------------------------------------------------------------------------------------
                                                      AFTER ONE                AFTER FIVE
                                IN ONE                 THROUGH                  THROUGH
                             YEAR OR LESS             FIVE YEARS               TEN YEARS           AFTER TEN YEARS
                          -----------------------------------------------------------------------------------------
                          AMOUNT      YIELD        AMOUNT     YIELD        AMOUNT       YIELD       AMOUNT    YIELD
                          -----------------        ----------------        ------------------       ---------------
                                                         (Dollars In Thousands)
U.S. Government           $1,748       8.16%       $4,055      5.49%        $    -          -%        $917      7.39%
U.S. Government agencies
 and corporations            250       8.05         2,268      7.05          1,298       6.48            -         -
Municipals and other
 tax exempt(1)               245       6.87         3,827      7.13          5,714       8.11          398      9.58
Mortgage-backed
 securities                    -          -             -         -              -          -        1,064      6.74
Corporate bonds and
 other                       801       9.00         3,248      7.16            578       8.97            -         -
                          ------                  -------                   ------                   -----
                          $3,044       8.27%      $13,398      6.63%        $7,590        7.90%     $1,659      7.50%
                          ======                  =======                   ======                  ======

(1) Yield presented on a tax-equivalent basis assuming a tax rate of 34%.

      Beginning in latter 1990, Woodland Bank began to restructure the investment portfolio due to anticipated prepayments on mortgage-backed securities, fixed call dates on other securities and some concern regarding the creditworthiness of certain securities positions. Another major influence and factor in the restructure plan was the shift to tax exempt securities to lower Woodland Bank's effective income tax rate. During 1990, $11,021,000 of securities were collected as a result of maturity calls and prepayments. Proceeds from sales were $2,000,000, and $10,000 was realized as a net gain.

      During 1991, the restructure plan was fully implemented resulting in a reduction in mortgage-backed securities of $4,422,000 or 94.53% of such position at December 31, 1990. Corporate bonds decreased $2,587,000 during 1991. As a result of these reductions, tax exempt securities increased $7,086,000. During 1991 reductions in security categories were $8,004,000 of securities collected as a result of maturity calls and prepayment. Proceeds from sales were $6,160,000, and $179,000 was realized as a net gain on fixed calls and sales.

      During 1992, the restructure plan was, for the most part, completed and investments grew $1,865,000 primarily as a result of decreased cash equivalents. Maturity calls and prepayments collected were $6,462,000 and proceeds from sales were $3,287,000, both of which yield a net gain of $78,000. At December 31, 1992, tax exempt securities accounted for approximately 40 percent of the total portfolio.

      The securities portfolio restructure during this three-year period was not with intent of so-called "gains-trading." Woodland's income before income taxes and the cumulative effect of a change in accounting for income taxes in 1990 grew from $373,000 for 1990 to $1,150,000 for 1992 exclusive of securities gains. As previously discussed, the primary improvement in earnings were the favorable increase in net interest income and the lack of necessary provisions for loan losses. Had Woodland adopted an accounting policy for mortgage-backed securities as "held-for-sale," the financial reporting results of the portfolio restructure would not have been significantly different because lower of cost or market value accounting would not have required a negative adjustment due to favorable market value conditions during the restructure period.

                  Loans

      The loan portfolio constitutes the major earning asset of most bank holding companies and typically offers the best alternative for obtaining the maximum interest spread above the cost of funds. The overall economic strength of any bank holding company generally parallels the quality and yield of its loan portfolio. Woodland's total loans were $27,306,000 at December 31, 1992, $27,654,000 at
December 31, 1991 and $26,081,000 on December 31, 1990.  The
following table presents loans outstanding.

                  Loan Portfolio
                                                                                     DECEMBER 31,
                                                 --------------------------------------------------------------------------------
                                                                 1992                      1991                     1990
                                                 --------------------------------------------------------------------------------
                                                     AMOUNT           PERCENT       AMOUNT       PERCENT      AMOUNT      PERCENT
                                                 --------------------------------------------------------------------------------
Commercial and financial                            $ 6,545            23.97%      $ 5,784        20.92%      $ 7,767       29.78%
Real estate:
   Commercial                                         8,500            31.12         9,881        35.73         6,904       26.47
   Residential                                          600             2.20         1,677         6.06           727        2.79
   Construction and others                              723             2.65           976         3.53         1,219        4.67
Services and individuals                              7,833            28.69         6,991        25.28         7,879       30.21
Consumer                                              3,105            11.37         2,345         8.48         1,585        6.08
                                                 --------------------------------------------------------------------------------
                                                    $27,306           100.00%      $27,654       100.00%      $26,081      100.00%
                                                 ================================================================================

    The loan portfolio experienced a slight decline of $348,000 or 1.26% from December 31, 1991 to December 31, 1992. An increase of $1,573,000 or 6.03% was experienced from 1990 to 1991 primarily in real estate loans.

         The following table sets forth the maturity composition of total loans at December 31, 1992.

                      Maturity of Loans

                                                          DECEMBER 31, 1992
                                                 -----------------------------------
                                                                           PERCENT
                                                      LOANS                OF TOTAL
                                                 -----------------------------------
                                                        (Dollars in Thousands)
In one year or less                                  $17,169                62.88%
After one through five years                           9,584                35.10
After five years                                         553                 2.02
                                                 -----------------------------------
      Total loans                                    $27,306               100.00%
                                                 ===================================



           Maturity Classes


                                                          INTEREST SENSITIVITY
                                                 -----------------------------------
                                                        FIXED            VARIABLE
                                                        RATE               RATE
                                                 -----------------------------------
                                                          (In Thousands)
In one year or less                                   $5,296              $19,274
After one through five years                           2,424                    -
After five years                                         312                    -
                                                 -----------------------------------
      Total loans                                     $8,032              $19,274
                                                 ===================================

                  Deposits

      The deposit base provides the major funding source for interest earning assets of most bank holding companies.
Woodland Bank's average deposits have steadily risen during the period from December 31, 1991 to December 31, 1992.
Woodland Bank's total average deposits were $54,277,000 in 1992, an increase of $3,996,000 over 1991. Generally, demand, savings and certificates of deposit less than $100,000 are recognized as the core base of deposits while certificates of deposit in excess of $100,000 and public funds are more subject to interest variations and, thus, are not included in the core deposit base. Because of these factors, management views the growth in deposits other than certificates of deposit of $100,000 or more as more stable growth. During 1992, Woodland Bank's customers preferred NOW Accounts and money market accounts as more favorable and adjusted quicker to rate changes than certificates of deposit, both under and over $100,000. In addition, noninterest-bearing deposits experienced growth due to service charge restructures. The following table indicates the mix and levels of deposits at December 31, 1992 compared to December 31, 1991.


                                                                        DEPOSIT PORTFOLIO
                                   --------------------------------------------------------------------------------
                                                             DECEMBER 31,
                                    ----------------------------------------------------------------------------------------
                                               1992                              1991                        CHANGE
                                    ----------------------------------------------------------------------------------------
                                              COST OF                           COST OF
                                    AMOUNT     FUNDS     PERCENT       AMOUNT    FUNDS    PERCENT       AMOUNT       PERCENT
                                    ----------------------------------------------------------------------------------------
                                                                       (Dollars in Thousands)
Noninterest bearing                $16,958      n/a%      29.33%      $15,258     n/a%     26.80%      $ 1,700        11.14%
NOW Accounts                         9,486     2.98       16.40         7,681    4.11      13.49         1,805        23.50

Savings and individual
   retirement accounts               4,591     3.71        7.94         4,583    5.60       8.05             8          .17

Money market deposit
   accounts                         10,105     3.75       17.47         9,307    5.12      16.35           798         8.57

Certificates of deposit:
   Less than $100,000                8,316     4.34       14.38        10,252    6.08      18.01        (1,936)      (18.88)
   $100,000 or more                  8,373     4.14       14.48         9,845    6.16      17.30        (1,472)      (14.95)
                                    ---------         -------------------------         ------------------------------------
   Total Deposits                  $57,829     3.80%     100.00%      $56,926    5.50%    100.00%      $   903         1.59%
                                   ==========         =========================         ====================================

            Amount and Maturities of Time Deposits of $100,000 or More

         The following table sets forth the amount and maturities of time deposits of $100,000 or more at December 31, 1992:

                                                       DECEMBER 31,            PERCENT
                                                          1992                 OF TOTAL
                                                 -------------------------------------------
                                                            (Dollars in Thousands)
Three months or less                                    $5,833                   69.66%
Over three through twelve
  months                                                 2,540                   30.34
Over twelve months                                           -                       -
                                                 -------------------------------------------
                                                        $8,373                  100.00%
                                                 ===========================================

                  Short-term Borrowings

      Woodland had no short-term borrowings at December 31, 1992 and 1991.

                  Long-term Debt

      Woodland retired the balance of its long-term debt in the amount of $683,000 on December 19, 1991. Interest expense amounted to $167,000 in 1990 and $90,000 in 1991. The debt was originally created when the holding company was formed to fund individual shareholders debt related to the formation of Woodland Bank.

                  Liquidity and Rate Sensitivity

      Liquidity is the measure of Woodland Bank's ability to meet its customers' present and future deposit withdrawals and/or increased loan demand without unduly penalizing earnings. Interest rate sensitivity involves the relationship between rate sensitive assets and liabilities and is an indication of the probable effects of interest rate fluctuations on Woodland's net interest income. Woodland Bank manages both liquidity and interest sensitivity through a coordinated asset/liability management program directed by the Asset/Liability Committee of Woodland Bank.

      Liquidity is provided for Woodland Bank by projecting credit demand and other financial needs and then maintaining sufficient cash and assets readily convertible into cash to meet these projected requirements. Woodland Bank provided for its liquidity needs through core deposits, maturing loans, and scheduled maturities of investments in securities, and by maintaining adequate balances in other money market investments, such as Federal funds sold. At December 31, 1992 cash and money market investments amounted to $9,077,000 or 14.27% of total assets. This is a decrease of $247,000 from December 31, 1991 when cash and money market investments totaled
$9,324,000 or 14.91% of total assets. This level of cash and cash equivalents is considered to be adequate in view of projected liquidity needs.

      Woodland's liquidity is generally provided by dividends received from the subsidiary bank. These funds are available for the overhead expenses and the payment of dividends to shareholders. Dividends paid by the subsidiary bank were $572,000, $740,000 and $500,000 during 1992, 1991 and 1990.

      Interest rate-sensitive assets and liabilities are those with yields or rates subject to change within a future time period due to maturity or changes in market rates. An ongoing objective of Woodland Bank's asset/liability management program is to match rate-adjustable assets and liabilities at similar maturity horizons, so that changes in interest rates will not result in wide fluctuations in net interest income. The rate sensitivity position is managed by matching funds acquired having a specific maturity with loans, securities, or money market investments with similar maturities.

      At December 31, 1992, $24,570,000 or 89.98%, of the
loan portfolio repriced in one year or less. In addition, investment securities maturing in one year or less of $3,044,000 and money market investments of $4,695,000 bring total rate-sensitive assets maturing or repricing within one year to $32,309,000 or 57.71% of total interest-earning assets. When matched with interest-bearing demand deposits, savings deposits, and time deposits of $100,000 or more maturing within one year, while totaling $30,555,000, this represents a gapped position which management believes is appropriate given the continued declining rate environment.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS


      The following table sets forth, as of January 11, 1994, the name and address of each beneficial owner of more than 5% of the outstanding shares of Woodland Common known to the Board of Directors of Woodland, showing the amount and nature of such beneficial ownership. None of the shareholders listed below would own, on a pro forma basis giving effect to the Merger, more than 1% of the issued and outstanding shares of Boatmen's Common.



                                   SHARES OF WOODLAND COMMON
NAME AND ADDRESS                      BENEFICIALLY OWNED        PERCENT OF CLASS
- ----------------                      ------------------        ----------------
John L. Arrington,  Jr.                      52,172                 13.6854%
100 West Fifth Street, Suite 1000
Tulsa, Oklahoma  74103-4219

G. William Foster, Jr.                       21,300                  5.5873
P.O. Box 35829
Tulsa, Oklahoma  74153

John A.  Gaberino,  Jr.(1)                   30,820                  8.0076
100 West Fifth Street, Suite 1000
Tulsa, Oklahoma  74103-4219

Mary K. Sanditen, Trustee of the             41,060                 10.7706
Mary K. Sanditen Revocable Trust
3314 East 51 Street, Suite K
Tulsa, Oklahoma  74135

Wilfred I. Sanditen and Jean                 30,896                  8.1044
Sanditen, Trustees of the
Wilfred I. Sanditen Revocable
Trust, dated July  10,  1992
3314 East 51 Street, Suite A
Tulsa, Oklahoma  74135

George A. Singer(2)                          30,370                  7.9665
P.O. Box 755
Tulsa, Oklahoma  74101

- ----------------------------

(1)   Includes 8,680 shares of J&M Company, Ltd. of which Marjory D. Gaberino is a partner, 547 shares of
      Marjory D. Gaberino, custodian, 547 shares of John A. Gaberino, III and 546 shares of Courtney L. Gaberino.
      Mr. Gaberino disclaims ownership of these shares.

(2)   Includes 11,700 shares owned by Gems, Ltd. of which Mr. Singer is a partner and 18,670 shares owned by
      Singer Brothers of which Mr. Singer is a partner.


SECURITY OWNERSHIP OF MANAGEMENT


      The following table sets forth, as of January 11, 1994, the number of shares of Woodland Common owned beneficially by each director and executive officer of Woodland, and all directors and executive officers as a group. None of the individuals listed below would own, on a pro forma basis giving effect to the Merger, more than 1% of the issued and outstanding shares of Boatmen's Common.


                            SHARES OF WOODLAND COMMON
NAME AND ADDRESS                BENEFICIALLY OWNED         PERCENT OF CLASS
- ----------------                ------------------         ----------------
John L. Arrington, Jr.                52,172                  13.6854%
Robert E. Craine, Jr.                    400                   0.1049
G. William Foster, Jr.                21,300                   5.5873
John A. Gaberino, Jr.(1)              30,820                   8.0076
Tom Grant,  Jr.                        6,110                   1.6027
Robert E. D. Harper                    1,020                   0.2676
Thomas A.  Mann                          400                   0.1049
John A. Moss, Jr.                      8,402                   2.2040
Bill Ramsey                           18,894                   4.9562
E. C.  Richards(2)                     2,192                   0.5750
Wilfred Sanditen(3)                   30,896                   8.1044
William L. Schloss, III                6,111                   1.6030
George A. Singer(4)                   30,370                   7.9665
John Stephen Swab(5)                   8,745                   2.2939
                                     -------                  -------
Directors & Officers as a Group      217,832                  57.1403%
                                     =======                  =======

- ----------------------------

(1)   Includes 8,680 shares of J&M Company, Ltd. of which Marjory D. Gaberino is a partner, 547 shares of
      Marjory D. Gaberino, custodian, 547 shares of John A. Gaberino, III and 546 shares of Courtney L. Gaberino.
      Mr. Gaberino disclaims ownership of these shares.

(2)   Includes 1,096 shares owned by his wife, Gail Richards.  Mr. Richards disclaims ownership of these shares.

(3)   Includes 30,895 shares of the Wilfred I. Sanditen Revocable Trust of which Mr. Sanditen is a trustee.

(4)   Includes 11,700 shares owned by Gems, Ltd. of which Mr. Singer is a partner and 18,670 shares owned by
      Singer Brothers of which Mr. Singer is a partner.

(5)   Includes 8,145 shares of the John T. Swab Revocable Inter Vivos Trust B of which Mr. Swab is a trustee.

                               LEGAL OPINION

      The legality of the securities offered hereby will be passed upon by Lewis, Rice & Fingersh. Partners of Lewis,
Rice & Fingersh and attorneys employed by them owned, directly or indirectly, as of December 14, 1993, 67,277 shares of Boatmen's Common.

                                  EXPERTS

INDEPENDENT AUDITORS FOR BOATMEN'S BANCSHARES, INC.

      The consolidated financial statements of Boatmen's incorporated by reference in Boatmen's Annual Report (Form 10-K) for the year ended December 31, 1992 have been audited by Ernst & Young, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.


INDEPENDENT AUDITORS FOR WOODLAND.

      The consolidated financial statements of Woodland at December 31, 1992 and for the year then ended appearing in this Prospectus/Proxy Statement and Registration Statement have been audited by Ernst & Young, independent auditors, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.


PRESENCE AT SPECIAL MEETING

      Representatives of Ernst & Young are expected to be present at the Special Meeting with the opportunity to make a statement if they desire to do so and to respond to appropriate questions.


                           SHAREHOLDER PROPOSALS

      Shareholder proposals for the annual meeting of Boatmen's shareholders to be held in April, 1994 must have been received by Boatmen's no later than November 17, 1993, and must have met the requirements established by the S.E.C. for shareholder proposals. Shareholder proposals for the 1995 annual meeting of Boatmen's must be received by Boatmen's on a date to be determined and announced in Boatmen's Proxy Statement for its 1994 annual meeting.

      Upon receipt of any such proposal Boatmen's will determine whether or not to include such proposal in the Proxy Statement and proxies in accordance with the S.E.C.'s regulations governing the solicitation of proxies.

                         ----------------------

                 INDEX TO FINANCIAL STATEMENTS OF WOODLAND

WOODLAND BANCORP, INC. AND SUBSIDIARY:
                                                                                  Page
                                                                                  ----
      Financial Statements:
      ---------------------

      Report of Independent Auditors. . . . . . . . . . . . . . . . . . . . . . . .F-2

      Consolidated Balance Sheets as of September 30, 1993 (Unaudited),
             December 31, 1992 and December 31, 1991 (Unaudited). . . . . . . . . .F-3

      Consolidated Statements of Income for the Nine Months Ended
             September 30, 1993 (Unaudited) and 1992 (Unaudited) and for
             the Years Ended December 31, 1992, 1991 (Unaudited) and
             1990 (Unaudited) . . . . . . . . . . . . . . . . . . . . . . . . . . .F-5

      Consolidated Statements of Cash Flows for the Nine Months Ended
             September 30, 1993 (Unaudited) and 1992 (Unaudited) and
             the Years Ended December 31, 1992, 1991 (Unaudited) and
             1990 (Unaudited) . . . . . . . . . . . . . . . . . . . . . . . . . . .F-7

      Consolidated Statements of Stockholders' Equity for the Nine Months ended
             September 30, 1993 (unaudited) and for the Years Ended
             December 31, 1992, 1991 (Unaudited) and 1990 (Unaudited) . . . . . . .F-9

      Notes to Consolidated Financial Statements . . . . . . . . . . . . . . . . .F-10

                            REPORT OF INDEPENDENT AUDITORS

The Board of Directors and Stockholders
Woodland Bancorp, Inc.

We have audited the accompanying consolidated balance sheet of Woodland Bancorp, Inc. as of December 31, 1992, and the related consolidated statements of income, stockholders' equity, and cash flows for the year then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Woodland Bancorp, Inc. at December 31, 1992, and the consolidated results of their operations and their cash flows for the year then ended, in conformity with generally accepted accounting principles.



                                             ERNST & YOUNG


Tulsa, Oklahoma
December 15, 1993

                                                       WOODLAND BANCORP, INC.

                                                    CONSOLIDATED BALANCE SHEETS

                                                      SEPTEMBER 30,                           DECEMBER 31,
                                                         1993                         1992                     1991
                                                   -------------------------------------------------------------------------
                                                      (Unaudited)                                (Unaudited)
                                                                                 (In Thousands)
ASSETS
Cash and cash equivalents:
   Noninterest bearing deposits and
     cash                                              $ 2,299                     $ 4,382                  $ 3,935
   Federal funds sold                                    3,160                       4,695                    5,290
   Interest bearing deposits in other
       banks                                                 -                           -                       99
                                                   -------------------------------------------------------------------------

       Total cash and cash equivalents                   5,459                       9,077                    9,324
                                                   -------------------------------------------------------------------------

Investment securities (estimated
   market value $28,137, $26,194 and $24,095 at
   September 30, 1993, December 31, 1992 and
   1991, respectively) (Notes 2 and 14)                 27,045                      25,691                   23,826

Loans (Notes 3 and 11):
   Commercial and financial                              7,496                       6,545                    5,784
   Real Estate:
     Commercial                                          7,948                       8,500                    9,881
     Residential                                           896                         600                    1,677
     Construction and other                                459                         723                      976
   Services and individuals                              9,104                       7,833                    6,991
Consumer                                                 2,778                       3,105                    2,345
                                                   -------------------------------------------------------------------------
                                                        28,681                      27,306                   27,654

   Less allowance for possible loan loss                  (872)                       (856)                    (810)
                                                   -------------------------------------------------------------------------
     Net Loans                                          27,809                      26,450                   26,844
                                                   -------------------------------------------------------------------------

Premises and equipment, net
   (Notes 4 and 13)                                      1,643                       1,654                    1,563
Accrued interest receivable                                574                         622                      699
Other real estate owned (Note 5)                             -                           -                      209
Other assets                                               130                         136                       81
                                                   -------------------------------------------------------------------------
Total assets                                           $62,660                     $63,630                  $62,546
                                                   =========================================================================

                                    F-3

                                                       WOODLAND BANCORP, INC.

                                                    CONSOLIDATED BALANCE SHEETS
                                                            (CONTINUED)
                                                      SEPTEMBER 30,                           DECEMBER 31,
                                                         1993                         1992                     1991
                                                   -------------------------------------------------------------------------
                                                      (Unaudited)                                (Unaudited)
                                                               (In Thousands, Except Share and Per Share Amounts)
                                                   -------------------------------------------------------------------------
LIABILITIES AND STOCKHOLDERS' EQUITY
Deposits (Note 8):
   Demand and other noninterest bearing                $13,933                     $16,958                  $15,258
   NOW Accounts                                          9,298                       9,486                    7,681
   Savings and individual retirement
     accounts                                            4,041                       4,591                    4,583
   Money market deposit accounts                        12,224                      10,105                    9,307
   Certificates of deposit                              16,868                      16,689                   20,097
                                                   -------------------------------------------------------------------------
      Total deposits                                    56,364                      57,829                   56,926
                                                   =========================================================================

Accrued interest, taxes and
   expenses (Notes 6 and 7)                                202                         150                      498

Declared but unpaid dividends                                -                           -                       57
                                                   -------------------------------------------------------------------------
  Total liabilities                                     56,566                      57,979                   57,481
                                                   -------------------------------------------------------------------------
Stockholders' equity (Notes 14 and 15)
   Common stock, $.01 par value;
     authorized - shares 450,000;
     issued - shares 418,000                                 4                           4                        4
   Capital surplus                                       1,735                       1,735                    1,735
   Retained earnings (Note 9)                            4,650                       4,207                    3,621
                                                   -------------------------------------------------------------------------
                                                         6,389                       5,946                    5,360
   Less treasury stock, at cost -
     36,777 shares                                        (295)                       (295)                    (295)
                                                   -------------------------------------------------------------------------
   Total stockholders' equity                            6,094                       5,651                    5,065
                                                   -------------------------------------------------------------------------
     Total Liabilities and
       Stockholders' Equity                            $62,660                     $63,630                  $62,546
                                                   =========================================================================
See accompanying notes.

                                                       WOODLAND BANCORP, INC.

                                                 CONSOLIDATED STATEMENTS OF INCOME

                                                         NINE MONTHS ENDED
                                                           SEPTEMBER 30,                        YEAR ENDED DECEMBER 31,
                                                       ----------------------------------------------------------------------
                                                          1993       1992                1992          1991          1990
                                                       ----------------------------------------------------------------------
                                                       (Unaudited)  (Unaudited)                      (Unaudited)  (Unaudited)
                                                                        (In Thousands, except per share amounts)
Interest income:
   Loans, including fees                                $1,830      $1,877             $2,478         $2,801         $2,750
   Federal funds sold                                       62          40                 54             91            239
   Investment securities:
     Taxable                                               784         908              1,178          1,562          1,710
     Nontaxable                                            437         431                577            289            107
                                                        ---------------------------------------------------------------------
       Total interest income                             3,113       3,256              4,287          4,743          4,806
                                                        ---------------------------------------------------------------------
Interest expense:
   Deposits                                                975       1,223              1,558          2,150          2,421
   Federal funds purchased                                   -           4                  9              2              -
   Other borrowed funds                                      -           -                  -             90            183
                                                        ---------------------------------------------------------------------
     Total interest expense                                975       1,227              1,567          2,242          2,604
                                                        ---------------------------------------------------------------------
     Net interest income                                 2,138       2,029              2,720          2,501          2,202

Provision for possible loan
   losses (Note 3)                                           -           -                  -              -           (335)
                                                        ---------------------------------------------------------------------
     Net interest income after
       provision for possible
       loan losses                                       2,138       2,029              2,720          2,501          1,867
                                                        ---------------------------------------------------------------------
Other income:
   Service charges                                         367         350                469            433            434
   Gain on sales of investment
     securities (Note 2)                                    15          73                 78            179             10
   Gain on sale of premises
     (Note 13)                                               -           -                  -            551              -
   Other operating income                                  309         306                439            320            229
                                                        ---------------------------------------------------------------------
   Total other income                                      691         729                986          1,483            673
                                                        ---------------------------------------------------------------------
Other expenses:
   Compensation and benefits
     (Note 6)                                              980         949              1,360          1,260          1,064
   Occupancy expense                                       281         259                341            316            314
   Other operating expenses                                613         603                777            817            779
                                                        ---------------------------------------------------------------------
     Total other expenses                                1,874       1,811              2,478          2,393          2,157
                                                        ---------------------------------------------------------------------

                                    F-5

                                                       WOODLAND BANCORP, INC.

                                                 CONSOLIDATED STATEMENTS OF INCOME
                                                          (CONTINUED)
                                                         NINE MONTHS ENDED
                                                           SEPTEMBER 30,                        YEAR ENDED DECEMBER 31,
                                                       ----------------------------------------------------------------------
                                                          1993       1992                1992          1991          1990
                                                       ----------------------------------------------------------------------
                                                       (Unaudited)  (Unaudited)                      (Unaudited)  (Unaudited)
                                                                        (In Thousands, except per share amounts)
Income before income taxes and
   change in accounting principle                       $  955      $  947             $1,228         $1,591         $  383
Income taxes (Note 7)                                     (227)       (227)              (261)          (479)           (87)
                                                        ---------------------------------------------------------------------
Income before cumulative effect of
   change in accounting principle                          728         720                967          1,112            296
Cumulative effect of change in
   accounting for income
   taxes (Note 1)                                            -           -                  -              -             73
                                                        ---------------------------------------------------------------------
Net income                                              $  728      $  720             $  967         $1,112         $  369
                                                        =====================================================================
Earnings per share:
  Income before cumulative effect
     of change in accounting                             $1.91       $1.89              $2.54          $2.92          $0.77
  Cumulative effect of change in
     accounting for income taxes                             -           -                  -              -           0.20
                                                        ---------------------------------------------------------------------
  Net income                                             $1.91       $1.89              $2.54          $2.92          $0.97
=============================================================================================================================
See accompanying notes.

                                                       WOODLAND BANCORP, INC.

                                               CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                         NINE MONTHS ENDED
                                                           SEPTEMBER 30,                        YEAR ENDED DECEMBER 31,
                                                       ----------------------------------------------------------------------
                                                          1993       1992                1992          1991          1990
                                                       ------------------------------------------------------------------------
                                                       (Unaudited)  (Unaudited)                      (Unaudited)  (Unaudited)
                                                                                    (In Thousands)
OPERATING ACTIVITIES
   Net income                                           $   728     $   720            $    967       $  1,112       $    369
   Adjustments to reconcile net income
     to net cash provided by
     operating activities:
       Depreciation and amortization                        113          90                 134            113            104
       Provision for possible loan
          losses                                              -           -                   -              -            335
       Gain on sale of investment
          securities                                        (15)        (73)                (78)          (179)           (10)
       Loss (gain) on sales of other
          real estate                                         -          26                  26             (5)             6
       Gain on sale of premises                               -           -                   -           (551)             -
       Net amortization (accretion)
          of premium and discount
          on investment securities                           (5)        (30)                (55)          (115)             7
       Decrease (increase) in
          accrued interest receivable                        48          19                  77              -            (38)
       Decrease (increase) in other
          assets                                              6        (242)                (53)            71             23
       Increase (decrease) in accrued
          and other liabilities                              52        (109)               (348)           120            (42)
                                                        -----------------------------------------------------------------------
   Net cash provided by
     operating activities                                   927         401                 670            566            754
                                                        -----------------------------------------------------------------------
INVESTING ACTIVITIES

   Purchases of investment securities                    (8,450)     (8,830)            (11,481)       (13,942)       (19,892)
   Proceeds from sales of investment
     securities                                           1,398       2,583               3,287          6,160          2,000
   Maturity calls and prepayments of
     investment securities                                5,718       4,379               6,462          8,004         11,021
   Net decrease (increase) in loans                      (1,359)     (2,866)                394         (1,828)        (1,159)
   Capital expenditures                                    (102)       (156)               (227)           (81)           (54)
   Net proceeds from sales of premises                        -           -                   -            696              -
   Proceeds from sales of other real
     estate                                                   -         183                 183            150            814
                                                        -----------------------------------------------------------------------
   Net cash used in investing activities                 (2,795)     (4,707)             (1,382)          (841)        (7,270)
                                                        -----------------------------------------------------------------------

                                    F-7

                                                       WOODLAND BANCORP, INC.

                                               CONSOLIDATED STATEMENTS OF CASH FLOWS
                                                            (CONTINUED)

                                                         NINE MONTHS ENDED
                                                           SEPTEMBER 30,                        YEAR ENDED DECEMBER 31,
                                                       ----------------------------------------------------------------------
                                                          1993       1992                1992          1991          1990
                                                       ----------------------------------------------------------------------
                                                       (Unaudited)  (Unaudited)                      (Unaudited)  (Unaudited)
                                                                                    (In Thousands)
FINANCING ACTIVITIES
   Increase (decrease) in deposits                      $(1,465)    $(4,077)           $    903       $  5,046       $    751
   Net increase in Federal funds
     purchased                                                -       2,025                   -              -              -
   Payment on other borrowed funds                            -           -                   -         (1,267)          (637)
   Dividends paid                                          (285)       (286)               (438)             -              -
                                                        -----------------------------------------------------------------------
     Net cash provided by (used in)
       financing activities                              (1,750)     (2,338)                465          3,779            114
                                                        -----------------------------------------------------------------------
Net increase (decrease) in cash and
   cash equivalents                                      (3,618)     (6,644)               (247)         3,504         (6,402)
Cash and cash equivalents, beginning
   of period                                              9,077       9,324               9,324          5,820         12,222
                                                        -----------------------------------------------------------------------
Cash and cash equivalents, end of
   period                                               $ 5,459     $ 2,680            $  9,077       $  9,324       $  5,820
                                                        =======================================================================

Transfers of loans to real estate owned                    $  -      $    -              $    -         $  304         $  822

Interest paid                                               994       1,160               1,650          2,215          2,564

Income taxes paid                                           217         520                 552            318             48

Income taxes received                                         -          14                  15              -              2

See accompanying notes.

                                                       WOODLAND BANCORP, INC.

                                          CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

                                                          COMMON STOCK                                                 TOTAL
                                                        ----------------     CAPITAL       TREASURY     RETAINED   STOCKHOLDERS'
                                                        SHARES    AMOUNT     SURPLUS         STOCK      EARNINGS       EQUITY
                                                        ------------------------------------------------------------------------
                                                                     (In Thousands, except shares and per share amounts)
Balance, December 31, 1989
   (unaudited)                                          418,000    $ 4       $1,735         $(295)       $2,197        $3,641
   Net income (unaudited)                                     -      -            -             -           369           369
                                                        ------------------------------------------------------------------------
Balance, December 31, 1990
   (unaudited)                                          418,000      4        1,735          (295)        2,566         4,010
   Net income (unaudited)                                     -      -            -             -         1,112         1,112
   Dividends - $0.15 per share (unaudited)                    -      -            -             -           (57)          (57)
                                                        ------------------------------------------------------------------------
Balance, December 31, 1991
   (unaudited)                                          418,000      4        1,735          (295)        3,621         5,065
   Net income                                                 -      -            -             -           967           967
   Dividends - $1.00 per share                                -      -            -             -          (381)         (381)
                                                        ------------------------------------------------------------------------
Balance, December 31, 1992                              418,000      4        1,735          (295)        4,207         5,651
   Net income (unaudited)                                     -      -            -             -           728           728
   Dividends - $0.75 per share (unaudited)                    -      -            -             -          (285)         (285)
                                                        ------------------------------------------------------------------------
Balance, September 30, 1993
   (unaudited)                                          418,000    $ 4       $1,735         $(295)       $4,650        $6,094
                                                        ========================================================================
See accompanying notes.

                               WOODLAND BANCORP, INC.

                     NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

              DECEMBER 31, 1992 (AUDITED), 1991 AND 1990 (UNAUDITED)

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

BASIS OF FINANCIAL STATEMENT PRESENTATION

The consolidated financial statements present the accounts of Woodland Bancorp, Inc. (Bancorp) and its wholly owned subsidiary, Woodland Bank (Bank). All significant intercompany transactions and balances have been eliminated in consolidation.

In preparing the financial statements, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the date of the balance sheet and revenues and expenses for the period. Actual results could differ from those estimates.

CASH EQUIVALENTS

Bancorp includes as cash equivalents noninterest bearing deposits, due from banks, all Federal funds sold and interest bearing deposits in other banks.

INVESTMENT SECURITIES

Investment securities are stated at cost, adjusted for amortization of premiums and accretion of discounts. Gains and losses on sales of investment securities are determined by the specific identification method. When management determines that securities have been permanently impaired, losses are provided by establishing a valuation allowance. (See Note 14.)

LOANS AND ALLOWANCE FOR POSSIBLE LOAN LOSSES

Loans are stated at the amount of unpaid principal, reduced by unearned discount and an allowance for possible loan losses. The provision for possible loan losses charged to income is based on management's estimate of the amount required to maintain an allowance adequate to reflect the risks in the loan portfolio, giving consideration to existing economic conditions, independent appraisals of real estate collateral, the Bank's loss experience in relation to outstanding loans, changes in the loan portfolio and other relevant factors.

Management believes that the allowance for possible losses on loans and the carrying value of real estate owned are adequate. While management uses available information to recognize losses on loans and real estate owned, future additions to the allowance and adjustments to the carrying values of other real estate owned may be necessary based on changes in economic conditions on a national basis especially in the Bank's primary market area, Tulsa, Oklahoma. In addition, regulatory agencies, as an integral part of their examination process, periodically review the Bank's allowance for possible losses on loans and real estate owned. Such agencies may require changes to the allowance and adjustments to the carrying value of real estate owned based on their judgments of information available to them at the time of their examination.

                               WOODLAND BANCORP, INC.

                     NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

              DECEMBER 31, 1992 (AUDITED), 1991 AND 1990 (UNAUDITED)

1. CONTINUED

BANK PREMISES AND EQUIPMENT

Bank premises and equipment, including leasehold improvements, are stated at cost less accumulated depreciation and amortization. Depreciation and amortization are provided principally by the straight-line method based on the following useful lives: buildings - 38 years and furniture, fixtures and equipment - 3 to 10 years. Maintenance and repairs are charged to expense as incurred, while improvements are capitalized.

INCOME RECOGNITION

Interest income is recognized on the interest method. The accrual of interest is reduced or discontinued if collectibility of such is considered doubtful, and all previously accrued but unpaid interest is reversed at that time.

INCOME TAXES

Bancorp and its subsidiary file consolidated income tax returns.
Income tax expense or benefit is allocated to its subsidiary on the basis of its taxable income or loss included in the consolidated return. Deferred income taxes are provided on certain transactions which are reported for financial reporting purposes in different periods than for income tax purposes primarily related to loan losses. On January 1, 1990, Bancorp adopted Statement of Financial Accounting Standard No. 96, "Accounting for Income Taxes," the effect of the adoption of this standard, on a cumulative basis, was a $73,000 (unaudited) credit to income. Bancorp adopted Statement of Financial Accounting Standard No. 109, "Accounting For Income Taxes," effective January 1, 1992, the effect of which was not significant.

EARNINGS PER SHARE

Earnings per share computations are based on the weighted average number of common shares outstanding during the year.

OTHER REAL ESTATE OWNED

Real estate and other collateral acquired in settlement of debt are recorded at the lower of fair value at the time of acquisition or realizable value at the balance sheet date. Loan losses, if any, arising from the acquisition of loan related assets are charged against the allowance for possible loan losses. Gains or losses from the subsequent disposition of the assets are reflected in current operations.

                               WOODLAND BANCORP, INC.

                     NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

              DECEMBER 31, 1992 (AUDITED), 1991 AND 1990 (UNAUDITED)

1.  CONTINUED

RELATED PARTY TRANSACTIONS

Certain directors, executive officers and principal shareholders of Bancorp and the Bank, and businesses in which they have significant interests, maintain normal depository arrangements with the Bank and have borrowed funds from the Bank. In management's opinion, these arrangements are all on substantially the same terms, including interest rates and collateral, as those prevailing for comparable transactions with unrelated parties and do not involve more than the normal risk of collectibility or present other unfavorable features.

2. INVESTMENT SECURITIES

Securities held at December 31, 1992 and 1991 are summarized as follows:
                                                                           GROSS            GROSS           ESTIMATED
                                                        AMORTIZED       UNREALIZED       UNREALIZED           MARKET
                                                           COST            GAINS           LOSSES             VALUE
                                                        ----------------------------------------------------------------
                                                                               (In Thousands)
1992
U.S. Government                                         $ 6,000            $ 91           $  (6)             $ 6,085
U.S. Government agencies
     and corporations                                     3,816              39             (14)               3,841
Municipals and other
     tax exempt                                          10,184             290             (10)              10,464
Mortgage-backed securities                                1,064              12              (6)               1,070
Corporate bonds and other                                 4,627             130             (23)               4,734
                                                        ----------------------------------------------------------------
                                                        $25,691            $562           $ (59)             $26,194
                                                        ================================================================
1991 (UNAUDITED)
U.S. Government                                         $ 5,253            $154           $ (13)             $ 5,394
U.S. Government agencies
     and corporations                                     5,003              17               -                5,020
Municipals and other
     tax exempt                                           8,736              77            (122)               8,691
Mortgage-backed securities                                  256               -               -                  256
Corporate bonds and other                                 4,578             156               -                4,734
                                                        ----------------------------------------------------------------
                                                        $23,826            $404           $(135)             $24,095

The amortized cost and estimated market value of debt securities at December 31, 1992 and 1991, by maturity, are shown below.
Maturities differ from contractual maturities because of put or call options (at par).

                                    F-12

                               WOODLAND BANCORP, INC.

                     NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

              DECEMBER 31, 1992 (AUDITED), 1991 AND 1990 (UNAUDITED)

2. CONTINUED
                                                                     1992                                1991
                                                        -------------------------------      -----------------------------
                                                                        ESTIMATED                              ESTIMATED
                                                        AMORTIZED         MARKET               AMORTIZED         MARKET
                                                          COST            VALUE                  COST            VALUE
                                                        ------------------------------------------------------------------
                                                                                                      (Unaudited)
                                                                                  (In Thousands)

Due in one year or less                                 $ 3,044         $ 3,111                 $ 5,361         $ 5,458
Due after one year through
     five years                                          13,398          13,561                   9,800           9,970
Due after five years through
     ten years                                            7,590           7,829                   7,116           7,105
Due after ten years                                         595             623                   1,293           1,306
                                                        ------------------------------------------------------------------
                                                         24,627          25,124                  23,570          23,839
Mortgage-backed securities                                1,064           1,070                     256             256
                                                        ------------------------------------------------------------------
                                                        $25,691         $26,194                 $23,826         $24,095
                                                        ===================================================================

Proceeds from sales of investments in debt securities during the years ended December 31, 1992, 1991 and 1990, were $3,287,000,
$6,160,000 and $2,000,000, respectively. Gross realized gains of $85,000, $182,000 and $10,000, and gross realized losses of $7,000, $3,000 and none, were realized on sales for the years ended December 31, 1992, 1991 and 1990, respectively.

Bancorp has the intent and the ability to hold all investment securities to maturity.

At December 31, 1992 and 1991, investment securities with carrying values aggregating approximately $1,609,000 and $2,194,000, respectively, were pledged as collateral on public and trust funds on deposit and for other purposes required by law or written agreement.

                               WOODLAND BANCORP, INC.

                     NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

              DECEMBER 31, 1992 (AUDITED), 1991 AND 1990 (UNAUDITED)

3. LOANS AND ALLOWANCE FOR POSSIBLE LOAN LOSSES

The carrying amounts by category consisted of the following at December 31, 1992 and 1991, respectively (in thousands).

                                                               1992                              1991
                                                        ----------------------------------------------------
                                                                                              (Unaudited)
Loans:
     Commercial and financial                                $ 6,545                           $ 5,784
     Real estate:
        Commercial                                             8,500                             9,881
        Residential                                              600                             1,677
        Construction and other                                   723                               976
     Services and individuals                                  7,833                             6,991
     Consumer                                                  3,105                             2,345
                                                        ----------------------------------------------------
                                                              27,306                            27,654
        Less allowance for
           possible loan
           losses                                               (856)                             (810)
                                                        ----------------------------------------------------

               Net loans                                     $26,450                           $26,844
                                                        ====================================================

An analysis of the changes in the allowance for possible loan losses follows (in thousands):

                                                                             DECEMBER 31,
                                                        ----------------------------------------------------
                                                             1992                1991              1990
                                                        ----------------------------------------------------
                                                                                       (Unaudited)
Balance at beginning of year                                $810                $761               $649
Provision charged against income                               -                   -                335
Loan recoveries                                               91                 133                 54
Loan charge-offs                                             (45)                (84)              (277)
                                                        ----------------------------------------------------
Balance at end of year                                      $856                $810               $761
                                                        ====================================================

                               WOODLAND BANCORP, INC.

                     NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

              DECEMBER 31, 1992 (AUDITED), 1991 AND 1990 (UNAUDITED)

3. CONTINUED

The aggregate amounts of loans on which the accrual of interest had been reduced or discontinued amounted to $56,000 and $196,000 at December 31, 1992 and 1991 (unaudited), respectively. The related amounts received and recognized as interest income on these loans were none and $43,000 for the years ended December 31, 1992 and 1991 (unaudited), respectively. If the contractual interest on these loans had been recognized, such income would have been $13,000 and $91,000 for the years ended December 31, 1992 and 1991 (unaudited), respectively. Loans which were contractually past due ninety days and more as to the payment of principal or interest amounted to $25,000 and $6,000 at December 31, 1992 and 1991 (unaudited), respectively.

Aggregate loan transactions involving shareholders, executive officers and directors of Bancorp and its subsidiary for the year ended December 31, 1992 are summarized below (in thousands).

             Balance at beginning of year                      $ 5,603
             New loans and advances                              2,309
             Repayments                                         (3,577)
                                                               -------
             Balance at end of year                            $ 4,335
                                                               =======

There were no loans involving shareholders, executive officers and directors that were on nonaccrual or past due 90 days and still accruing interest as of December 31, 1992.

4. BANK PREMISES AND EQUIPMENT

A summary of bank premises and equipment follows (in thousands):

                                                                            DECEMBER 31,
                                                        ----------------------------------------------------
                                                                    1992                      1991
                                                        ----------------------------------------------------
                                                                                           (Unaudited)
Land                                                              $   341                   $   341
Buildings                                                           1,575                     1,568
Furniture, fixtures and
     equipment                                                      1,162                       988
                                                        ----------------------------------------------------
                                                                    3,078                     2,897
Less accumulated depreciation
     and amortization                                              (1,424)                   (1,334)
                                                        ----------------------------------------------------
                                                                  $ 1,654                   $ 1,563
                                                        ====================================================

                               WOODLAND BANCORP, INC.

                     NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

              DECEMBER 31, 1992 (AUDITED), 1991 AND 1990 (UNAUDITED)


5. OTHER REAL ESTATE OWNED

An analysis of the changes in other real estate owned follows (in thousands):

                                                                          DECEMBER 31,
                                                        --------------------------------------------
                                                                   1992                  1991
                                                        --------------------------------------------
                                                                                      (Unaudited)
Balance at beginning of year                                      $ 209                 $  50
Transfers from loans                                                  -                   304
Proceeds from sale                                                 (183)                 (150)
Gains (losses) on sales, including
     amounts charged-off                                            (26)                    5
                                                        --------------------------------------------
Balance at end of year                                            $   -                 $ 209
                                                        ============================================

6. EMPLOYEE BENEFIT PLANS

Bancorp maintains a noncontributory incentive compensation plan for Board designated participants. Annually, bonuses are determined by Bancorp's Board of Directors based on current operating results. Bonuses for certain participants are vested immediately and paid, while others are 30% deferred and retained by the Bank for the participant. Deferred amounts vest over a five year period. The provision for incentive compensation expense charged to expense amounted to $64,000 in 1992 and $46,000 in 1991 (unaudited).
There was no provision for 1990.

In addition, Bancorp has a 401(k) (defined contribution) plan whereby all employees 21 years of age that have completed one year of srevice (i.e., 1,000 hours) may defer from 1% to 14% of their salary. Bancorp will match 50% of such deferrals up to 4% and may elect to make a discretionary contribution. Employees fully vest in the Company's contributions within six years. All contributions are made to the Trustee, The Trust Company of Oklahoma of Tulsa, and invested in alternatives selected by the employee. Contribution matching charged to expense during 1992, 1991 (unaudited) and 1990 (unaudited) was $43,000, $29,000 and
$19,000, respectively.

Bancorp does not provide employees or retirees with postretirement or postemployment benefits other than the plans discussed above.

                               WOODLAND BANCORP, INC.

                     NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

              DECEMBER 31, 1992 (AUDITED), 1991 AND 1990 (UNAUDITED)

7. INCOME TAXES

A reconciliation of the provision for Federal income tax expense to income tax expense computed by applying the Federal statutory rate of 34% in 1992, 1991, and 1990 to income before Federal income tax expense is as follows:
                                               1992             1991             1990
                                     ----------------------------------------------------------
                                                                      (Unaudited)
                                                          (In Thousands)
Provision for Federal income taxes
at the statutory rate                         $ 418            $ 541             $130

Tax exempt income                              (191)            (102)             (49)

State income taxes, net of Federal
tax benefit                                      32               45               --

Other, net                                        2               (5)              (5)
                                     ----------------------------------------------------------
Total                                          $261             $479              $87
                                     ==========================================================

                               WOODLAND BANCORP, INC.

                     NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

              DECEMBER 31, 1992 (AUDITED), 1991 AND 1990 (UNAUDITED)

7. CONTINUED

The current and deferred portions of income tax expense are as follows:
                                               1992             1991             1990
                                     ----------------------------------------------------------
                                                                      (Unaudited)
                                                          (In Thousands)
Current tax expense:
  Federal                                      $221             $413             $188
  State                                          47               69               17
                                     ----------------------------------------------------------
                                                268              482              205

Deferred taxes resulting from:

  Provision for possible loan losses             --               --              (88)

  Depreciation                                   (1)               1               12

  Accrual versus "as paid" items                 (6)             (24)             (36)

  Other                                          --               20               (6)
                                     ----------------------------------------------------------
  Deferred tax benefit                           (7)              (3)            (118)
                                     ----------------------------------------------------------
  Provision for income taxes                   $261             $479              $87
                                     ==========================================================

The components of the deferred tax assets and liabilities at December 31, 1992 are as follows (in thousands):

            Deferred tax assets:

               Deferred bad debt deductions                 $ 97

               Other                                          30
                                                       --------------

                   Total deferred tax assets                 127

            Deferred tax liabilities:

               Accelerated depreciation deductions           125
                                                       --------------
                   Total deferred tax liabilities            125
                                                       --------------
                       Net deferred tax asset               $  2
                                                       ==============

                               WOODLAND BANCORP, INC.

                     NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

              DECEMBER 31, 1992 (AUDITED), 1991 AND 1990 (UNAUDITED)

8. DEPOSITS

The carrying amounts of deposits consisted of the following at
December 31, 1992 and 1991:
                                                 1992                1991
                                          --------------------------------------
                                                                 (Unaudited)
                                                     (in thousands)
       Noninterest bearing:

          Demand and other                      $16,958             $15,258

       Interest bearing:

          NOW Accounts                            9,486               7,681

          Savings and individual
          retirement accounts                     4,591               4,583

          Money market deposit accounts          10,105               9,307

          Certificates of deposit:

             under $100,000                       8,316              10,252

             $100,000 or more                     8,373               9,845
                                          --------------------------------------
          Total deposits                        $57,829             $56,926
                                          ======================================

9. DIVIDENDS FROM SUBSIDIARY BANK

Dividends paid by the Bank are the primary source of funds available to Bancorp for the payment of dividends to its shareholders and for other cash requirements. Applicable state statutes and regulations impose restrictions on the amounts of dividends that may be declared by a bank. At December 31, 1992, the Bank had approximately $445,000 of undivided profits available for the payment of dividends without prior approval of the State Banking Commissioner.

10. LOAN COMMITMENTS AND STANDBY LETTERS OF CREDIT

The Bank is, in the normal course of business, a party to financial instruments with off-balance-sheet risk to meet the financing needs of its customers. These financial instruments include commitments to extend credit and standby letters of credit. Those instruments may involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the consolidated balance sheet. The contractual amounts of those instruments reflect the extent of involvement The Bank has in particular classes of financial instruments.

                               WOODLAND BANCORP, INC.

                     NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

              DECEMBER 31, 1992 (AUDITED), 1991 AND 1990 (UNAUDITED)


10. CONTINUED

The Bank's exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit and standby letters of credit is represented by the contractual amount of those instruments. The Bank uses the same credit policies in making commitments and conditional obligations as it does for on-balance-sheet instruments. At December 31, 1992, financial instruments with contractual amounts to extend credit are as follows:

      Commitments                        $8,327,000
      Standby letters of credit              51,000

Commitments to extend credit are agreements to lend to a customer if all conditions established in the commitment are fulfilled during the period in which the commitment is in effect.
Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Because certain of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Bank evaluates each customer's creditworthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary upon extension of credit, is based on management's credit evaluation of the customer. Collateral held varies, but may include commercial and residential real estate, accounts receivable, inventory and equipment, and securities.

Standby letters of credit are conditional commitments issued by the Bank to guarantee the performance of a customer to a third party.
The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loans to customers.

At December 31, 1992, all of Bancorp's credit commitments expire in less than five years.

In the ordinary course of business, there are various legal proceedings against Bancorp and its subsidiary. Management, after consultation with legal counsel, is of the opinion that the ultimate resolution of these proceedings will have no material adverse effect on the consolidated financial position of Bancorp.

                               WOODLAND BANCORP, INC.

                     NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

              DECEMBER 31, 1992 (AUDITED), 1991 AND 1990 (UNAUDITED)


11. CONCENTRATIONS OF CREDIT RISK

The Bank primarily originates or participates in loans to individuals and businesses in its local lending area of Tulsa, Oklahoma. Lending within the commercial and real estate markets is distributed among a variety of industries and activities to maintain a diversified loan portfolio. Senior management closely monitors concentrations to single industries and individual customers and actively participates within their lending area.
The Bank has written policies that require security for loans including liens on residential mortgage loans. In addition, policies and procedures are in place to assess the credit-worthiness of borrowers for all loans and commitments. Borrowers' ability to honor their loan contracts can be largely dependent upon the economic conditions within their market areas and on a national level.

12. LEASE COMMITMENTS


Rental expense related to premises and equipment amounted to $16,000, $13,000 and $12,000, for the years ended December 31, 1992, 1991 and 1990, respectively. At December 31, 1992, the Bank was obligated under a noncancelable operating lease agreement for its extended facility. Future minimum rental payments required under this lease are $295,000 with renewal options.


13. GAIN ON SALE OF PREMISES

During 1991, Bancorp sold an excess land parcel adjacent to the bank facility for $750,000 resulting in a gain of $551,000.

14. STATEMENT OF FINANCIAL ACCOUNTING STANDARD NO. 115, "ACCOUNTING
    FOR CERTAIN INVESTMENTS IN DEBT AND EQUITY SECURITIES" (SFAS NO. 115)

Effective January 1, 1994, Bancorp must adopt SFAS No. 115 which requires that investments be classified in three categories and accounted for as follows: held-to-maturity securities reported at amortized cost, trading securities reported at fair value, with unrealized gains and losses included in earnings, and available-for-sale securities reported at fair value, with unrealized gains and losses shown as a separate component of shareholders' equity.

Assuming Bancorp adopted the standard effective December 31, 1992, and considered all investment securities as available-for-sale, stockholders' equity would have increased $332,000.

                               WOODLAND BANCORP, INC.

                     NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

              DECEMBER 31, 1992 (AUDITED), 1991 AND 1990 (UNAUDITED)


15. SUBSEQUENT EVENT

On November 6, 1993, Bancorp entered into a merger agreement with Boatmen's Bancshares, Inc. ("Boatmen's") which, at September 30, 1993, had consolidated assets of $25.3 billion and shareholders' equity of $2.0 billion, making it the largest banking holding company in Missouri. Boatmen's operate from over 400 locations in Missouri, Arkansas, Illinois, Iowa,
Kansas, New Mexico, Oklahoma, Tennessee, and Texas. The merger agreement calls for the shareholders of Bancorp to receive
1.08 shares of Boatmen's common stock
for each share of Bancorp. The merger is contingent upon approval of various regulatory agencies and the shareholders of Bancorp and, if approved, is expected to close in the first quarter of 1994.

16. CONDENSED FINANCIAL INFORMATION OF PARENT COMPANY

Following is condensed financial information of the parent company (Bancorp) as of December 31, 1992 and 1991, and for the years ended December 31, 1992, 1991 and 1990.

                              Condensed Balance Sheets
                             December 31, 1992 and 1991
                                                      1992                1991
                                                 ----------------------------------
                                                                       (Unaudited)
                                                           (In Thousands)
       Assets

         Cash                                        $  362              $  305

         Investment in subsidiary                     5,252               4,865

         Other assets                                    39                 220
                                                 ----------------------------------
       Total assets                                  $5,653              $5,390
                                                 ==================================
       LIABILITIES AND STOCKHOLDERS' EQUITY

         Payables                                    $    2              $  325

         Stockholders' equity                         5,651               5,065
                                                 ----------------------------------
       Total liabilities and
         stockholders' equity                        $5,653              $5,390
                                                 ==================================

                               WOODLAND BANCORP, INC.

                     NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

              DECEMBER 31, 1992 (AUDITED), 1991 AND 1990 (UNAUDITED)


16. CONTINUED

                            Condensed Statements of Income
                   Years Ended December 31, 1992, 1991 and 1990
                                                      1992                1991                1990
                                                      --------------------------------------------
                                                                                 (Unaudited)
                                                                     (In Thousands)
Revenue:

   Interest income                                    $ 11               $    6               $  6

   Dividends received from subsidiary bank             572                  740                500

   Dividends received from real estate
      subsidiary                                        --                  360                 --

   Other                                                 6                    1                 --
                                                 ------------------------------------------------------
Total revenue                                          589                1,107                506

Expenses:

   Interest                                             --                   89                167

   Other                                                 1                    2                 --
                                                 ------------------------------------------------------
Total expenses                                           1                   91                167
                                                 ------------------------------------------------------
Income before income tax expense
   and undistributed earnings of
   subsidiary bank                                     588                1,016                339

(Provision) benefit for income taxes                    (7)                  32                 69
                                                 ------------------------------------------------------
Income before undistributed earnings (loss)
   of subsidiary bank and real estate
   subsidiary                                          581                1,048                408

Undistributed earnings (losses) of:
   Subsidiary bank                                     386                  104                (45)

   Real estate subsidiary                               --                  (40)                 6
                                                 ------------------------------------------------------
Net income                                            $967               $1,112               $369
                                                 ======================================================

                                                                    EXHIBIT A
==============================================================================


                         AGREEMENT AND PLAN OF MERGER



                                 by and among


                            WOODLAND BANCORP, INC.
                            an Oklahoma corporation




                                      and


                          BOATMEN'S BANCSHARES, INC.
                            a Missouri corporation



                                      and


                           BOATMEN'S OKLAHOMA, INC.
                            a Missouri corporation




                            Dated November 6, 1993

==============================================================================

                              TABLE OF CONTENTS
                              -----------------
                                                                         Page
                                                                         ----

      ARTICLE ONE      TERMS OF THE MERGER & CLOSING. . . . . . . . . .   A-1

      Section 1.01.  The Merger . . . . . . . . . . . . . . . . . . . .   A-1
      Section 1.02.  Merging Corporation. . . . . . . . . . . . . . . .   A-1
      Section 1.03.  Surviving Corporation. . . . . . . . . . . . . . .   A-1
      Section 1.04.  Effect of the Merger . . . . . . . . . . . . . . .   A-1
      Section 1.05.  Conversion of Shares . . . . . . . . . . . . . . .   A-1
      Section 1.06.  The Closing. . . . . . . . . . . . . . . . . . . .   A-2
      Section 1.07.  Exchange Procedures; Surrender of Certificates . .   A-2
      Section 1.08.  Closing Date . . . . . . . . . . . . . . . . . . .   A-3
      Section 1.09.  Actions At Closing . . . . . . . . . . . . . . . .   A-3

      ARTICLE TWO      REPRESENTATIONS OF COMPANY . . . . . . . . . . .   A-4

      Section 2.01.  Organization and Capital Stock . . . . . . . . . .   A-4
      Section 2.02.  Authorization; No Defaults . . . . . . . . . . . .   A-5
      Section 2.03.  Subsidiary . . . . . . . . . . . . . . . . . . . .   A-5
      Section 2.04.  Financial Information. . . . . . . . . . . . . . .   A-5
      Section 2.05.  Absence of Changes . . . . . . . . . . . . . . . .   A-6
      Section 2.06.  Regulatory Enforcement Matters . . . . . . . . . .   A-6
      Section 2.07.  Tax Matters. . . . . . . . . . . . . . . . . . . .   A-6
      Section 2.08.  Litigation . . . . . . . . . . . . . . . . . . . .   A-6
      Section 2.09.  Employment Agreements. . . . . . . . . . . . . . .   A-6
      Section 2.10.  Reports. . . . . . . . . . . . . . . . . . . . . .   A-6
      Section 2.11.  Investment Portfolio . . . . . . . . . . . . . . .   A-6
      Section 2.12.  Loan Portfolio . . . . . . . . . . . . . . . . . .   A-7
      Section 2.13.  Employee Matters and ERISA . . . . . . . . . . . .   A-7
      Section 2.14.  Title to Properties; Insurance . . . . . . . . . .   A-8
      Section 2.15.  Environmental Matters. . . . . . . . . . . . . . .   A-8
      Section 2.16.  Compliance with Law. . . . . . . . . . . . . . . .   A-9
      Section 2.17.  Brokerage. . . . . . . . . . . . . . . . . . . . .   A-9
      Section 2.18.  Statements True and Correct. . . . . . . . . . . .   A-9

      ARTICLE THREE REPRESENTATIONS OF BOATMEN'S AND ACQUISITIONCO. . .  A-10

      Section 3.01.  Organization and Capital Stock . . . . . . . . . .  A-10
      Section 3.02.  Authorization. . . . . . . . . . . . . . . . . . .  A-10
      Section 3.03.  Subsidiaries . . . . . . . . . . . . . . . . . . .  A-11
      Section 3.04.  Financial Information. . . . . . . . . . . . . . .  A-11
      Section 3.05.  Absence of Changes . . . . . . . . . . . . . . . .  A-11
      Section 3.06.  Litigation . . . . . . . . . . . . . . . . . . . .  A-11
      Section 3.07.  Reports. . . . . . . . . . . . . . . . . . . . . .  A-11
      Section 3.08.  Compliance With Law. . . . . . . . . . . . . . . .  A-12
      Section 3.09.  Statements True and Correct. . . . . . . . . . . .  A-12

      ARTICLE FOUR     AGREEMENTS OF COMPANY. . . . . . . . . . . . . .  A-12

      Section 4.01.  Business in Ordinary Course. . . . . . . . . . . .  A-12
      Section 4.02.  Breaches . . . . . . . . . . . . . . . . . . . . .  A-14
      Section 4.03.  Submission to Shareholders . . . . . . . . . . . .  A-15
      Section 4.04.  Consents to Contracts and Leases . . . . . . . . .  A-15
      Section 4.05.  Conforming Accounting and Reserve Policies;
                     Restructuring Expenses . . . . . . . . . . . . . .  A-15
      Section 4.06.  Consummation of Agreement. . . . . . . . . . . . .  A-16
      Section 4.07.  Environmental Reports. . . . . . . . . . . . . . .  A-16
      Section 4.08.  Restriction on Resales . . . . . . . . . . . . . .  A-17
      Section 4.09.  Subsidiary Bank Merger . . . . . . . . . . . . . .  A-17
      Section 4.10.  Access to Information. . . . . . . . . . . . . . .  A-17

      ARTICLE FIVE     AGREEMENTS OF BOATMEN'S AND ACQUISITIONCO. . . .  A-17

      Section 5.01.  Regulatory Approvals and Registration Statement. .  A-17
      Section 5.02.  Breaches . . . . . . . . . . . . . . . . . . . . .  A-18
      Section 5.03.  Consummation of Agreement. . . . . . . . . . . . .  A-18
      Section 5.04.  Directors and Officers' Liability Insurance and
                     Indemnification  . . . . . . . . . . . . . . . . .  A-18
      Section 5.05.  Employee Benefits. . . . . . . . . . . . . . . . .  A-19
      Section 5.06.  Access to Information. . . . . . . . . . . . . . .  A-19

      ARTICLE SIX      CONDITIONS PRECEDENT TO THE MERGER . . . . . . .  A-19

      Section 6.01.  Conditions to Boatmen's Obligations. . . . . . . .  A-19
      Section 6.02.  Conditions to Company's Obligations. . . . . . . .  A-20

      ARTICLE SEVEN    TERMINATION OR ABANDONMENT . . . . . . . . . . .  A-21

      Section 7.01.  Mutual Agreement . . . . . . . . . . . . . . . . .  A-21
      Section 7.02.  Breach of Agreements . . . . . . . . . . . . . . .  A-22
      Section 7.03.  Environmental Reports. . . . . . . . . . . . . . .  A-22
      Section 7.04.  Failure of Conditions. . . . . . . . . . . . . . .  A-22
      Section 7.05.  Approval Denial. . . . . . . . . . . . . . . . . .  A-22
      Section 7.06.  Shareholder Approval Denial. . . . . . . . . . . .  A-22
      Section 7.07.  Regulatory Enforcement Matters . . . . . . . . . .  A-22
      Section 7.08.  Boatmen's Average Price. . . . . . . . . . . . . .  A-22
      Section 7.09.  Automatic Termination. . . . . . . . . . . . . . .  A-23
      Section 7.10.  Due Diligence Review . . . . . . . . . . . . . . .  A-24
      Section 7.11.  Termination Fee. . . . . . . . . . . . . . . . . .  A-24

      ARTICLE EIGHT    GENERAL. . . . . . . . . . . . . . . . . . . . .  A-24

      Section 8.01.  Confidential Information . . . . . . . . . . . . .  A-24
      Section 8.02.  Publicity. . . . . . . . . . . . . . . . . . . . .  A-25
      Section 8.03.  Return of Documents. . . . . . . . . . . . . . . .  A-25
      Section 8.04.  Notices. . . . . . . . . . . . . . . . . . . . . .  A-25
      Section 8.05.  Liabilities. . . . . . . . . . . . . . . . . . . .  A-26

      Section 8.06.  Nonsurvival of Representations, Warranties and
                     Agreements . . . . . . . . . . . . . . . . . . . .  A-26
      Section 8.07.  Entire Agreement . . . . . . . . . . . . . . . . .  A-26
      Section 8.08.  Headings and Captions. . . . . . . . . . . . . . .  A-26
      Section 8.09.  Waiver, Amendment or Modification. . . . . . . . .  A-26
      Section 8.10.  Rules of Construction. . . . . . . . . . . . . . .  A-26
      Section 8.11.  Counterparts . . . . . . . . . . . . . . . . . . .  A-27
      Section 8.12.  Successors and Assigns . . . . . . . . . . . . . .  A-27
      Section 8.13.  Governing Law; Assignment. . . . . . . . . . . . .  A-27

EXHIBIT 1.09(a) - Company's Legal Opinion
EXHIBIT 1.09(b) - Boatmen's Legal Opinion
EXHIBIT 4.08    - Affiliates Agreement
EXHIBIT 7.08    - Index Group

                         AGREEMENT AND PLAN OF MERGER
                         -----------------------------

      This is an AGREEMENT AND PLAN OF MERGER (this "Agreement") made as of November 6, 1993, by and among BOATMEN'S BANCSHARES, INC., a Missouri corporation ("Boatmen's"), BOATMEN'S OKLAHOMA, INC., a Missouri corporation ("AcquisitionCo"), and WOODLAND BANCORP, INC., an Oklahoma corporation ("Company").

      In consideration of the premises and the mutual terms and provisions set forth in this Agreement, the parties agree as follows.


                               ARTICLE ONE
                               -----------

                      TERMS OF THE MERGER & CLOSING
                      -----------------------------

      SECTION 1.01.  THE MERGER.  Pursuant to the terms and provisions of
      ------------   ----------
this Agreement and the Oklahoma General Corporation Act (the "Oklahoma Corporate Law") and the General and Business Corporation Law of Missouri (the "Missouri Corporate Law"), Company shall merge with and into AcquisitionCo (the "Merger").

      SECTION 1.02.  MERGING CORPORATION.  Company shall be the merging
      ------------   -------------------
corporation under the Merger and its corporate identity and existence, separate and apart from AcquisitionCo, shall cease on consummation of the Merger.

      SECTION 1.03.  SURVIVING CORPORATION.  AcquisitionCo shall be the
      ------------   ---------------------
surviving corporation in the Merger. No changes in the articles of incorporation of AcquisitionCo shall be effected by the Merger.

      SECTION 1.04.  EFFECT OF THE MERGER.  The Merger shall have all of
      ------------   --------------------
the effects provided by the Oklahoma Corporate Law and the Missouri Corporate Law. It is the understanding of the parties that the Merger shall constitute a reorganization within the provisions of
Section 368(a)(2)(D) of the Internal Revenue Code of 1986, as amended (the "Code").

      SECTION 1.05.  CONVERSION OF SHARES.
      ------------   --------------------

      (a) At the Effective Time (as defined below), each share of common stock, par value $0.01, of Company issued and outstanding immediately prior to the Effective Time, other than shares the holders of which have duly exercised and perfected their appraisal rights under the Corporate Law, shall be converted into the right to receive 1.08 shares of common stock, par value $1.00 per share, of Boatmen's (the "Boatmen's Common") (together with any cash payment in lieu of fractional shares, as provided below, the "Merger Consideration"). No fractional shares of Boatmen's Common shall be issued and, in lieu thereof, holders of shares of Company Common who would otherwise be entitled to a fractional share interest (after taking into account all shares of Company Common held by such holder) shall be paid an amount in cash equal to the product of such fractional share interest and the average closing price of a share of Boatmen's Common on the National Association of Securities Dealers Automated Quotation System - National Market System ("NASDAQ") on the five
(5) trading days immediately preceding the date on which the Effective Time occurs.

      (b) At the Effective Time, all of the shares of Company Common, by virtue of the Merger and without any action on the part of the holders thereof, shall no longer be outstanding and shall be canceled and retired and shall cease to exist, and each holder of any certificate or certificates which immediately prior to the Effective Time represented outstanding shares of Company Common (the "Certificates") shall thereafter cease to have any rights with respect to such shares, except the right of such holders to receive, without interest, the Merger Consideration upon the surrender of such Certificate or Certificates in accordance with
Section 1.07 or with respect to holders who have perfected their appraisal rights, their rights pursuant to the Oklahoma Corporate Law.

      (c) At the Effective Time, each share of Company Common, if any, held in the treasury of Company or by any direct or indirect subsidiary of Company (other than shares held in trust accounts for the benefit of others or in other fiduciary, nominee or similar capacities) immediately prior to the Effective Time shall be canceled.

      (d) Each share of common stock, par value $1.00 per share, of AcquisitionCo outstanding immediately prior to the Effective Time shall be converted into and become one share of Company Common.

      (e) If between the date hereof and the Effective Time a share of Boatmen's Common shall be changed into a different number of shares of Boatmen's Common or a different class of shares by reason of reclassification, recapitalization, splitup, exchange of shares or readjustment, or if a stock dividend thereon shall be declared with a record date within such period, then the number of shares of Boatmen's Common into which a share of Company Common will be converted pursuant to subsection (a) above will be appropriately and proportionately adjusted so that each shareholder of Company shall be entitled to receive such fraction of a share or such number of shares of Boatmen's Common as such shareholder would have received pursuant to such reclassification, recapitalization, splitup, exchange of shares or readjustment or as a result of such stock dividend had the record date therefor been immediately following the Effective Time of the Merger.

      (f) If holders of Company Common are entitled to dissent from the Agreement and Merger under the Corporate Law, any issued and outstanding shares of Company Common held by a dissenting holder shall not be converted as described in this Section 1.05 but from and after the Effective Time shall represent only the right to receive such consideration as may be determined to be due to such dissenting holder pursuant to the Oklahoma Corporate Law; provided, however, that each share of Company Common outstanding immediately prior to the Effective Time and held by a dissenting holder who shall, after the Effective Time, withdraw his demand for appraisal or lose his right of appraisal shall have only such rights as are provided under Oklahoma Corporate Law.

      SECTION 1.06.  THE CLOSING.  The closing of the Merger (the
      ------------   -----------
"Closing") shall take place at the offices of the Company's counsel, Huffman Arrington Kihle Gaberino & Dunn, P.C., at 10:00 A.M. Central Time on the Closing Date described in Section 1.08 of this Agreement.

      SECTION 1.07.  EXCHANGE PROCEDURES; SURRENDER OF CERTIFICATES.
      ------------   ----------------------------------------------

      (a) Boatmen's Trust Company, St. Louis, Missouri, shall act as Exchange Agent in the Merger (the "Exchange Agent").

      (b) As soon as reasonably practicable after the Effective Time, the Exchange Agent shall mail to each record holder of any Certificate or Certificates whose shares were converted into the right to receive the Merger Consideration, a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Exchange
Agent and shall be in such form and have such other provisions as Boatmen's may reasonably specify) (each such letter, the "Merger Letter of Transmittal") and instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration. Upon surrender to the Exchange Agent of a Certificate, together with a Merger Letter of Transmittal duly executed and any other required documents, the holder of such Certificate shall be entitled to receive in exchange therefor solely the Merger Consideration. No interest on the Merger Consideration issuable upon the surrender of the Certificates shall be paid or accrued for the benefit of holders of Certificates. If the Merger Consideration is to be issued to a person other than a person in whose name a surrendered Certificate is registered, it shall be a condition of issuance that the surrendered Certificate shall be properly endorsed or otherwise in proper form for transfer and that the person requesting such issuance shall pay to the Exchange Agent any required transfer or other taxes or establish to the satisfaction of the Exchange Agent that such tax has been paid or is not applicable.

      (c) At any time following six months after the Effective Time, Boatmen's shall be entitled to terminate the Exchange Agent relationship, and thereafter holders of Certificates shall be entitled to look only to Boatmen's (subject to abandoned property, escheat or other similar laws) with respect to the Merger Consideration issuable upon surrender of their Certificates.

      (d) No dividends that are otherwise payable on shares of Boatmen's Common constituting the Merger Consideration shall be paid to persons entitled to receive such shares of Boatmen's Common until such persons surrender their Certificates. Upon such surrender, there shall be paid to the person in whose name the shares of Boatmen's Common shall be issued any dividends which shall have become payable with respect to such shares of Boatmen's Common (without interest and less the amount of taxes, if any, which may have been imposed thereon), between the Effective Time and the time of such surrender.

      SECTION 1.08.  CLOSING DATE.  The Closing shall take place on the
      ------------   ------------
first business day of the month following the month during which each of the conditions in Sections 6.01(d) and 6.02(d) is satisfied or waived by the appropriate party or on such other date after such satisfaction or waiver as Company and Boatmen's may agree (the "Closing Date"). The Merger shall be effective upon the filing of a Certificate of Merger with the Secretary of State of the State of Missouri (the "Effective Time"), which the parties shall use their best efforts to cause to occur on the Closing Date.

      SECTION 1.09.  ACTIONS AT CLOSING.
      ------------   ------------------

      (a)  At the Closing, Company shall deliver to Boatmen's and
AcquisitionCo:

            (i) a certified copy of the Articles of Incorporation of Company and each of its subsidiaries;

           (ii) a Certificate signed by an appropriate officer of Company stating that (A) each of the representations and warranties contained in Article Two is true and correct in all material respects at the time of the Closing with the same force and effect as if such representations and warranties had been made at Closing, and (B) all of the conditions set forth in Section 6.01(b) have been satisfied or waived as provided therein;

          (iii) a certified copy of the resolutions of Company's Board of Directors and shareholders, as required for valid approval of the execution of this Agreement and the consummation of the Merger and the other transactions contemplated hereby;

           (iv) Certificate of the Oklahoma Secretary of State, dated a recent date, stating that Company is in good standing; and

            (v) a legal opinion from counsel for Company in the form attached hereto as Exhibit 1.09(a).

      (b)  At the Closing, Boatmen's shall deliver to Company:

            (i) a Certificate signed by an appropriate officer of Boatmen's and AcquisitionCo stating that (A) each of the representations and warranties contained in Article Three is true and correct in all material respects at the time of the Closing with the same force and effect as if such representations and warranties had been made at Closing and (B) all of the conditions set forth in
      Section 6.02(b) and 6.02(d) (but only with respect to approvals other than by the Company's shareholders) have been satisfied;

           (ii) a certified copy of the resolutions of Boatmen's Board of Directors or Executive Committee authorizing the execution of this Agreement and the consummation of the transactions contemplated hereby, including the issuance of Boatmen's Common pursuant to the Merger;

          (iii) a certified copy of the resolutions of AcquisitionCo's Board of Directors and shareholder, as required for valid approval of the execution of this Agreement and the consummation of the transactions contemplated hereby; and

           (iv) a legal opinion from counsel for Boatmen's in the form attached hereto as Exhibit 1.09(b).


                               ARTICLE TWO
                               -----------

                       REPRESENTATIONS OF COMPANY
                       --------------------------

      Company hereby makes the following representations and warranties:

      SECTION 2.01.  ORGANIZATION AND CAPITAL STOCK.
      ------------   ------------------------------

      (a) Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Oklahoma and has the corporate power to own all of its property and assets, to incur all of its liabilities and to carry on its business as now being conducted.

      (b) The authorized capital stock of Company consists of 450,000 shares of Company Common, of which, as of the date hereof, 381,223 shares are issued and outstanding. All of the issued and outstanding shares of Company Common are duly and validly issued and outstanding and are fully paid and non-assessable. None of the outstanding shares of Company Common has been issued in violation of any preemptive rights of the current or past stockholders of Company.

      (c) Except as set forth in Section 2.01(b) hereof, there are no shares of capital stock or other equity securities of Company outstanding and no outstanding options, warrants, rights to subscribe for, calls, or commitments of any character whatsoever relating to, or securities or rights convertible into or exchangeable for, shares of the capital stock of Company or contracts, commitments, understandings or arrangements by which Company is or may be obligated to issue additional shares of its capital stock or options, warrants or rights to purchase or acquire any additional shares of its capital stock.

      SECTION 2.02.  AUTHORIZATION; NO DEFAULTS.  Company's Board of
      ------------   --------------------------
Directors has, by all appropriate action, approved this Agreement and the Merger and authorized the execution hereof on its behalf by its duly authorized officers and the performance by Company of its obligations hereunder. Nothing in the articles of incorporation or bylaws of Company, as amended, or any other agreement, instrument, decree, proceeding, law or regulation (except as specifically referred to in or contemplated by this Agreement) by or to which it or the Company's banking subsidiary, Woodland Bank (the "Bank"), are bound or subject which is material to Company and the Bank taken as a whole or to the Merger would prohibit or inhibit Company from consummating this Agreement and the Merger on the terms and conditions herein contained. This Agreement has been duly and validly executed and delivered by Company and constitutes a legal, valid and binding obligation of Company, enforceable against Company in accordance with its terms, subject to the conditions hereto. Company and the Bank are not in default under or in violation of any provision of their articles of incorporation, bylaws, or any promissory note, indenture or any evidence of indebtedness or security therefor, lease, contract, purchase or other commitment or any other agreement which is material to Company and the Bank taken as a whole.

      SECTION 2.03.  SUBSIDIARY.  The Bank is duly organized, validly
      ------------   ----------
existing and in good standing under the banking laws of Oklahoma and has the corporate power to own its properties and assets, to incur its lia-bilities and to carry on its business as now being conducted. The Bank has 400,000 shares of common stock issued and outstanding, all of which shares are owned by Company, free and clear of all liens, encumbrances, rights of first refusal, options or other restrictions of any nature whatsoever. There are no options, warrants or rights outstanding to acquire any capital stock of the Bank and no person or entity has any other right to purchase or acquire any unissued shares of stock of the Bank, nor does the Bank have any obligation of any nature with respect to its unissued shares of stock. Except as may be disclosed in Section 2.03 of that certain confidential writing delivered by Company to Boatmen's and executed by both Company and Boatmen's concurrently with the delivery and execution of this Agreement (the "Disclosure Schedule"), the Company has no subsidiaries other than the Bank and owns no shares of capital stock of any other corporation. The Bank has no subsidiaries and owns no shares of capital stock of any corporation. Neither Company nor Bank is a participant in any partnership, joint venture or other unincorporated business association.

      SECTION 2.04.  FINANCIAL INFORMATION.  The unaudited consolidated
      ------------   ---------------------
balance sheets of Company and the Bank as of December 31, 1992 and 1991 and related consolidated income statements and statements of changes in shareholders' equity and of cash flows for the three years ended
December 31, 1992, together with the notes thereto, set forth as Section
2.04 of the Disclosure Schedule, and the unaudited consolidated balance sheets of Company and the Bank as of June 30, 1993, and the related unaudited consolidated income statements and statements of charges in shareholders' equity and cash flows for the six months then ended, and the year-end and quarterly Reports of Condition and Report of Income of the Bank for 1992 and June 30, 1993, as filed with the Federal Deposit
Insurance Corporation ("FDIC"), also set forth as part of Section 2.04 of the Disclosure Schedule (together, the "Company Financial Statements"), have been prepared in accordance with generally accepted accounting principles applied on a consistent basis (except as may be disclosed therein and except for regulatory reporting differences required by the Bank's reports) and fairly present the financial position and the results of operations, changes in shareholders' equity and cash flows of the respective entity (on a consolidated basis with respect to the Company) as of the dates and for the periods indicated (subject, in the case of interim financial statements, to normal recurring year-end adjustments, none of which will be material).

      SECTION 2.05.  ABSENCE OF CHANGES.  Since December 31, 1992, there
      ------------   ------------------
has not been any material adverse change in the financial condition, the results of operations or the business or prospects of Company and the Bank taken as a whole, which would not include any changes that affect the banking industry generally, nor have there been any events or transactions having such a material adverse effect which should be disclosed in order to make the Company Financial Statements not misleading. Since
February 26, 1993, there has been no material adverse change in the financial condition, the results of operations or the business of the Bank, which would not include any changes that affect the banking industry generally.

      SECTION 2.06.  REGULATORY ENFORCEMENT MATTERS.  Except as may be
      ------------   ------------------------------
disclosed in Section 2.06 of the Disclosure Schedule, neither Company nor the Bank is subject to, or has received any notice or advice that it may become subject to, any order, agreement or memorandum of understanding with any federal or state agency charged with the supervision or regulation of banks or bank holding companies or engaged in the insurance of bank deposits or any other governmental agency having supervisory or regulatory authority with respect to Company or the Bank.

      SECTION 2.07.  TAX MATTERS.  Company's consolidated federal income
      ------------   -----------
tax returns have been audited through the fiscal year ended December 31, 1989. Company and the Bank have filed all federal, state and local tax returns due in respect of any of their businesses or properties in a timely fashion and have paid or made provision for all amounts due shown on such returns. All such returns fairly reflect the information required to be presented therein. All provisions for accrued but unpaid taxes contained in the Company Financial Statements were made in accordance with generally accepted accounting principles and in the aggregate do not materially fail to provide for potential tax liabilities.

      SECTION 2.08.  LITIGATION.  Except as may be disclosed in
      ------------   ----------
Section 2.08 of the Disclosure Schedule, there is no litigation, claim or other proceeding pending or, to the knowledge of Company, threatened, against Company or the Bank, or of which the property of Company or the Bank is or would be subject.

      SECTION 2.09.  EMPLOYMENT AGREEMENTS.  Except as may be disclosed in
      ------------   ---------------------
Section 2.09 of the Disclosure Schedule, neither Company nor the Bank is a party to or bound by any written contract for the employment, retention or engagement of any officer, employee, agent, consultant or other person or entity which, by its terms, is not terminable by Company or the Bank on thirty (30) days or less written notice without the payment of any amount by reason of such termination. A true, accurate and complete copy of each such agreement disclosed in Section 2.09 of the Disclosure Schedule is included therewith.

      SECTION 2.10.  REPORTS.  Except as may be disclosed in Section 2.10
      ------------   -------
of the Disclosure Schedule, since January 1, 1991, the Company and the Bank have filed all reports and statements, together with any amendments required to be made with respect thereto, that either of them was required to file with (i) the Board of Governors of the Federal Reserve System (the "Federal Reserve Board"), (ii) the FDIC, (iii) any applicable state banking or securities authorities, and (iv) any other governmental authority with jurisdiction over Company or the Bank. As of their respective dates, each of such reports and documents, including the financial statements, exhibits and schedules thereto, complied in all material respects with the relevant statutes, rules and regulations enforced or promulgated by the regulatory authority with which they were filed, and did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

      SECTION 2.11.  INVESTMENT PORTFOLIO.  All United States Treasury
      ------------   --------------------
securities, obligations of other United States Government agencies and corporations, obligations of States and political subdivisions of the United States and other investment securities held by Company and the Bank, as reflected in the latest consolidated balance sheet of Company included in the Company Financial Statements, are carried in the aggregate at no more than cost adjusted for amortization of premiums and accretion of discounts and after such date will be accounted for in accordance with generally accepted accounting principles, specifically including but not limited to FASB 115.

      SECTION 2.12.  LOAN PORTFOLIO.  Except as may be disclosed in
      ------------   --------------
Section 2.12 of the Disclosure Schedule, (i) all loans and discounts shown on the Company Financial Statements at December 31, 1992 or which were entered into after December 31, 1992, but before the Closing Date were and will be made in all material respects for good, valuable and adequate consideration in the ordinary course of the business of Company and the Bank, in accordance in all material respects with sound banking practices, and are not subject to any material defenses, setoffs or counterclaims, including without limitation any such as are afforded by usury or truth in lending laws, except as may be provided by bankruptcy, insolvency or similar laws or by general principles of equity; (ii) the notes or other evidences of indebtedness evidencing such loans and all forms of pledges, mortgages and other collateral documents and security agreements are and will be, in all material respects, enforceable, valid, true and genuine and what they purport to be, except as may be provided by bankruptcy, insolvency or similar laws or by general principles of equity; and
(iii) Company and the Bank have complied and will prior to the Closing Date comply with all laws and regulations relating to such loans, or to the extent there has not been such compliance, such failure to comply will not materially interfere with the collection of such loans.

      SECTION 2.13.  EMPLOYEE MATTERS AND ERISA.
      ------------   --------------------------

      (a) Neither Company nor the Bank has entered into any collective bargaining agreement with any labor organization with respect to any group of employees of Company or any of its subsidiaries and to the knowledge of Company there is no present effort nor existing proposal to attempt to unionize any group of employees of Company or the Bank.

      (b) Except as may be disclosed in Section 2.13(b) of the Disclosure Schedule, (i) Company and the Bank are and have been in material compliance with all applicable laws respecting employment and employment practices, terms and conditions of employment and wages and hours, including, without limitation, any such laws respecting employment discrimination and occupational safety and health requirements, and neither Company nor the Bank is engaged in any unfair labor practice;
(ii) there is no material unfair labor practice complaint against Company or the Bank pending or, to the knowledge of Company, threatened before the National Labor Relations Board; (iii) there is no labor dispute, strike, slowdown or stoppage actually pending or, to the knowledge of Company, threatened against or directly affecting Company or the Bank; and
(iv) neither Company nor the Bank has experienced any material work stoppage or other material labor difficulty during the past five years.

      (c) Except as may be disclosed in Section 2.13(c) of the Disclosure Schedule, neither Company nor the Bank maintains, contributes to or participates in or has any liability under any employee benefit plans, as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), or any nonqualified employee benefit plans or deferred compensation, bonus, stock or incentive plans, or other employee benefit or fringe benefit programs for the benefit of former or current employees of Company or the Bank (the "Employee Plans"). To the knowledge of Company, no present or former employee of Company or the Bank has been charged with breaching nor has breached a fiduciary duty under any of the Employee Plans. Neither Company nor the Bank participates in, nor has it in the past five years participated in, nor has it any present or future obligation or liability under, any multiemployer plan (as defined at Section 3(37) of ERISA). Except as may be disclosed in Section 2.13(c) of the Disclosure Schedule, neither Company nor the Bank maintains, contributes to, or participates in, any plan that provides health, major medical, disability or life insurance benefits to former employees of Company or the Bank.

      (d) Neither Company nor the Bank maintains, nor have either of them maintained for the past ten years, any Employee Plans subject to Title IV of ERISA or Section 412 of the Code. No reportable event (as defined in Section 4043 of ERISA) has occurred with respect to any Employee Plans as to which a notice would be required to be filed with the Pension Benefit Guaranty Corporation. No claim is pending, and neither Company nor the Bank has received notice of any threatened or imminent claim with respect to any Employee Plan (other than a routine claim for benefits for which plan administrative review procedures have not been exhausted) for which Company or the Bank would be liable after December 31, 1992, except as is reflected on the Company Financial Statements. After December 31, 1992, Company and the Bank will not have any liabilities for excise taxes under Sections 4971, 4975, 4976, 4977, 4979 or 4980B of the Code or for a fine under Section 502 of ERISA with respect to any Employee Plan. All Employee Plans have in all material respects been operated, administered and maintained in accordance with the terms thereof and in compliance with the requirements of all applicable laws, including, without limitation, ERISA and the Code.

      SECTION 2.14.  TITLE TO PROPERTIES; INSURANCE.  Except as may be
      ------------   ------------------------------
disclosed in Section 2.14 of the Disclosure Schedule, Company and the Bank have marketable title, insurable at standard rates, free and clear of all liens, charges and encumbrances (except taxes which are a lien but not yet payable and liens, charges or encumbrances reflected in the Company Financial Statements and easements, rights-of-way, and other restrictions which are not material and further excepting in the case of Other Real Estate Owned ("O.R.E.O."), as such real estate is internally classified on the books of Company or the Bank, rights of redemption under applicable law) to all of their real properties. All leasehold interests for real property and any material personal property used by Company and the Bank are held pursuant to lease agreements which are valid and enforceable in accordance with their terms. All such properties comply in all material respects with all applicable private agreements, zoning requirements and other governmental laws and regulations relating thereto and there are no condemnation proceedings pending or, to the knowledge of Company, threatened with respect to such properties. Company and the Bank have valid title or other ownership rights under licenses to all material intangible personal or intellectual property used by Company or the Bank in their business, free and clear of any claim, defense or right of any other person or entity which is material to such property, subject only to rights of the licensors pursuant to applicable license agreements, which rights do not materially adversely interfere with the use of such property. All material insurable properties owned or held by Company and the Bank are adequately insured by financially sound and reputable insurers in such amounts and against fire and other risks insured against by extended coverage and public liability insurance, as is customary with bank holding companies and banks of similar size.

      SECTION 2.15.  ENVIRONMENTAL MATTERS.  As used in this Agreement,
      ------------   ---------------------
"Environmental Laws" means all local, state and federal environmental, health and safety laws and regulations in all jurisdictions in which Company and the Bank have done business or owned property, including, without limitation, the Federal Resource Conservation and Recovery Act, the Federal Comprehensive Environmental

Response, Compensation and
Liability Act, the Federal Clean Water Act, the Federal Clean Air Act, and the Federal Occupational Safety and Health Act.

      Except as may be disclosed in Section 2.15 of the Disclosure Schedule, neither the conduct nor operation of Company or the Bank nor any condition of any property ever owned, leased or operated by either of them violates or violated Environmental Laws in any respect material to the business of Company and the Bank taken as a whole and no condition or event has occurred with respect to either of them or any such property that, with notice or the passage of time, or both, would constitute a violation material to the business of Company and the Bank taken as a whole of Environmental Laws or obligate (or potentially obligate) Company or the Bank to remedy, stabilize, neutralize, clean up or otherwise alter the environmental condition of any such property where the aggregate cost of such actions would be material to Company and the Bank taken as a whole. Except as may be disclosed in Section 2.15 of the Disclosure Schedule, neither Company nor the Bank has received any notice from any governmental agency or any other person or entity that Company or the Bank or the operation of any facilities or any property ever owned, leased or operated by either of them is or was in violation of any Environmental Laws or that either of them is responsible (or potentially responsible) for remedying, stabilizing, neutralizing or cleaning up any pollutants, contaminants, or hazardous or toxic wastes, substances or materials at, on or beneath any such property where the aggregate cost thereof would be material to Company and the Bank taken as a whole.

      SECTION 2.16.  COMPLIANCE WITH LAW.  Company and the Bank have all
      ------------   -------------------
licenses, franchises, permits and other governmental authorizations that are legally required to enable them to conduct their respective businesses in all material respects and are in compliance in all material respects with all applicable laws and regulations.

      SECTION 2.17.  BROKERAGE.  There are no existing claims or agreements
      ------------   ---------
for brokerage commissions, finders' fees, or similar compensation in connection with the transactions contemplated by this Agreement payable by Company or its subsidiaries.

      SECTION 2.18.  STATEMENTS TRUE AND CORRECT.  None of the information
      ------------   ---------------------------
supplied or to be supplied by Company for inclusion in (i) the Registration Statement (as defined in Section 4.06), (ii) the Proxy Statement/Prospectus (as defined in Section 4.03) and (iii) any other documents to be filed with the S.E.C. or any banking or other regulatory authority in connection with the transactions contemplated hereby, will, at the respective times such documents are filed, and, in the case of the Registration Statement, when it becomes effective, and with respect to the Proxy Statement/Prospectus, when first mailed to the stockholders of the Company, be false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements therein not misleading, or, in the case of the Proxy Statement/Prospectus or any amendment thereof or supplement thereto, at the time of the Stockholders' Meeting (as defined in Section 4.03), be false or misleading with respect to any material fact, or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of any proxy for the Stockholders' Meeting. All documents or portions thereof that Company is responsible, directly or indirectly, for filing with the S.E.C. or any other regulatory authority in connection with the transactions contemplated hereby will comply as to form in all material respects with the provisions of applicable law and the applicable rules and regulations thereunder.

                              ARTICLE THREE
                              -------------

             REPRESENTATIONS OF BOATMEN'S AND ACQUISITIONCO
             ----------------------------------------------

      Boatmen's and AcquisitionCo hereby make the following representations and warranties:

      SECTION 3.01.  ORGANIZATION AND CAPITAL STOCK.
      ------------   ------------------------------

      (a) Boatmen's is a corporation duly incorporated, validly existing, and in good standing under the laws of the State of Missouri with full corporate power and authority to carry on its business as it is now being conducted. AcquisitionCo is a corporation duly incorporated, validly existing, and in good standing under the laws of the State of Missouri with full corporate power and authority to carry on its business as it is now being conducted.

      (b)  The authorized capital stock of Boatmen's consists of
(i) 125,000,000 shares of Boatmen's Common, of which, as of October 1, 1993, 97,983,453 shares were issued and outstanding, and (ii) 10,300,000 preferred shares, without par value, of which 35,045 shares are designated "7% Cumulative Redeemable Preferred Stock, Series B", $100.00 stated value per share (the "Boatmen's Series B Preferred Stock"). 11,638 shares of the Boatmen's Series B Preferred Stock are issued and outstanding. All of the issued and outstanding shares of Boatmen's Common and Boatmen's
Series B Preferred Stock are duly and validly issued and outstanding and are fully paid and non-assessable. None of the outstanding shares of Boatmen's Common has been issued in violation of any preemptive rights of the current or past stockholders of Boatmen's. As of October 1, 1993, Boatmen's had outstanding options and other rights to acquire not more than 3,000,000 shares of Boatmen's Common and no shares of the Boatmen's Series B Preferred Stock.

      (c) AcquisitionCo has authorized capital of thirty thousand (30,000) shares of common stock, par value one dollar ($1.00) per share (the "AcquisitionCo Common"). As of the date hereof, 1,000 shares of AcquisitionCo Common are issued and outstanding, fully paid and non-assessable and owned by Boatmen's.

      (d) The shares of Boatmen's Common that are to be issued to the stockholders of Company pursuant to the Merger have been duly authorized and, when so issued in accordance with the terms of this Agreement, will be validly issued and outstanding, fully paid and nonassessable, with no personal liability attaching to the ownership thereof.

      SECTION 3.02.  AUTHORIZATION.  The Board of Directors or Executive
      ------------   -------------
Committee of each of Boatmen's and AcquisitionCo will have by the end of the Due Diligence Period (as defined in Section 7.10 hereof), by all appropriate action, approved this Agreement and the Merger and authorized the execution hereof on their behalf by their respective duly authorized officers and the performance by such respective entity of their obligations hereunder. Nothing in the articles of incorporation or bylaws of Boatmen's or AcquisitionCo, as amended, or any other agreement, instrument, decree, proceeding, law or regulation (except as specifically referred to in or contemplated by this Agreement) by or to which either of them or any of their subsidiaries are bound or subject would prohibit or inhibit Boatmen's or AcquisitionCo from entering into and consummating this Agreement and the Merger on the terms and conditions herein contained. This Agreement has been duly and validly executed and delivered by Boatmen's and AcquisitionCo and, when approved by their respective Board of Directors or Executive Committee, will constitute a legal, valid and binding obligation of Boatmen's and AcquisitionCo, enforceable against Boatmen's and AcquisitionCo in accordance with its terms and no other corporate acts or proceedings will be required to be taken by Boatmen's or AcquisitionCo to authorize the execution, delivery and performance of this Agreement. Except for the requisite approval of the Federal Reserve Board and filing with the Oklahoma Commissioner of Banks, no notice to, filing with, authorization by, or consent or approval of, any federal or state regulatory authority is necessary for the execution and delivery of this Agreement or consummation of the Merger by Boatmen's or AcquisitionCo.

      SECTION 3.03.  SUBSIDIARIES.  Each of Boatmen's significant
      ------------   ------------
subsidiaries (as such term is defined under S.E.C. regulations) and AcquisitionCo is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has the corporate power to own its respective properties and assets, to incur its respective liabilities and to carry on its respective business as now being conducted.

      SECTION 3.04.  FINANCIAL INFORMATION.  The audited consolidated
      ------------   ---------------------
balance sheets of Boatmen's and its subsidiaries as of December 31, 1992 and 1991 and related consolidated statements of income, changes in stockholders' equity and cash flows for the three years ended December 31, 1992, together with the notes thereto, included in Boatmen's 10-K for the year ended 1992, as currently on file with the S.E.C. and the unaudited consolidated balance sheets of Boatmen's and its subsidiaries as of June 30, 1993, and the related unaudited consolidated income statements and statements of changes in shareholders' equity and cash flows for the six months then ended included in Boatmen's Quarterly Reports on Form 10Q for the quarter then ended, as currently on file with the S.E.C. (together, the "Boatmen's Financial Statements"), have been prepared in accordance with generally accepted accounting principles applied on a consistent basis (except as may be disclosed therein) and fairly present the consolidated financial position and the consolidated results of operations, changes in stockholders' equity and cash flows of Boatmen's and its consolidated subsidiaries as of the dates and for the periods indicated (subject, in the case of interim financial statements, to normal recurring year-end adjustments, none of which will be material).

      SECTION 3.05.  ABSENCE OF CHANGES.  Since December 31, 1992, there
      ------------   ------------------
has not been any material adverse change in the financial condition, the results of operations or the business of Boatmen's and its subsidiaries taken as a whole, which would not include any changes that affect the banking industry generally, nor have there been any events or transactions having such a material adverse effect which should be disclosed in order to make the Boatmen's Financial Statements not misleading.

      SECTION 3.06.  LITIGATION.  There is no litigation, claim or other
      ------------   ----------
proceeding pending or, to the knowledge of Boatmen's, threatened, against Boatmen's or any of its subsidiaries, or of which the property of Boatmen's or any of its subsidiaries is or would be subject which if adversely determined would have a material adverse effect on the business of Boatmen's and its subsidiaries taken as a whole.

      SECTION 3.07.  REPORTS.  Since January 1, 1991 (or, in the case of
      ------------   -------
subsidiaries of Boatmen's, the date of acquisition thereof by Boatmen's, if later) Boatmen's and each of its significant subsidiaries has filed all reports and statements, together with any amendments required to be made with respect thereto, that it was required to file with (i) the S.E.C.,
(ii) the Federal Reserve Board, (iii) the O.C.C., (iv) the FDIC, (v) any applicable state banking or securities authorities, (vi) NASDAQ and
(vii) any other governmental authority with jurisdiction over Boatmen's or any of its significant subsidiaries. As of their respective dates, each of such reports and documents, as amended, including the financial statements, exhibits and schedules thereto, complied in all material respects with the relevant statutes, rules and regulations enforced or promulgated by the regulatory authority with which they were filed, and did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

      SECTION 3.08.  COMPLIANCE WITH LAW.  Boatmen's and its significant
      ------------   -------------------
subsidiaries have all licenses, franchises, permits and other governmental authorizations that are legally required to enable them to conduct their respective businesses in all material respects and are in compliance in all material respects with all applicable laws and regulations.

      SECTION 3.09.  STATEMENTS TRUE AND CORRECT.  None of the information
      ------------   ---------------------------
supplied or to be supplied by Boatmen's or AcquisitionCo for inclusion in
(i) the Registration Statement (as defined in Section 4.06), (ii) the Proxy Statement/Prospectus (as defined in Section 4.03) and (iii) any other documents to be filed with the S.E.C. or any banking or other regulatory authority in connection with the transactions contemplated hereby, will, at the respective times such documents are filed, and, in the case of the Registration Statement, when it becomes effective, and with respect to the Proxy Statement/Prospectus, when first mailed to the stockholders of Company, be false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements therein not misleading, or, in the case of the Proxy Statement/Prospectus or any amendment thereof or supplement thereto, at the time of the Stockholders' Meeting (as defined in Section 4.03), be false or misleading with respect to any material fact, or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of any proxy for the Stockholders' Meeting. All documents that Boatmen's is responsible for filing with the S.E.C. or any other regulatory authority in connection with the transactions contemplated hereby will comply as to form in all material respects with the provisions of applicable law and any rules and regulations thereunder.


                              ARTICLE FOUR
                              ------------

                          AGREEMENTS OF COMPANY
                          ---------------------

      SECTION 4.01.  BUSINESS IN ORDINARY COURSE.  (a) Company shall not
      ------------   ---------------------------
declare or pay any dividend or make any other distribution to shareholders, whether in cash, stock or other property, after the date of this Agreement, except that Company may declare and pay its regular quarterly dividend on the Company Common not to exceed the amount of $0.25 per share, payable on the last day of December, March, June and September of each year; provided, however, that Company and Boatmen's shall cooperate with each other to coordinate the record and payment dates of their respective dividends for the quarter in which the Effective Time occurs such that the Company stockholders shall receive a regular quarterly dividend from either Company or Boatmen's but not from both with respect to such quarter.

      (b) Company shall, and shall cause the Bank to, continue to carry on after the date hereof its respective business and the discharge or incurrence of obligations and liabilities, only in the usual, regular and ordinary course of business, as heretofore conducted, and by way of amplification and not limitation, Company and the Bank will not, without the prior written consent of Boatmen's (which shall not be unreasonably withheld):

            (i) issue any Company Common or other capital stock or any options, warrants, or other rights to subscribe for or purchase Company Common or any other capital stock or any securities convertible into or exchangeable for any capital stock; or

           (ii) directly or indirectly redeem, purchase or otherwise acquire any Company Common or any other capital stock of Company or the Bank; or

          (iii) effect a reclassification, recapitalization, splitup, exchange of shares, readjustment or other similar change in or to any capital stock or otherwise reorganize or recapitalize; or

           (iv) change its certificate or articles of incorporation or association, as the case may be, or bylaws; or

            (v) except as disclosed in Section 4.01(b)(v) of the Disclosure Schedule, grant any material increase (other than ordinary and normal increases consistent with past practices) in the compensation payable or to become payable to officers or salaried employees, grant any stock options or, except as required by law, adopt or make any change in any bonus, insurance, pension, or other Employee Plan, agreement, payment or arrangement made to, for or with any of such officers or employees; or

           (vi) borrow or agree to borrow any material amount of funds except in the ordinary course of business, or directly or indirectly guarantee or agree to guarantee any obligations of others; or

          (vii) make or commit to make any new loan or letter of credit or any new or additional discretionary advance under any existing line of credit (it being understood that nothing herein shall limit in any way the Company or the Bank from making nondiscretionary loans or advances pursuant to existing agreements or credit lines or renewals thereof), in principal amounts in excess of $250,000 or that would increase the aggregate credit outstanding to any one borrower (or group of affiliated borrowers) to more than $250,000 (excluding for this purpose any accrued interest or overdrafts), without the prior written consent of Boatmen's, acting through its Executive Vice President-Loan Administration or such other designee of whom Boatmen's may give notice to Company; provided, that, if Boatmen's shall not have consented to such matter or notified Company of Boatmen's objection thereto within ten (10) business days after its receipt of all necessary applications and other credit file information pertaining to such credit decision, then such consent shall be deemed to have been given; or

         (viii) purchase or otherwise acquire any investment security for its own account having an average remaining life to maturity greater than five years or any asset-backed securities other than those issued or guaranteed by the Government National Mortgage Association, the Federal National Mortgage Association or the Federal Home Loan Mortgage Corporation; or

           (ix) increase or decrease the rate of interest paid on time deposits, or on certificates of deposit, except in a manner and pursuant to policies consistent with past practices; or

            (x) enter into any agreement, contract or commitment out of the ordinary course of business or having a term in excess of three
      (3) months other than letters of credit, loan agreements, deposit agreements, and other lending, credit and deposit agreements and documents made in the ordinary course of business; or

           (xi) except in the ordinary course of business, place on any of its assets or properties any mortgage, pledge, lien, charge, or other encumbrance; or

          (xii) except in the ordinary course of business, cancel or accelerate any material indebtedness owing to Company or the Bank or any claims which Company or the Bank may possess or waive any material rights of substantial value; or

         (xiii) except as may be disclosed in Section 4.01(b)(xiii) of the Disclosure Schedule, sell or otherwise dispose of any real property or any material amount of any tangible or intangible personal property other than properties acquired in foreclosure or otherwise in the ordinary collection of indebtedness to Company and the Bank; or

          (xiv) purchase, foreclose upon or otherwise take title to or possession or control of any real property without first obtaining a phase one environmental report thereon which indicates that the property is free of pollutants, contaminants or hazardous or toxic waste materials; provided, however, that Company and the Bank shall not be required to obtain such a report with respect to single family, non-agricultural residential property of one acre or less to be foreclosed upon unless it has reason to believe that such property might contain any such waste materials or otherwise might be contaminated; or

           (xv) commit any act or fail to do any act which will cause a breach of any agreement, contract or commitment and which might have a material adverse effect on Company's and the Bank's business, financial condition, or earnings;

          (xvi) violate any law, statute, rule, governmental regulation, or order, which violation might have a material adverse effect on Company's and the Bank's business, financial condition, or earnings; or

         (xvii) purchase any real or personal property or make any other capital expenditure where the amount paid or committed therefor is in excess of $50,000.

      (c) Company and the Bank shall not, without the prior written consent of Boatmen's, engage in any transaction or take any action that would render untrue in any material respect any of the representations and warranties of Company contained in Article Two hereof, if such representations and warranties were given as of the date of such transaction or action.

      (d) Company shall promptly notify Boatmen's in writing of the occurrence of any matter or event known to and directly involving Company, which would not include any changes in conditions that affect the banking industry generally, that is materially adverse to the business, operations, properties, assets, or condition (financial or otherwise) of Company and the Bank taken as a whole.

      (e) Company shall not, on or before the earlier of the Closing Date or the date of termination of this Agreement, solicit or encourage, or hold discussions or negotiations with or provide any information to, any person in connection with, any proposal from any person for the acquisition of all or any substantial portion of the business, assets, shares of Company Common or other securities of Company and the Bank. Company shall promptly advise Boatmen's of its receipt of any such proposal or inquiry concerning any possible such proposal, and the substance of such proposal or inquiry.

      SECTION 4.02.  BREACHES.  Company shall, in the event it has
      ------------   --------
knowledge of the occurrence, or impending or threatened occurrence, of any event or condition which would cause or constitute a breach (or would have caused or constituted a breach had such event occurred or been known prior to the date hereof) of any of its representations or agreements contained or referred to herein, give prompt written notice thereof to Boatmen's and use its best efforts to prevent or promptly remedy the same.

      SECTION 4.03.  SUBMISSION TO SHAREHOLDERS.  Company shall cause to
      ------------   --------------------------
be duly called and held, on a date mutually selected by Boatmen's and Company, a special meeting of its shareholders (the "Stockholders' Meeting") for submission of this Agreement and the Merger for approval of such shareholders as required by the Corporate Law [or, in lieu of holding the Stockholders' Meeting, at the discretion of Company, Company shall solicit the written consent of its shareholders to the approval of this Agreement and the Merger on a date mutually selected by Boatmen's and Company, as permitted by the Corporate Law (the "Written Consent Solicitation")]. In connection with the Stockholders' Meeting or the Written Consent Solicitation, as the case may be, (i) Company shall cooperate and assist Boatmen's in preparing and filing a Proxy Statement/Prospectus (the "Proxy Statement/Prospectus") with the S.E.C. and Company shall mail it to its stockholders, (ii) Company shall furnish Boatmen's all information concerning itself that Boatmen's may reasonably request in connection with such Proxy Statement/Prospectus, and (iii) the Board of Directors of Company shall recommend to its stockholders the approval of this Agreement and the Merger contemplated hereby and use its best efforts to obtain such stockholder approval.

      SECTION 4.04.  CONSENTS TO CONTRACTS AND LEASES.  Company shall use
      ------------   --------------------------------
its best efforts to obtain all necessary consents with respect to all interests of Company and the Bank in any material leases, licenses, contracts, instruments and rights which require the consent of another person for their transfer or assumption pursuant to the Merger, if any.

      SECTION 4.05.  CONFORMING ACCOUNTING AND RESERVE POLICIES;
      ------------   -------------------------------------------
RESTRUCTURING EXPENSES.
- ----------------------

      (a) Notwithstanding that the Company believes that it has established all reserves and taken all provisions for possible loan losses required by generally accepted accounting principles and applicable laws, rules and regulations, the Company recognizes that Boatmen's may have adopted different loan, accrual and reserve policies (including loan classifications and levels of reserves for possible loan losses). From and after the date of this Agreement to the Effective Time, the Company and Boatmen's shall consult and cooperate with each other with respect to conforming, as specified in a written notice from Boatmen's to the Company, based upon such consultation and as hereinafter provided, the Company's loan, accrual and reserve policies to those policies of Boatmen's.

      (b) In addition, from and after the date of this Agreement to the Effective Time, the Company and Boatmen's shall consult and cooperate with each other with respect to determining, as specified in a written notice from Boatmen's to the Company, based upon such consultation and as hereinafter provided, appropriate accruals, reserves and charges to establish and take in respect of excess equipment write-off or write-down of various assets and other appropriate charges and accounting adjustments taking into account the parties' business plans following the Merger.

      (c) The Company and Boatmen's shall consult and cooperate with each other with respect to determining, as specified in a written notice from Boatmen's to the Company, based upon such consultation and as hereinafter provided, the amount and the timing for recognizing for financial accounting purposes the expenses of the Merger and the restructuring charges related to or to be incurred in connection with the Merger.

      (d) At the request of Boatmen's, the Company shall establish and take such reserves and accruals as Boatmen's shall request to conform the Company's loan, accrual and reserve policies to

Boatmen's policies, shall
establish and take such accruals, reserves and charges in order to implement such policies in respect of excess facilities and equipment capacity, severance costs, litigation matters, write-off or write-down of various assets and other appropriate accounting adjustments, and to recognize for financial accounting purposes such expenses of the Merger and restructuring charges related to or to be incurred in connection with the Merger, in each case at such times as are mutually agreeable to Boatmen's and Company; provided, however, that it is the objective of Boatmen's and the Company that such reserves, accruals and charges be taken as at or prior to December 31, 1993, and, in all events, not later than as of immediately prior to the Closing Date, provided that if such reserves, accruals and charges are to be taken as at or prior to December 31, 1993 and the Closing Date is to occur thereafter, Boatmen's shall certify to Company on or prior to December 31, 1993, that the conditions to its obligations specified in Section 6.01(d) have been satisfied or waived (except to the extent that any waiting period contemplated by Section 6.01(d) may then have commenced but not expired); and provided, further, that the Company shall not be required to take any such action that is not consistent with generally accepted accounting principles.

      SECTION 4.06.  CONSUMMATION OF AGREEMENT.  Company shall use its best
      ------------   -------------------------
efforts to perform and fulfill all conditions and obligations on its part to be performed or fulfilled under this Agreement and to effect the Merger in accordance with the terms and provisions hereof. Company shall furnish to Boatmen's in a timely manner all information, data and documents in the possession of Company requested by Boatmen's as may be required to obtain any necessary regulatory or other approvals of the Merger or to file with the S.E.C. a registration statement on Form S-4 (the "Registration Statement") relating to the shares of Boatmen's Common which may be issued to the shareholders of Company pursuant to the Merger and this Agreement and shall otherwise cooperate fully with Boatmen's to carry out the purpose and intent of this Agreement.

      SECTION 4.07.  ENVIRONMENTAL REPORTS.  Company shall provide to
      ------------   ---------------------
Boatmen's, as soon as reasonably practical, but not later than 45 days after the date hereof, a report of a phase one environmental investigation on all real property owned, leased or operated by Company or the Bank as of the date hereof (other than space in retail and similar establishments leased by the Company or the Bank for automatic teller machines) and within ten days after the acquisition or lease of any real property acquired or leased by Company or the Bank after the date hereof (other than space in retail and similar establishments leased by the Company for automatic teller machines), except as otherwise provided in
Section 4.01(b)(xiv). If required by the phase one investigation in Boatmen's reasonable opinion, Company shall provide to Boatmen's a report of a phase two investigation on properties requiring such additional study. Boatmen's shall have 15 business days from the receipt of any such phase two investigation report to notify Company of any objection to the contents of such report. Should the cost of taking all remedial and corrective actions and measures (i) required by applicable law, or
(ii) recommended or suggested by such report or reports in the aggregate, exceed the sum of Two Hundred Thousand Dollars ($200,000) as reasonably estimated by an environmental expert retained for such purpose by Boatmen's and reasonably acceptable to Company, or if the cost of such actions and measures cannot be so reasonably estimated by such expert to be $200,000 or less with any reasonable degree of certainty, then Boatmen's shall have the right pursuant to Section 7.03 hereof, for a period of 10 business days following receipt of such estimate or indication that the cost of such actions and measures can not be so reasonably estimated, to terminate this Agreement, which shall be Boatmen's sole remedy in such event; provided, however, that if the cost can be reasonably estimated and exceeds $200,000 and the shareholders, or any group of them, pay to Boatmen's such amount in excess of $200,000, then this Agreement shall not be terminable as provided for above.

      SECTION 4.08.  RESTRICTION ON RESALES.  Company shall obtain and
      ------------   ----------------------
deliver to Boatmen's, at least 31 days prior to the Closing Date, the signed agreement, in the form of Exhibit 4.08 hereto, of each stockholder who may reasonably be deemed an "affiliate" of Company within the meaning of such term as used in Rule 145 under the Securities Act of 1933, as amended (the "Securities Act"), regarding (i) compliance with the provisions of such Rule 145; and (ii) compliance with the requirements of Accounting Principles Board Opinion No. 16 regarding the disposition of shares of Company Common or Boatmen's Common until such time as financial results covering at least 30 days of post-Merger combined operations have been published.

      SECTION 4.09.  SUBSIDIARY BANK MERGER.  Upon the request of
      ------------   ----------------------
Boatmen's, Company shall cause the Bank to enter into a merger agreement with Boatmen's First National Bank of Oklahoma, a wholly owned subsidiary of Boatmen's, and take all other actions and cooperate with Boatmen's in causing such merger (the "Subsidiary Bank Merger") to be effected. Such subsidiary bank merger agreement shall provide, in addition to customary terms for mergers of subsidiary banks in transactions such as this:
(i) for consummation of such merger on a date on or after the Closing Date, as may be selected by Boatmen's; and (ii) that the obligations of the Bank thereunder are conditioned on the prior or simultaneous consummation of the Merger pursuant to this Agreement.

      SECTION 4.10.  ACCESS TO INFORMATION.  Company shall permit Boatmen's
      ------------   ---------------------
reasonable access in a manner which will avoid undue disruption or interference with Company's normal operations to its properties and shall disclose and make available to Boatmen's all books, documents, papers and records relating to its assets, stock ownership, properties, operations, obligations and liabilities, including, but not limited to, all books of account (including the general ledger), tax records, minute books of directors' and stockholders' meetings, organizational documents, material contracts and agreements, loan files, filings with any regulatory authority, accountants' workpapers (if available and subject to the respective independent accountants' consent), litigation files, plans affecting employees, and any other business activities or prospects in which Boatmen's may have a reasonable and legitimate interest in furtherance of the transactions contemplated by this Agreement. Boatmen's will hold any such information which is nonpublic in confidence in accordance with the provisions of Section 8.01 hereof.


                              ARTICLE FIVE
                              ------------

                AGREEMENTS OF BOATMEN'S AND ACQUISITIONCO
                -----------------------------------------

      SECTION 5.01.  REGULATORY APPROVALS AND REGISTRATION STATEMENT.
      ------------   -----------------------------------------------
Boatmen's shall, at its own expense, file all regulatory applications required in order to consummate the Merger, including but not limited to the necessary applications for the prior approval of the Federal Reserve Board and the necessary filing with the Oklahoma Commissioner of Banking and shall use its best efforts to obtain approvals on a timely basis. Boatmen's shall keep Company reasonably informed as to the status of such applications and make available to Company, upon reasonable request by Company from time to time, copies of such applications and any supplementally filed materials. Boatmen's timely shall file with the S.E.C. the Registration Statement relating to the shares of Boatmen's Common to be issued to the stockholders of Company pursuant to this Agreement and shall use its best efforts to cause the Registration Statement to become effective. At the time the Registration Statement becomes effective, the Registration Statement shall comply in all material respects with the provisions of the Securities Act and the published rules and regulations thereunder, and shall not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not false or misleading, and at the time of mailing thereof to the stockholders of

Company, at the time of the Stockholders' Meeting and at the Effective Time the Proxy Statement/Prospectus included as part of the Registration Statement, as amended or supplemented by any amendment or supplement, shall not contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein not false or misleading. Boatmen's shall timely file all documents required to obtain all necessary Blue Sky permits and approvals, if any, required to carry out the transactions contemplated by this Agreement, shall pay all expenses incident thereto and shall use its best efforts to obtain such permits and approvals on a timely basis. Boatmen's shall promptly and properly prepare and file any other filings required under the Securities Exchange Act of 1934 (the "Exchange Act") relating to the Merger and the transactions contemplated herein.

      SECTION 5.02.  BREACHES.  Boatmen's shall, in the event it has
      ------------   --------
knowledge of the occurrence, or impending or threatened occurrence, of any event or condition which would cause or constitute a breach (or would have caused or constituted a breach had such event occurred or been known prior to the date hereof) of any of its representations or agreements contained or referred to herein, give prompt written notice thereof to Company and use its best efforts to prevent or promptly remedy the same.

      SECTION 5.03.  CONSUMMATION OF AGREEMENT.  Boatmen's and
      ------------   -------------------------
AcquisitionCo shall use their respective best efforts to perform and fulfill all conditions and obligations on their part to be performed or fulfilled under this Agreement and to effect the Merger in accordance with the terms and conditions of this Agreement.

      SECTION 5.04.  DIRECTORS AND OFFICERS' LIABILITY INSURANCE AND
      ------------   -----------------------------------------------
INDEMNIFICATION.
- ---------------

      (a) Following the Effective Time, Boatmen's will provide the directors and officers of Company and the Bank with the same directors' and officers' liability insurance coverage that Boatmen's provides to directors and officers of its other banking subsidiaries generally and, in addition, for a period of three years will use its best efforts to continue the Company's directors' and officers' liability insurance coverage with respect to actions occurring prior to the Effective Time to the extent that such coverage is obtainable for an aggregate premium not to exceed the annual premium presently being paid by Company. If the premium of such insurance would exceed such maximum amount, Boatmen's shall use its best efforts to procure such level of insurance having the coverage described above as can be obtained for an premium equal to such maximum amount.

      (b) For six years after the Effective Time, Boatmen's shall cause the Surviving Corporation (the survivor of the Merger of Company and AcquisitionCo following the Effective Time, the "Surviving Corporation") to indemnify, defend and hold harmless the present and former officers, directors, employees and agents of Company and its subsidiaries (each, an "Indemnified Party") against all losses, expenses, claims, damages or liabilities arising out of actions or omissions occurring on or prior to the Effective Time (including, without limitation, the transactions contemplated by this Agreement) to the full extent then permitted under the Corporate Law and by the Company's and Bank's Articles of Incorporation as in effect on the date hereof, including provisions relating to advances of expenses incurred in the defense of any action or suit.

      (c) If after the Effective Time the Surviving Corporation or any of its successors or assigns (i) shall consolidate with or merge into any other corporation or entity and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) shall transfer all or substantially all of its properties and assets to any individual, corporation or other entity, then and in each such case, proper provision shall be made so that the successors and assigns of the Surviving Corporation shall assume any remaining obligations set forth in this Section 5.04. If the Surviving Corporation shall liquidate, dissolve or otherwise wind up its business, then Boatmen's shall indemnify, defend and hold harmless each Indemnified Party to the same extent and on the same terms that the Surviving Corporation was so obligated pursuant to this Section 5.04.

      SECTION 5.05.  EMPLOYEE BENEFITS.  Boatmen's shall, with respect to
      ------------   -----------------
each person who remains an employee of Company or the Bank following the Closing Date (each a "Continued Employee"), provide the benefits described in this Section 5.05. Subject to the right of subsequent amendment, modification or termination in Boatmen's discretion, each Continued Employee shall be entitled, as a new employee of a subsidiary of Boatmen's, to participate in such employee benefit plans, as defined in
Section 3(3) of ERISA, or any non-qualified employee benefit plans or deferred compensation, stock option, bonus or incentive plans, employment contracts or other employee benefit or fringe benefit programs that may be in effect generally for employees of all of Boatmen's subsidiaries (the "Boatmen's Plans"), if and as a Continued Employee shall be eligible for participation therein under the terms thereof and otherwise shall not be participating in a similar plan which is maintained by the Company after the Effective Time. Company employees who participate therein shall participate on the same basis as similarly situated employees of other Boatmen's subsidiaries. All such participation shall be subject to the terms of such plans as may be in effect from time to time and this
Section 5.05 is not intended to give Continued Employees any rights or privileges superior to those of other employees of Boatmen's subsidiaries. Boatmen's may terminate or modify all Employee Plans and Boatmen's obligation under this Section 5.05 shall not be deemed or construed so as to provide duplication of similar benefits but, subject to that qualification, Boatmen's shall, for purposes of vesting and any age or period of service requirements for commencement of eligibility to begin participation with respect to any Boatmen's Plans in which Continued Employees may participate, credit each Continued Employee with his or her term of service with Company and the Bank.

      SECTION 5.06.  ACCESS TO INFORMATION.  Boatmen's shall permit Company
      ------------------------------------
reasonable access in a manner which will avoid undue disruption or interference with Boatmen's normal operations to its properties and shall disclose and make available to Company all books, documents, papers and records relating to its assets, stock ownership, properties, operations, obligations and liabilities, including, but not limited to, all books of account (including the general ledger), tax records, minute books of directors' and stockholders' meetings, organizational documents, material contracts and agreements, loan files, filings with any regulatory authority, accountants' workpapers (if available and subject to the respective independent accountants' consent), litigation files, plans affecting employees, and any other business activities or prospects in which Company may have a reasonable and legitimate interest in furtherance of the transactions contemplated by this Agreement. Company will hold any such information which is nonpublic in confidence in accordance with the provisions of Section 8.01 hereof.


                               ARTICLE SIX
                               -----------

                   CONDITIONS PRECEDENT TO THE MERGER
                   ----------------------------------

      SECTION 6.01.  CONDITIONS TO BOATMEN'S OBLIGATIONS.  Boatmen's and
      ------------   -----------------------------------
AcquisitionCo's obligations to effect the Merger shall be subject to the satisfaction (or waiver by Boatmen's) prior to or on the Closing Date of the following conditions:

      (a) The representations and warranties made by Company in this Agreement shall be true in all material respects on and as of the Closing Date with the same effect as though such representations and warranties had been made or given on and as of the Closing Date;

      (b) Company shall have performed and complied in all material respects with all of its obligations and agreements required to be performed prior to the Closing Date under this Agreement;

      (c) No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition (an "Injunction") preventing the consummation of the Merger shall be in effect, nor shall any proceeding by any bank regulatory authority or other person seeking any of the foregoing be pending. There shall not be any action taken, or any statute, rule, regulation or order enacted, entered, enforced or deemed applicable to the Merger which makes the consummation of the Merger illegal;

      (d) All necessary regulatory approvals, consents, authorizations and other approvals required by law for consummation of the Merger shall have been obtained and all waiting periods required by law shall have expired;

      (e) Boatmen's shall have received the environmental reports required by Section 4.07 hereof, and shall not have elected, pursuant thereto and pursuant to Section 7.03 hereof, to terminate and cancel this Agreement;

      (f) Boatmen's shall have received all documents required to be received from Company on or prior to the Closing Date, all in form and substance reasonably satisfactory to Boatmen's;

      (g) Boatmen's shall have received an opinion letter, dated as of the Closing Date, from Ernst & Young, its independent public accountants, to the effect that the Merger will qualify for pooling of interests accounting treatment under Accounting Principles Board Opinion No. 16 if closed and consummated in accordance with this Agreement;

      (h) The Registration Statement shall be effective under the Securities Act and no stop orders suspending the effectiveness of the Registration Statement shall be in effect or proceedings for such purpose pending before or threatened by the S.E.C. and any necessary Blue Sky permits and approvals shall have been received; and

      (i) Boatmen's shall have received from its counsel an opinion to the effect that if the Merger is consummated in accordance with the terms set forth in this Agreement, (i) the Merger will constitute a reorganization within the meaning of Section 368(a)(2)(D) of the Code;
(ii) no gain or loss will be recognized by the holders of shares of Company Common upon receipt of Merger Consideration (except for cash received in lieu of fractional shares); (iii) the basis of shares of Boatmen's Common received by the stockholders of Company will be the same as the basis of shares of Company Common exchanged therefor; and (iv) the holding period of the shares of Boatmen's Common received by the stockholders of Company will include the holding period of the shares of Company Common exchanged therefor, provided such shares were held as capital assets as of the Effective Time.

      SECTION 6.02.  CONDITIONS TO COMPANY'S OBLIGATIONS.  Company's
      ------------   -----------------------------------
obligation to effect the Merger shall be subject to the satisfaction (or waiver by Company) prior to or on the Closing Date of the following conditions:

      (a) The representations and warranties made by Boatmen's and AcquisitionCo in this Agreement shall be true in all material respects on and as of the Closing Date with the same effect as though such representations and warranties had been made or given on the Closing Date;

      (b) Boatmen's and AcquisitionCo shall have performed and complied in all material respects with all of their obligations and agreements hereunder required to be performed prior to the Closing Date under this Agreement;

      (c) No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition (an "Injunction") preventing the consummation of the Merger shall be in effect, nor shall any proceeding by any bank regulatory authority or other governmental agency seeking any of the foregoing be pending. There shall not be any action taken, or any statute, rule, regulation or order enacted, entered, enforced or deemed applicable to the Merger which makes the consummation of the Merger illegal;

      (d) All necessary regulatory approvals, consents, authorizations and other approvals, including the requisite approval of this Agreement and the Merger by the shareholders of Company, required by law for consummation of the Merger shall have been obtained and all waiting periods required by law shall have expired;

      (e) Company shall have received all documents required to be received from Boatmen's on or prior to the Closing Date, all in form and substance reasonably satisfactory to Company;

      (f) The Registration Statement shall be effective under the Securities Act and no stop orders suspending the effectiveness of the Registration Statement shall be in effect or proceedings for such purpose pending before or threatened by the S.E.C. and any necessary Blue Sky permits and approvals shall have been received; and

      (g) Company shall have received from counsel for Boatmen's an opinion in form reasonably satisfactory to Company (which form shall run to the benefit of the shareholders of the Company) to the effect that if the Merger is consummated in accordance with the terms set forth in this Agreement for Federal income tax purposes, (i) the Merger will constitute a reorganization within the meaning of Section 368(a)(1)(A) and 368(a)(2)(D) of the Code; (ii) no gain or loss will be recognized by the holders of shares of Company Common upon receipt of Merger Consideration (except for cash received in lieu of fractional shares or cash received by any dissenting shareholders); (iii) the basis of Boatmen's Common received by the stockholders of Company will be the same as the basis of Company Common exchanged therefor; (iv) the holding period of the shares of Boatmen's Common received by the stockholders of Company will include the holding period of the shares of Company Common exchanged therefor, provided such shares were held as capital assets as of the Effective Time; and (v) the Subsidiary Bank Merger contemplated by Section 4.09 hereof, if consummated, will not change the foregoing tax consequences to the stockholders of Company.


                              ARTICLE SEVEN
                              -------------

                       TERMINATION OR ABANDONMENT
                       --------------------------

      SECTION 7.01.  MUTUAL AGREEMENT.  This Agreement may be terminated
      ------------   ----------------
by the mutual written agreement of Boatmen's and Company at any time prior to the Closing Date, regardless of whether approval of this Agreement and the Merger by the shareholders of Company shall have been previously obtained.

      SECTION 7.02.  BREACH OF AGREEMENTS.  In the event that there is a
      ------------   --------------------
material breach in any of the representations and warranties or agreements of Boatmen's, AcquisitionCo or Company, which breach is not cured within twenty (20) days after notice to cure such breach is given by the non-breaching party, then the non-breaching party, regardless of whether shareholder approval of this Agreement and the Merger shall have been previously obtained, may terminate and cancel this Agreement by providing written notice of such action to the other party hereto.

      SECTION 7.03.  ENVIRONMENTAL REPORTS.  Boatmen's may terminate this
      ------------   ---------------------
Agreement to the extent provided by Section 4.07 and this Section 7.03 by giving written notice thereof to Company.

      SECTION 7.04.  FAILURE OF CONDITIONS.  In the event that any of the
      ------------   ---------------------
conditions to the obligations of either party are not satisfied or waived on or prior to the Closing Date, and if any applicable cure period provided in Section 7.02 hereof has lapsed, then such party may, regard-less of whether shareholder approval of this Agreement and the Merger shall have been previously obtained, terminate and cancel this Agreement by providing written notice of such action to the other party hereto.

      SECTION 7.05.  APPROVAL DENIAL.  If any regulatory application filed
      ------------   ---------------
pursuant to Section 5.01 hereof should be finally denied or disapproved by the respective regulatory authority, then this Agreement thereupon shall be deemed terminated and canceled; provided, however, that a request for additional information or undertaking by Boatmen's, as a condition for approval, shall not be deemed to be a denial or disapproval so long as Boatmen's diligently provides the requested information or undertaking and diligently pursues the application. In the event that an application is denied pending an appeal, petition for review, or similar such act on the part of Boatmen's (hereinafter referred to as the "appeal") then the application will be deemed denied unless Boatmen's diligently prepares and timely files such appeal and diligently continues the appellate process for purposes of obtaining the necessary approval.

      SECTION 7.06.  SHAREHOLDER APPROVAL DENIAL.  If the Merger is not
      ------------   ---------------------------
approved by the requisite vote of the stockholders of Company at the Stockholders' Meeting, or through the Written Consent Solicitation, as the case may be, then either party may terminate this Agreement.

      SECTION 7.07.  REGULATORY ENFORCEMENT MATTERS.  In the event that
      ------------   ------------------------------
Company or the Bank shall become a party or subject to any new or amended written agreement, memorandum of understanding, cease and desist order, imposition of civil money penalties or other regulatory enforcement action or proceeding with any federal or state agency charged with the supervision or regulation of banks or bank holding companies after the date of this Agreement, then Boatmen's may terminate this Agreement.

      SECTION 7.08.  BOATMEN'S AVERAGE PRICE.  This Agreement may be
      ------------   -----------------------
terminated

      (a)  By Company if both of the following conditions are satisfied:

           (1) the average of the daily closing prices of a share of Boatmen's Common, as reported on NASDAQ during the period of twenty trading days ending at the end of the fifth trading day immediately preceding the Closing Date (the "Boatmen's Average Price"), is less than $24.75; and

           (2)  the number obtained by dividing the Boatmen's
      Average Price by the closing price of Boatmen's Common, as reported on NASDAQ on the trading day immediately preceding the public announcement of this Agreement, is less than the number obtained by dividing the Final Index Price (as defined below) by the Initial Index Price (as defined below) and subtracting .20 from such quotient.

      (b)  By Boatmen's if both of the following conditions are satisfied:

           (1)  the Boatmen's Average Price is more than $41.25; and

           (2)  the number obtained by dividing the Boatmen's
      Average Price by the closing price of Boatmen's Common, as reported on NASDAQ on the trading day immediately preceding the public announcement of this Agreement, is more than the number obtained by dividing the Final Index Price (as defined below) by the Initial Index Price (as defined below) and adding .20 to such quotient.

      (c)  For purposes of this Section 7.08:

            (i) The "Index Group" shall mean all of those companies listed on Exhibit 7.08 hereto, the common stock of which is publicly traded and as to which there is no pending publicly announced proposal at any time during the period of 20 trading days ending at the end of the fifth trading day immediately preceding the Closing Date for such company to be acquired or to acquire, in exchange for its stock, another company which would be a significant subsidiary of such company under SEC regulations. In the event that any such company or companies are so removed from the Index Group, the weights attributed to the remaining companies shall be adjusted accordingly.

           (ii) The "Initial Index Price" shall mean the weighted average (weighted as specified on Exhibit 7.08) of the per share closing prices of the common stock of the companies comprising the Index Group, as reported on the consolidated transactions reporting system for the market or exchange on which such common stock is principally traded, on the trading day immediately preceding the public announcement of this Agreement.

          (iii) The "Final Price" of any company included in the Index Group shall mean the average of the daily closing sale prices of a share of common stock of such company, as reported in the consolidated transaction reporting system for the market or exchange on which such common stock is principally traded, during the period of 20 trading days ending on the end of the fifth trading day immediately preceding the Closing Date.

           (iv) The "Final Index Price" shall mean the weighted average (weighted as specified on Exhibit 7.08) of the Final Prices for all of the companies comprising the Index Group. If Boatmen's or any company belonging to the Index Group declares a stock dividend or effects a reclassification, recapitalization, split-up, combination, exchange of shares or similar transaction between the date of this Agreement and the end of the fifth trading day immediately preceding the Closing Date, the closing prices for the common stock of such company shall be appropriately adjusted for the purposes of the definitions above so as to be comparable to the prices on the date of this Agreement.

      SECTION 7.09.  AUTOMATIC TERMINATION.  If the Closing Date does not
      ------------   ---------------------
occur on or prior to the expiration of the first anniversary of the date of this Agreement, then this Agreement may be terminated by either party by giving written notice to the other.

      SECTION 7.10.  DUE DILIGENCE REVIEW.  Company shall provide Boatmen's
      ------------   --------------------
full and complete access to the books and records and management officers of Company and the Bank commencing on the date of this Agreement and shall otherwise facilitate Boatmen's due diligence review of the financial condition, business and prospects of Company and the Bank. If Boatmen's, in its sole and absolute discretion, should not be satisfied with the results of such due diligence review or the financial condition, operations, business or prospects of Company and the Bank generally, then Boatmen's may terminate this Agreement by providing written notice thereof to Company within ten (10) business days after the commencement of such review by Boatmen's, but in no event later than thirty (30) days after the date of this Agreement (the "Due Diligence Period").

      SECTION 7.11.  TERMINATION FEE.  Upon the occurrence of one or more
      ------------   ---------------
of the following events (a "Triggering Event"), Company shall pay to Boatmen's the sum of One Million Dollars ($1,000,000.00):

      (i) upon termination of this Agreement by Boatmen's upon a breach thereof by Company (including, without limitation, the entering into of an agreement between Company and any third party which is inconsistent with the transactions contemplated by the Merger Agreement), provided that within one year of the date of such termination, either an event described in clauses (iii) or (iv) below shall have occurred or Company or shareholders of Company shall have entered into an agreement with any third party whereby such third party will acquire, merge or consolidate with Company, purchase all or substantially all of Company's assets or acquire 10% or more of the outstanding shares of Company Common;

      (ii) the failure of Company's shareholders to approve the Merger and this Agreement at a meeting called for such purpose or pursuant to the Written Consent Solicitation;

      (iii) any person or group of persons (other than Boatmen's) shall acquire, or have the right to acquire, 25% or more of the Company Common, exclusive of shares of Company Common sold directly or indirectly to such person or group of persons by Boatmen's;

      (iv) expiration of the fifth day preceding the scheduled expiration date of a tender or exchange offer by any person or group of persons (other than Boatmen's and/or its affiliates) to purchase or acquire securities of Company if upon consummation of such offer, such person or group of persons would own, control or have the right to acquire 25% or more of the Company Common; or

      (v) upon the entry by Company into an agreement or other understanding with a person or group of persons (other than Boatmen's and/or its affiliates) for such person or group of persons to acquire, merge or consolidate with Company or to purchase all or substantially all of Company's assets. As used in this Section 7.11, "person" and "group of persons" shall have the meanings conferred thereon by Section 13(d) of the Exchange Act. Company shall notify Boatmen's promptly in writing upon its becoming aware of the occurrence of any Triggering Event.


                              ARTICLE EIGHT
                              -------------

                                 GENERAL
                                 -------

      SECTION 8.01.  CONFIDENTIAL INFORMATION.  The parties acknowledge the
      ------------   ------------------------
confidential and proprietary nature of the "Information" (as herein described) which has heretofore been exchanged and which will be received from each other hereunder and agree to hold and keep the same confidential. Such Information will include any and all financial, technical, commercial, marketing, customer or other information concerning the business, operations and affairs of a party that may be provided to the other, irrespective of the form of the communications, by such party's employees or agents. Such Information shall not include information which is or becomes generally available to the public other than as a result of a disclosure by a party or its representatives in violation of this Agreement. The parties agree that the Information will be used solely for the purposes contemplated by this Agreement and that such Information will not be disclosed to any person other than employees and agents of a party who are directly involved in evaluating the transaction. The Information shall not be used in any way detrimental to a party, including use directly or indirectly in the conduct of the other party's business or any business or enterprise in which such party may have an interest, now or in the future, and whether or not now in competition with such other party.

      SECTION 8.02.  PUBLICITY.  Boatmen's and Company shall cooperate with
      ------------   ---------
each other in the development and distribution of all news releases and other public disclosures concerning this Agreement and the Merger and shall not issue any news release or make any other public disclosure without the prior consent of the other party, unless such is required by law upon the written advice of counsel or is in response to published newspaper or other mass media reports regarding the transaction contemplated hereby, in which such latter events the parties shall consult with each other regarding such responsive public disclosure (before issuing any written press release or other written response).

      SECTION 8.03.  RETURN OF DOCUMENTS.  Upon termination of this
      ------------   -------------------
Agreement without the Merger becoming effective, each party shall deliver to the other originals and all copies of all Information made available to such party and will not retain any copies, extracts or other reproductions in whole or in part of such Information.

      SECTION 8.04.  NOTICES.  Any notice or other communication shall be
      ------------   -------
in writing and shall be deemed to have been given or made on the date of delivery, in the case of hand delivery, or three (3) business days after deposit in the United States Registered Mail, postage prepaid, or upon receipt if transmitted by facsimile telecopy or any other means, addressed (in any case) as follows:

      (a)  if to Boatmen's:

                Boatmen's Bancshares, Inc.
                One Boatmen's Plaza
                800 Market Street
                St. Louis, Missouri  63102
                Attention:  Mr. Leo G. Haas

           with a copy to:

                Lewis, Rice & Fingersh
                500 North Broadway, Suite 2000
                St. Louis, Missouri  63102
                Attention:  Mr. Thomas C. Erb

and

      (b)  if to Company:

                Woodland Bancorp, Inc.
                6701 S. Memorial Drive
                Tulsa, Oklahoma  74133
                Attention:  Mr. G. William Foster

           with a copy to:

                Huffman Arrington Kihle Gaberino & Dunn, P.C.
                1000 ONEOK Plaza
                Tulsa, Oklahoma  74103
                Attention:  Mr. John A. Gaberino, Jr.

or to such other address as any party may from time to time designate by notice to the others.

      SECTION 8.05.  LIABILITIES.  In the event that this Agreement is
      ------------   -----------
terminated pursuant to the provisions of Article Seven hereof, no party hereto shall have any liability to any other party for costs, expenses, damages or otherwise; provided, however, that, notwithstanding the fore-going, in the event that this Agreement is terminated pursuant to
Section 7.02 hereof on account of any willful breach of any of the representations and warranties set forth herein or any breach of any of the agreements set forth herein, then the non-breaching party shall be entitled to recover appropriate damages from the breaching party.

      SECTION 8.06.  NONSURVIVAL OF REPRESENTATIONS, WARRANTIES AND
      ------------   ----------------------------------------------
AGREEMENTS.  Except as provided in Section 8.05 or this Section 8.06, no
- ----------
representation, warranty or agreement contained in this Agreement shall survive the Effective Time or the earlier termination of this Agreement. The agreements set forth in Sections 1.07, 5.04 and 5.05 shall survive the Effective Time and the agreements set forth in Sections 8.01, 8.03 and
8.05 shall survive the Effective Time or the earlier termination of this Agreement.

      SECTION 8.07.  ENTIRE AGREEMENT.  This Agreement constitutes the
      ------------   ----------------
entire agreement between the parties and supersedes and cancels any and all prior discussions, negotiations, undertakings, letters of intent and other agreements between the parties relating to the subject matter hereof.

      SECTION 8.08.  HEADINGS AND CAPTIONS.  The captions of Articles and
      ------------   ---------------------
Sections hereof are for convenience only and shall not control or affect the meaning or construction of any of the provisions of this Agreement.

      SECTION 8.09.  WAIVER, AMENDMENT OR MODIFICATION.  The conditions of
      ------------   ---------------------------------
this Agreement which may be waived may only be waived by notice to the other party waiving such condition. The failure of any party at any time or times to require performance of any provision hereof shall in no manner affect the right at a later time to enforce the same. This Agreement may not be amended or modified except by a written document duly executed by the parties hereto.

      SECTION 8.10.  RULES OF CONSTRUCTION.  Unless the context otherwise
      ------------   ---------------------
requires: (a) a term has the meaning assigned to it; (b) an accounting term not otherwise defined has the meaning assigned to it in accordance with generally accepted accounting principles; (c) "or" is not exclusive; and (d) words in the singular may include the plural and in the plural include the singular.

      SECTION 8.11.  COUNTERPARTS.  This Agreement may be executed in two
      ------------   ------------
or more counterparts, each of which shall be deemed an original and all of which shall be deemed one and the same instrument.

      SECTION 8.12.  SUCCESSORS AND ASSIGNS.  This Agreement shall be
      ------------   ----------------------
binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. There shall be no third party beneficiaries hereof.

      SECTION 8.13.  GOVERNING LAW; ASSIGNMENT.  This Agreement shall be
      ------------   -------------------------
governed by the laws of the State of Oklahoma, except to the extent that the Missouri Corporate Law must govern the Merger, and applicable federal laws and regulations. This Agreement may not be assigned by either of the parties hereto.

      IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.

                                BOATMEN'S BANCSHARES, INC.


                                By -----------------------------------
                                      Leo G. Haas
                                      Senior Vice President


                                WOODLAND BANCORP, INC.


                                By -----------------------------------
                                      John L. Arrington, Jr.

                                BOATMEN'S OKLAHOMA, INC.


                                By -----------------------------------
                                      Leo G. Haas
                                      Senior Vice President

                                                     EXHIBIT 1.09(a)
                                                     ---------------

                         COMPANY'S LEGAL OPINION


                          [             ], 19--



Boatmen's Bancshares, Inc.
One Boatmen's Plaza
800 Market Street
St. Louis, Missouri  63101

Gentlemen:

      We have acted as counsel to Woodland Bancorp, Inc., an Oklahoma corporation ("Company"), in connection with the transactions contemplated by the Agreement and Plan of Merger ("Agreement") dated as of November 6, 1993, among Company, Boatmen's Bancshares, Inc., a Missouri corporation ("Boatmen's"), and Boatmen's Oklahoma, Inc., a Missouri corporation ("AcquisitionCo"). This opinion is being delivered to you pursuant to
Section 1.09(a) of the Agreement. Terms defined in the Agreement and not otherwise defined herein are used with the meanings defined therein.

      We have participated in the negotiation of and are familiar with the Agreement and the related Disclosure Schedule. In connection with our opinion, we have examined executed copies of the Agreement and copies of such records, certificates and other instruments as we have deemed necessary, have examined the articles of incorporation, bylaws and certain other appropriate corporate documents of Company and the Bank, and have made such other investigations as we have deemed appropriate or advisable to render the opinions expressed herein. As to certain factual matters, we have with your permission relied on certificates of public officials and officers of Company and the Bank, which reliance we believe to be reasonable. In our review, we have with your permission assumed the genuineness of all signatures on original documents, the conformity to original documents of all copies submitted to us and the due authorization, execution and delivery of all documents by parties other than Company.

      Based upon the foregoing, and subject to the qualifications and exceptions set forth below, we are of the opinion that:

      1. Company is a corporation validly existing under the laws of the State of Oklahoma. Company has all requisite corporate power and authority to own and operate its properties and to carry on its business as now conducted. Company has all requisite corporate power and authority to enter into the Agreement, to merge with AcquisitionCo in accordance with the terms of the Agreement and to consummate the transactions contemplated by the Agreement.

      2. Bank is an Oklahoma state banking association validly existing under the laws of Oklahoma. The Bank has all requisite corporate power and authority and all licenses, permits and authorizations necessary to own and operate its properties and to carry on its business as now conducted except where the failure to obtain such licenses, permits or authorizations has not had a material adverse effect on the Bank. Company owns all of the issued and outstanding shares of capital stock of the Bank,

Boatmen's Bancshares, Inc.
[          ], 19--
Page -----

free and clear of all liens and encumbrances. To the best of our knowledge there are no options, warrants or other rights to acquire any shares of capital stock of the Bank.

      3. All corporate acts and other proceedings required to be taken by Company to authorize the execution, delivery and performance of the Agreement have been duly and properly taken. The Agreement has been duly executed and delivered by Company and constitutes a valid and binding obligation of Company enforceable against Company in accordance with its terms, subject to the provisions of bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforceability of creditors' rights generally from time to time in effect, and equitable principles relating to the granting of specific performance and other equitable remedies as a matter of judicial discretion.

      4. Neither the execution and the delivery by Company of the Agreement, nor the consummation of the Merger will constitute a default under or violate any provision of Company's Articles of Incorporation or bylaws, or any statute, regulation or rule or, to the best of our knowledge, any judgment, order or decree against or any material agreement binding upon Company or the Bank.

      5. In our review of the records and activities of Company and the Bank, and in our discussions with personnel of Company and the Bank, all in connection with the transactions contemplated by the Agreement, nothing has come to our attention which has caused us to conclude that Company or the Bank is not in compliance with all federal and state laws to which they are subject.

      6. Except as set forth in the Agreement, no consent, approval, order or authorization of, or registration, declaration or filing with or without notice to any court, administrative agency or commission or other governmental authority or instrumentality, domestic or foreign, or any other person or entity is required to be obtained or made by or with respect to Company or the Bank in connection with the execution and delivery of the Agreement or the consummation by Company of the Merger.

      7. Company's authorized capital stock consists of 450,000 shares of common stock, $0.01 par value per share ("Company Common"), 381,223 of which shares of Company Common are issued and outstanding. None of the shares of Company Common has been issued in violation of the preemptive or subscription rights of any person. There are no outstanding options, warrants, or other rights to acquire, or securities convertible into, Company Common or any other equity security of Company. Company has no obligation, contingent or otherwise, to reacquire any shares of Company Common. Company has no outstanding stock appreciation, phantom stock or similar rights.

      8. To the best of our knowledge there are no material actions, suits, proceedings, orders, investigations or claims pending or, to the best of our knowledge threatened by written communication, against or affecting Company or the Bank or any of their respective properties or assets which, if adversely determined, would have a material adverse effect upon their respective properties or assets. To the best of our knowledge, neither Company nor the Bank is in default under any judgment, order or decree of any court, administrative agency or commission or other governmental authority or instrumentality, domestic or foreign, applicable to it or any of its properties, assets, operations or business.

Boatmen's Bancshares, Inc.
[          ], 19--
Page -----

      The opinions expressed above are subject to the following qualifications and exceptions: (a) our opinion in paragraph 1 as to the valid existence of Company is based solely on the Certificate issued by the Oklahoma Secretary of State dated ---------------, 19--; (b) our opinion in paragraph 2 as to the valid existence of Bank is based solely on the Certificate issued by the --------------- dated ----------, 1992;
(c) all references to "the best of our knowledge" and similar references contained herein refer only to the knowledge of the attorneys of this firm who have participated in the transactions contemplated by the Agreement and consultation with the officers of Company; (d) we express no opinion with respect to any necessary licenses or permits other than those required or issued by the State of Oklahoma or the federal government or any federal bank regulatory authority; (e) we express no opinion with respect to choice of law provisions in the Agreement and the Exhibits thereto; (f) we express no opinion not expressly stated herein and no opinion may be implied herefrom including compliance with antitrust laws, securities laws, fiduciary duties and environmental laws.

      We are members of the Bar of the State of Oklahoma. The foregoing opinion is based on and is limited to the law of the State of Oklahoma and relevant law of the United States of America, and we render no opinion with respect to the laws of any other jurisdiction.

      This opinion is furnished to you by us as counsel to Company and is intended solely for your benefit. Without our prior written consent, this opinion may not be (a) relied upon by you for any other purpose,
(b) relied upon by any other person or entity for any purpose, or
(c) copied or reproduced, quoted, referred to, disseminated or made available to any other person or entity or with or in any document, report or financial statement.

                           HUFFMAN ARRINGTON KIHLE GABERINO & DUNN, P.C.


                           By-----------------------------------------------

                                                              EXHIBIT 1.09(b)
                                                              ---------------
                         BOATMEN'S LEGAL OPINION


                          [             ], 19--


Woodland Bancorp, Inc.
6701 S. Memorial Drive
Tulsa, Oklahoma  74133

Gentlemen:

      We have acted as counsel to Boatmen's Bancshares, Inc. ("Boatmen's") in connection with the transactions contemplated by the Agreement and Plan of Merger ("Agreement") dated as of November 6, 1993, among Boatmen's, Woodland Bancorp, Inc., an Oklahoma corporation ("Company"), and Boatmen's Oklahoma, Inc., a Missouri corporation ("AcquisitionCo"). This opinion is being delivered to you pursuant to Section 1.09(b) of the Agreement.
Terms defined in the Agreement and not otherwise defined herein are used with the meanings defined therein.

      We have participated in the negotiation of and are familiar with the Agreement and the related Disclosure Schedule. In connection with our opinion, we have examined executed copies of the Agreement and copies of such records, certificates and other instruments as we have deemed necessary, have examined the articles of incorporation, bylaws and certain other appropriate corporate documents of Boatmen's and AcquisitionCo, and have made such other investigations as we have deemed appropriate or advisable to render the opinions expressed herein. As to certain factual matters, we have relied on certificates of public officials and officers of Boatmen's and AcquisitionCo which reliance we believe to be reasonable, and have made such other investigations as we have deemed appropriate or advisable to render the opinions expressed herein. In our review, we have assumed the genuineness of all signatures on original documents, the conformity to original documents of all copies submitted to us and the due authorization, execution and delivery of all documents by parties other than seller.

      Based upon the foregoing, we are of the opinion that:

      1. Boatmen's is a corporation duly organized, validly existing and in good standing under the laws of the State of Missouri. Boatmen's has all requisite corporate power and authority to enter into the Agreement and to consummate the transactions contemplated by the Agreement.

      2. AcquisitionCo is a corporation duly organized, validly existing and in good standing under the laws of the State of Missouri. AcquisitionCo has all requisite corporate power and authority to enter into the Agreement and to merge with Company in accordance with the terms of the Agreement and to consummate the other transactions contemplated by the Agreement.

      3. All corporate acts and other proceedings required to be taken by Boatmen's and AcquisitionCo to authorize the execution, delivery and performance of the Agreement have been duly and properly taken. The Agreement has been duly executed and delivered by Boatmen's and AcquisitionCo and constitutes a valid and binding obligation of Boatmen's and AcquisitionCo enforceable against

Woodland Bancorp, Inc.
[        ], 19--
Page ---

Boatmen's and AcquisitionCo in
accordance with its terms, subject to the provisions of bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforceability of creditors' rights generally from time to time in effect, and equitable principles relating to the granting of specific performance and other equitable remedies as a matter of judicial discretion.

      4. The shares of Boatmen's Common that are to be issued to the stockholders of Company pursuant to the Merger have been duly authorized and, when so issued in accordance with the terms of the Agreement, will be validly issued and outstanding, fully paid and nonassessable.

      5. Neither the execution and the delivery by Boatmen's and AcquisitionCo of the Agreement, nor consummation of the transactions contemplated by the Agreement will, to the best of our knowledge, conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify or cancel, or violate, any provision of Boatmen's or AcquisitionCo's respective articles of incorporation or bylaws, or any statute, regulation, rule, judgment, order or decree binding upon Boatmen's or AcquisitionCo which would be materially adverse to the business of Boatmen's and its subsidiaries taken as a whole.

      6. To the best of our knowledge, no consent, approval, order or authorization of, or registration, declaration or filing with or without notice to, any court, administrative agency or commission or other governmental authority or instrumentality, domestic or foreign, or any other person or entity is required to be obtained or made by or with respect to Boatmen's or AcquisitionCo in connection with the execution and delivery of the Agreement or the consummation by Boatmen's and AcquisitionCo of the transactions contemplated by the Agreement which has not been obtained or made.

      7. To the best of our knowledge, there is no material litigation, claim or other proceeding pending or threatened against Boatmen's or any of its subsidiaries which if adversely determined would have a material adverse effect on the business of Boatmen's and its subsidiaries taken as a whole.

      The opinions expressed above are subject to the following qualifications and exceptions: (a) our opinion in paragraph 1 as to the valid existence of Boatmen's is based solely on the Certificate issued the Missouri Secretary of State dated ----------, 19--; (b) our opinion in paragraph 2 as to the valid existence of AcquisitionCo is based solely on the Certificate issued by the Missouri Secretary of State dated
- ---------------, 19--; and (c) all references to "the best of our knowledge" and similar references contained herein refer only to the knowledge of the attorneys of this firm who have participated in the transactions contemplated by the Agreement and consultation with the officers of Company.

      We are members of the Bar of the State of Missouri. The foregoing opinion is based on and is limited to the laws of the State of Missouri and relevant law of the United States of America, and we render no opinion with respect to the laws of any other jurisdiction.

      This opinion is furnished to you by us as counsel to Boatmen's and AcquisitionCo and is intended solely for your benefit. Without our prior written consent, this opinion may not be (a) relied upon by you for any other purpose, (b) relied upon by any other person or entity for any purpose, or (c) copied

Woodland Bancorp, Inc.
[        ], 19--
Page ---
or reproduced, quoted, referred to, disseminated or made available to any other person or entity or with or in any document, report or financial statement.

                                LEWIS, RICE & FINGERSH

                                                        EXHIBIT 4.08
                                                        ------------

                         ---------------, 19----


Boatmen's Bancshares, Inc.
One Boatmen's Plaza
800 Market Street
St. Louis, Missouri  63101

      Re: Agreement and Plan of Merger, dated as of November 6, 1993 (the "Merger Agreement"), by and among Boatmen's Bancshares, Inc. ("Boatmen's"), Boatmen's Oklahoma, Inc., and Woodland Bancorp, Inc. (the "Company")

Gentlemen:

      I have been advised that I may be deemed to be an affiliate of the Company, as that term is defined for purposes of paragraphs (c) and (d) of Rule 145 ("Rule 145") of the Rules and Regulations of the Securities and Exchange Commission (the "Commission") promulgated under the Securities Act of 1933, as amended (the "Securities Act").

      Pursuant to the terms and conditions of the Merger Agreement, each share of common stock of the Company owned by me as of the effective time of the merger contemplated by the Merger Agreement (the "Merger") may be converted into the right to receive shares of common stock of Boatmen's and cash in lieu of any fractional share. As used in this letter, the shares of common stock of the Company owned by me as of --------------- (the date 30 days prior to the anticipated effective time of the Merger) are referred to as the "Pre-Merger Shares" and the shares of common stock of Boatmen's which may be received by me in the Merger in exchange for my Pre-Merger Shares are referred to as the "Post-Merger Shares." This letter is delivered to Boatmen's pursuant to Section 4.08 of the Merger Agreement.

      A.   I represent and warrant to Boatmen's and agree that:

           1. I shall not make any sale, transfer or other disposition of the Post-Merger Shares I receive pursuant to the Merger in violation of the Securities Act or the Rules and Regulations of the Commission promulgated thereunder.

           2. I understand that the issuance of the Post-Merger Shares to me pursuant to the Merger will be registered with the Commission under the Securities Act. I also understand that because I may be deemed an "affiliate" of Company and because any distributions by me of the Post-Merger Shares will not be registered under the Securities Act, such Post-Merger Shares must be held by me unless (i) the sale, transfer or other distribution has been registered under the Securities Act, (ii) the sale, transfer or other distribution of such Post-Merger Shares is made in accordance with the provisions of Rule 145, or (iii) in the opinion of counsel acceptable to Boatmen's some other exemption from registration under the Securities Act is available with respect to any such proposed distribution, sale, transfer or other disposition of such Post-Merger Shares.

Boatmen's Bancshares, Inc.
- -------------------, 19--
Page 2

           3. In no event will I sell the Pre-Merger Shares or the Post-Merger Shares, as the case may be, or otherwise transfer or reduce my risk relative to the Pre-Merger Shares or Post-Merger Shares, as the case may be, during the period beginning 30 days prior to the date on which the Merger is consummated and ending on the date that Boatmen's has published financial results covering at least 30 days of the combined operations of Boatmen's and the Company.

      B.   I understand and agree that:

           1. Stop transfer instructions will be issued with respect to the Post-Merger Shares and there will be placed on the certificates representing such Post-Merger Shares, or any certificate delivered in substitution therefor, a legend stating in substance:

           "The shares represented by this Certificate were issued in a transaction to which Rule 145 under the Securities Act of 1933, as amended, applied. The shares represented by this certificate may be transferred only in accordance with the terms of a letter agreement dated ------------, 19--, by the registered holder in favor of Boatmen's Bancshares, Inc., a copy of which agreement is on file at the principal offices of Boatmen's Bancshares, Inc."

           2. Unless the transfer by me of Post-Merger Shares is a sale made in compliance with the provisions of Rule 145(d) or made pursuant to an effective registration statement under the Securities Act, Boatmen's reserves the right to place the following legend on the Certificates issued to my transferee:

           "The shares represented by this Certificate have not been registered under the Securities Act of 1933, as amended, and were acquired from a person who received such shares in a transaction to which Rule 145 under the Securities Act of 1933, as amended, applied. The shares have not been acquired by the holder with a view to, or for resale in connection with, any distribution thereof within the meaning of the Securities Act of 1933, as amended, and may not be sold, pledged or otherwise transferred unless the shares have been registered under the Securities Act of 1933, as amended, or an exemption from registration in available."

      I understand and agree that the legends set forth in paragraphs 1 and 2 above shall be removed by delivery of substitute Certificates without any legend if I deliver to Boatmen's a copy of a letter from the staff of the Commission, or an opinion of counsel in form and substance satisfactory to Boatmen's, to the effect that no such legend is required for the purpose of the Securities Act.

      I have carefully read this letter and the Merger Agreement and understand the requirements of each and the limitations imposed upon the distribution, sale, transfer or other disposition of Pre-Merger Shares or Post-Merger Shares by me.


                                Very truly yours,

                                                        EXHIBIT 7.08
                                                        ------------

                               INDEX GROUP
                               -----------
NAME                                                      WEIGHTING FACTORS
- ----                                                      -----------------
BancOne Corp.                                                    15.29%
Bancorp Hawaii, Inc.                                              2.34%
CoreStates Financial Corp.                                        4.06%
First Bank System, Inc.                                           3.68%
First Fidelity Bancorporation                                     4.05%
Firstar Corporation                                               2.70%
Fleet/Norstar Financial Group, Inc.                               6.07%
Huntington Bancshares Incorporated                                2.11%
Meridian Bancorp, Inc.                                            1.93%
Comerica                                                          3.88%
NBD Bancorp, Inc.                                                 5.78%
Northern Trust Corporation                                        3.05%
Norwest Corporation                                               8.19%
PNC Financial Corp.                                               9.07%
Republic New York Corporation                                     3.62%
State Street Boston Corporation                                   4.02%
SunTrust Banks, Inc.                                              8.20%
U.S. Bancorp                                                      3.56%
Wachovia Corporation                                              8.39%
                                                                -------
                          Total:                                100.00%

                                                                      EXHIBIT B

   EXCERPTS OF OKLAHOMA GENERAL CORPORATION ACT (APPRAISAL RIGHTS)

       1091 APPRAISAL RIGHTS.

       A. Any shareholder of a corporation of this state who holds shares of stock on the date of the making of a demand pursuant to the provisions of subsection D of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with the provisions of subsection D of this section and who had neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to the provisions of Section 1073 of this title shall be entitled to an appraisal by the district court of the fair value of his shares of stock under the circumstances described in subsections B and C of this section. As used in this section, the word "shareholder" means a holder of record of stock in a stock corporation and also a member of record of a non-stock corporation; the words "stock" and "share" mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a non-stock corporation. The provisions of this subsection shall be effective only with respect to mergers or consolidations consummated pursuant to an agreement of merger or consolidation entered into after November 1, 1988.

       B.    1.     Except as otherwise provided for in this subsection,
appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation or of the acquired corporation in a share acquisition, to be effected pursuant to the provisions of Sections 1081, 1082, 1086, 1087, or 1091.1 of this title or
Section 12 of this act.

       2.    a.     No appraisal rights under this section shall be
available for the shares of any class or series of stock which, at the record date fixed to determine the shareholders entitled to receive notice of and to vote at the meeting of shareholders to act upon the agreement of a merger or consolidation, were either:

                    (1)   listed on a national securities exchange; or

                    (2) held of record by more than two thousand shareholders.

             b. In addition, no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the shareholders of the surviving corporation as provided for in subsection F of Section 1081 of this title.

       3. Notwithstanding the provisions of paragraph 2 of this subsection, appraisal rights provided for in this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to the provisions of Section 1081, 1082, 1086 or 1087 of this title to accept for such stock anything except:

             a. shares of stock of the corporation surviving or resulting from such merger or consolidation; or

             b. shares of stock of any other corporation which at the effective date of the merger or consolidation will be either listed on a national securities exchange or held of record by more than two thousand shareholders; or

             c. cash in lieu of fractional shares of the corporations described in subparagraphs a and b of this paragraph; or

             d. any combination of the shares of stock and cash in lieu of the fractional shares described in subparagraphs a, b and c of this paragraph.

       4. In the event all of the stock of a subsidiary Oklahoma corporation party to a merger effected pursuant to the provisions of Section 1083 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Oklahoma corporation.

       C. Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class of series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections D and E of this section, shall apply as nearly as is practicable.

       D.    Appraisal rights shall be perfected as follows:

        1. If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of shareholders, the corporation, not less than twenty (20) days prior to the meeting, shall notify each of its shareholders entitled to such appraisal rights that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each shareholder electing to demand the appraisal of the shares of the shareholder shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of the shares of the shareholder.
Such demand will be sufficient if it reasonably informs the corporation of the identity of the shareholder and that the shareholder intends thereby to demand the appraisal of the shares of the shareholder. A proxy or vote against the merger or consolidation shall not constitute such a demand. A shareholder electing to take such action must do so by a separate written demand as herein provided. Within ten (10) days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each shareholder of each constituent corporation who has complied with the provisions of this subsection and has not voted in favor of or consented to the merger or consolidation as of the date that the merger or consolidation has become effective; or

        2. If the merger or consolidation was approved pursuant to the provisions of Section 1073 or 1083 of this title, the surviving or resulting corporation, either before the effective date of the merger or consolidation or within ten (10) days thereafter, shall notify each of the shareholders entitled to appraisal rights of the effective date of the merger or consolidation and that appraisal rights are available for any or all of the shares of the constituent corporation, and shall include in such notice a copy of this section. The notice shall be sent by certified or registered mail, return receipt requested, addressed to the shareholder at the address of the shareholder as it appears on the records of the corporation. Any shareholder entitled to appraisal rights may, within twenty (20) days after the date of mailing of the notice, demand in writing from the surviving or resulting corporation the appraisal of the shares of the shareholder. Such demand will be sufficient if it reasonably informs the corporation of the identity of the shareholder and that the shareholder intends to demand the appraisal of the shares of the shareholder.

       E. Within one hundred twenty (120) days after the effective date of the merger or consolidation, the surviving or resulting corporation or any shareholder who has complied with the provisions of subsections A and D of this section and who is otherwise entitled to appraisal rights, may file a petition in district court demanding a determination of the value of the stock of all such shareholders. Provided, however, at any time within sixty (60) days after the effective date of the merger or consolidation, any shareholder shall have the right to withdraw the demand of the shareholder for appraisal and to accept the terms offered upon the merger or consolidation. Within one hundred twenty (120) days after the effective date of the merger or consolidation, any shareholder who has complied with the requirements of subsections A and D of this section, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the shareholder within ten (10) days after the shareholder's written request for such a statement is received by the surviving or resulting corporation or within ten (10) days after expiration of the period for delivery of demands for appraisal pursuant to the provisions of subsection D of this section, whichever is later.

       F. Upon the filing of any such petition by a shareholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which, within twenty (20) days after such service, shall file in the office of the court clerk of the district court in which the petition was filed a duly verified list containing the names and addresses of all shareholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The court clerk, if so ordered by the court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the shareholders shown on the list at the addresses therein stated. Such notice shall also be given by one or more publications at least one (1) week before the day of the hearing, in a newspaper of general circulation published in the City of Oklahoma City, Oklahoma, or such publication as the court deems advisable. The forms of the notices by mail and by publication shall be approved by the court, and the costs thereof shall be borne by the surviving or resulting corporation.

       G. At the hearing on such petition, the court shall determine the shareholders who have complied with the provisions of this section and who have become entitled to appraisal rights. The court may require the shareholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the court clerk for notation thereon of the pendency of the appraisal proceedings; and if any shareholder fails to comply with such direction, the court may dismiss the proceedings as to such shareholder.

       H. After determining the shareholders entitled to an appraisal, the court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the court shall take into account all relevant factors. In determining the fair rate of interest, the court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any shareholder entitled to participate in the appraisal proceeding, the court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the shareholder entitled to an appraisal. Any shareholder whose name appears on the list filed by the surviving or resulting corporation pursuant to the provisions of subsection F of this section and who has submitted the certificates of stock of the shareholder to the court clerk, if such is required, may participate fully in all proceedings until it is finally determined that the shareholder is not entitled to appraisal rights pursuant to the provisions of this section.

       I. The court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the shareholders entitled thereto.
Interest may be simple or compound, as the court may direct.
Payment shall be so made to each such shareholder, in the case of holders of uncertificated stock immediately, and in the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The court's decree may be enforced as other decrees in the district court may be enforced, whether such surviving or resulting corporation be a corporation of this state or of any other state.

       J. The costs of the proceeding may be determined by the court and taxed upon the parties as the court deems equitable in the circumstances. Upon application of a shareholder, the court may order all or a portion of the expenses incurred by any shareholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney's fees and the fees and expenses of experts, to be charged pro rata against the value of all of the shares entitled to an appraisal.

       K. From and after the effective date of the merger or consolidation, no shareholder who has demanded the appraisal rights of the shareholder as provided for in subsection D of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock, except dividends or other distributions payable to shareholders of record at a date which is prior to the effective date of the merger or consolidation; provided, however, that if no petition for an appraisal shall be filed within the time provided for in subsection E of this section, or if such shareholder shall deliver to the surviving or resulting corporation a written withdrawal of the shareholder's demand for an appraisal and an acceptance of the merger or consolidation, either within sixty (60) days after the effective date of the merger or consolidation as provided for in subsection E of this section or thereafter with the written approval of the corporation, then the right of such shareholder to an appraisal shall cease. Provided, however, no appraisal proceeding in the district court shall be dismissed as to any shareholder without the approval of the court, and such approval may be conditioned upon such terms as the court deems just.

       L. The shares of the surviving or resulting corporation into which the shares of such objecting shareholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation. (Last amended by H.B. 2336, L. '90, eff. 9-1-90.)

                                        PART II

                       INFORMATION NOT REQUIRED IN PROSPECTUS


ITEM 20.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

       Section 351.355(1) and (2) of The General and Business Corporation Law of the State of Missouri provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful, except that, in the case of an action or suit by or in the right of the corporation, the corporation may not indemnify such persons against judgments and fines and no person shall be indemnified as to any claim, issue or matter as to which such person shall have been adjudged to be liable for negligence or misconduct in the performance of his duty to the corporation, unless and only to the extent that the court in which the action or suit was brought determines upon application that such person is fairly and reasonably entitled to indemnity for proper expenses.
Section 351.355(3) provides that, to the extent that a director, officer, employee or agent of the corporation has been successful in the defense of any such action, suit or proceeding or any claim, issue or matter therein, he shall be indemnified against expenses, including attorney's fees, actually and reasonably incurred in connection with such action, suit or proceeding. Section 351.355(7) provides that a Missouri corporation may provide additional indemnification to any person indemnifiable under subsection (1) or (2), provided such additional indemnification is authorized by the corporation's articles of incorporation or an amendment thereto or by a shareholder-approved bylaw or agreement, and provided further that no person shall thereby be indemnified against conduct which was finally adjudged to have been knowingly fraudulent, deliberately dishonest or willful misconduct. Article XIII of the Restated Articles of Incorporation of registrant provides that registrant shall extend to its directors and certain of its executive officers the indemnification specified in subsections (1) and (2) and the additional indemnification authorized in subsection (7) and that it may extend to other officers, employees and agents such indemnification and additional indemnification.

       Pursuant to a policy of directors' and officers' liability insurance, with total annual limits of $55 million, registrant's officers and directors are insured, subject to the limits, retention, exceptions and other terms and conditions of such policy, against liability for any actual or alleged error, misstatement, misleading statement, act or omission, or neglect or breach of duty by the directors or officers of registrant in the discharge of their duties solely in their capacity as directors or officers of registrant, individually or collectively, or any matter claimed against them solely by reason of their being directors or officers of registrant.

ITEM 21.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

       (a)   The following exhibits are filed as part of this Registration
Statement:

             (2)(a)       Agreement and Plan of Merger, dated
                          November 6, 1993, by and among Woodland
                          Bancorp, Inc., Boatmen's Bancshares, Inc. and Boatmen's Oklahoma, Inc. (Exhibit A to
                          Prospectus/Proxy Statement)

             (5)          Opinion of Lewis, Rice & Fingersh re legality;

             (8) Opinion of Lewis, Rice & Fingersh re federal income tax consequences;

             (23)(a)      Consent of Ernst & Young;

             (23)(b)      Consent of Ernst & Young;

             (23)(c) Consent of Lewis, Rice & Fingersh (in opinion re legality);

             (23)(d) Consent of Lewis, Rice & Fingersh (in opinion re federal income tax consequences);

             (24)         Powers of Attorney;

             (99)(a)      Form of Proxy Card;

             (99)(b) Form of Letter to Shareholders to Accompany Prospectus/Proxy Statement;

             (99)(c)      Notice of Special Meeting;

             (99)(d) Excerpts of the Oklahoma General Corporation Act (Appraisal Rights) (Exhibit B to
                          Prospectus/Proxy Statement).

             The following exhibits are incorporated herein by reference:

             (3)(a)       Restated Articles of Incorporation of
                          Boatmen's Bancshares, Inc.;

             (3)(b)       Amended By-laws of Boatmen's Bancshares, Inc.;

             (4) Rights Agreement, dated as of August 14, 1990, of Boatmen's Bancshares, Inc.;

                          Note: No long-term debt instrument issued by Boatmen's Bancshares, Inc. exceeds 10% of the consolidated total assets of Boatmen's Bancshares, Inc. and its subsidiaries. In accordance with paragraph 4(iii) of Item 601 of Regulation S-K, Boatmen's Bancshares, Inc. will furnish to the S.E.C. upon request copies of long-term debt instruments and related agreements.

       (b) No financial statement schedules are required to be filed herewith pursuant to Item 21(b) or (c) of this Form.

ITEM 22.  UNDERTAKINGS.

       (1)   The undersigned Registrant hereby undertakes as follows:
That prior to any public reoffering of the securities registered hereunder through the use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.

       (2) The undersigned Registrant undertakes that every prospectus (i) that is filed pursuant to paragraph (1) immediately preceding, or (ii) that purports to meet the requirements of
Section 10(a)(3) of the Securities Act of 1933, as amended, and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, as amended, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

       (3) The undersigned Registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this Form, within one business day of receipt of such request, and to send the incorporated document by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

       (4) The undersigned Registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

       (5) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, as amended, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934, as amended (and, where applicable, each filing of an employee benefit plan's annual report pursuant to
Section 15(d) of the Securities Exchange Act of 1934, as amended) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

       (6) Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions (see Item 20 --
Indemnification of Directors and Officers), or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy expressed in the Securities Act of 1933, as amended, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the act and will be governed by the final adjudication of such issue.

                       SIGNATURES



       Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Amendment No. 1 to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of St. Louis, State of Missouri, on February 1, 1994.


                                 BOATMEN'S BANCSHARES, INC.



                                 By    /s/ ANDREW B. CRAIG, III
                                    ------------------------------------
                                    Andrew B. Craig, III
                                    Chairman of the Board, President and
                                    Chief Executive Officer



       Pursuant to the requirements of the Securities Act of 1933, as amended, this Amendment No. 1 to Registration Statement has been signed by the following persons in the capacities indicated on February 1, 1994.


    /s/ ANDREW B. CRAIG, III             Chairman of the Board, President
- ------------------------------------
        Andrew B. Craig, III             and Chief Executive
                                         Officer (principal executive
                                         officer)


    /s/ JAMES W. KIENKER                 Executive Vice President and Chief
- ------------------------------------
          James W. Kienker               Financial Officer (principal financial
                                         and accounting officer)


                 *                       Vice Chairman and Director
- ------------------------------------
        Samuel B. Hayes, III


                 *                       Vice Chairman and Director
- ------------------------------------
        John Peters MacCarthy


                 *                       Director
- ------------------------------------
         Richard L. Battram


                 *                       Director
- ------------------------------------
       B. A. Bridgewater, Jr.


                 *                       Director
- ------------------------------------
        William E. Cornelius


                 *                       Director
- ------------------------------------
            Ilus W. Davis

                 *                       Director
- ------------------------------------
           Michael G. Fitt


                 *                       Director
- ------------------------------------
         John E. Hayes, Jr.


                 *                       Director
- ------------------------------------
            Ike Kalangis



- ------------------------------------     Director
           Lee M. Liberman


                 *                       Director
- ------------------------------------
          William E. Maritz


                 *                       Director
- ------------------------------------
          Andrew E. Newman


                 *                       Director
- ------------------------------------
           Jerry E. Ritter


                 *
- ------------------------------------     Director
         William P. Stiritz


                 *                       Director
- ------------------------------------
           Albert E. Suter


                 *                       Director
- ------------------------------------
        Dwight D. Sutherland


                 *                       Director
- ------------------------------------
        Theodore C. Wetterau


      /s/ JAMES W. KIENKER
- ------------------------------------
          *Attorney-in-fact

                INDEX TO EXHIBITS
Number                                 Exhibit
- -----                                  -------
(2)(a)            Agreement and Plan of Merger, dated
                  November 6, 1993, by and among Woodland
                  Bancorp, Inc., Boatmen's Bancshares,
                  Inc. and Boatmen's Oklahoma, Inc., is
                  attached as Exhibit A to the
                  Prospectus/Proxy Statement.

(3)(a)            Restated Articles of Incorporation of
                  Boatmen's Bancshares, Inc. is
                  incorporated by reference from the
                  Boatmen's Bancshares, Inc. Registration
                  Statement on Form S-8 (Registration
                  Statement No. 33-50451).

(3)(b)            Amended By-laws of Boatmen's
                  Bancshares, Inc. is incorporated by
                  reference from the Boatmen's
                  Bancshares, Inc. Registration Statement
                  on Form S-4 (Registration Statement No.
                  33-50159).

(4) Rights Agreement, dated as of August 14, 1990, of Boatmen's Bancshares, Inc., is incorporated herein by reference from the Boatmen's
                  Bancshares, Inc. Registration Statement on Form
                  8-A, dated August 14, 1990.

(5)               Opinion of Lewis, Rice & Fingersh re legality.*

(8)               Opinion of Lewis, Rice & Fingersh re
                  federal income tax consequences.

(23)(a)           Consent of Ernst & Young.

(23)(b)           Consent of Ernst & Young.

(23)(c) Consent of Lewis, Rice & Fingersh (in opinion re legality).

(23)(d) Consent of Lewis, Rice & Fingersh (in opinion re federal income tax consequences).

(24)              Powers of Attorney.*

(99)(a)           Form of Proxy Card.*

(99)(b)           Form of Letter to Shareholders to Accompany
                  Prospectus/Proxy Statement.

(99)(c)           Form of Notice of Special Meeting.

(99)(d)           Excerpts of the Oklahoma General Corporation Act
                 (Appraisal Rights)
                 (Exhibit B to Prospectus/Proxy Statement).

- ---------------------
*Previously filed.

